UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2012

Dear Fellow Stockholders:

Please join us for AOL Inc.’s Annual Meeting of Stockholders on June 14, 2012, at 9:00 a.m. (Eastern Time) at Boston University, School of Management Building, West Entrance, Metcalf Trustee Ballroom, One Silber Way, Boston, Massachusetts 02215.

Enclosed with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. Also included are a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of our Board of Directors. We also will report at the Annual Meeting on matters of current interest to our stockholders.

Your vote will be especially important at the Annual Meeting. As you may have heard, Starboard Value LP (together with its affiliates and related parties, “Starboard”) has filed a preliminary proxy statement indicating that it intends to nominate at least three nominees for election as directors at the Annual Meeting in opposition to our Board of Directors’ recommended nominees.

The Board of Directors unanimously recommends that you vote FOR the election of each of our Board of Directors’ nominees. The Board of Directors strongly urges you not to sign or return any proxy card sent to you by Starboard. If you have previously submitted a proxy card sent to you by Starboard, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

Thank you for your continued support of AOL Inc.

Sincerely,

Tim Armstrong

Chairman and Chief Executive Officer

PROXY VOTING METHODS

If you were a stockholder of record at the close of business on April 18, 2012, you may vote your shares by proxy through the internet, by telephone or by mail, or you may vote in person at our Annual Meeting of Stockholders to be held on June 14, 2012 (the “Annual Meeting”). If at the close of business on April 18, 2012 you held shares through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or nominee, which may be done over the internet, by telephone or by mail. We encourage you to vote through the internet or by telephone, both of which you may do 24 hours a day, 7 days a week. You may change your vote or revoke your proxy at the time and in the manner described on page 4 of the Proxy Statement.

If you own your shares directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company N.A., proxies submitted via the internet or by telephone must be received by our independent tabulation agent by 11:59 p.m. Eastern Time, on Wednesday, June 13, 2012.

If you hold shares through a bank, broker or other nominee, voting instructions submitted over the internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, June 13, 2012.

Proxies or voting instructions submitted by mail should be returned in the envelope provided to you with your WHITE proxy card or voting instruction form, and must be received no later than 9:00 a.m., Eastern Time, on Thursday, June 14, 2012.

To vote by proxy:

BY INTERNET

•	If you have internet access, by submitting the proxy following the instructions included on your WHITE proxy card.

BY TELEPHONE

•	By submitting the proxy following the telephone voting instructions included on your WHITE proxy card.

BY MAIL

•	Mark your selections on your WHITE proxy card.

•	Date and sign your name exactly as it appears on your WHITE proxy card.

•	Mail your WHITE proxy card in the postage-paid envelope that is provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

AOL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (Eastern Time) on Thursday, June 14, 2012

PLACE	Boston University, School of Management Building, West Entrance, Metcalf Trustee Ballroom, One Silber Way, Boston, Massachusetts 02215

ITEMS OF BUSINESS	1. To elect eight director nominees.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

3. To approve, on an advisory basis, the Company’s executive compensation.

4. To approve the Amended and Restated AOL Inc. 2010 Stock Incentive Plan.

5. To approve the AOL Inc. 2012 Employee Stock Purchase Plan.

6. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on April 18, 2012.

VOTING BY PROXY	You may vote your shares via the internet, by telephone or by completing, signing, dating and promptly returning the enclosed WHITE proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the enclosed WHITE proxy card. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or nominee.

Please note that Starboard Value LP (together with its affiliates and related parties, “Starboard”) has filed a preliminary proxy statement indicating that it intends to nominate at least three nominees for election as directors at the Annual Meeting in opposition to our Board of Directors’ recommended nominees. The Board of Directors does not endorse the election of any Starboard nominee. You may receive solicitation materials from Starboard, including proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements Starboard may make.

The Board of Directors unanimously recommends that you vote FOR the election of each of our Board of Directors’ nominees. Our Board of Directors strongly urges you not to sign or return any proxy card sent to you by Starboard. If you have previously submitted a proxy card sent to you by Starboard, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement

are being distributed to stockholders beginning on or about April 25, 2012.

i

ii

AOL INC.

770 Broadway

New York, New York 10003

Telephone: (212) 652-6400

PROXY STATEMENT

Annual Meeting of Stockholders

June 14, 2012

9:00 a.m. (Eastern Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have distributed these proxy materials to you beginning on or about April 25, 2012 in connection with the solicitation by the Board of Directors (the “Board”) of AOL Inc. (the “Company,” “AOL,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Stockholders to be held at Boston University, School of Management Building, West Entrance, Metcalf Trustee Ballroom, One Silber Way, Boston, Massachusetts 02215 on June 14, 2012 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. If at the close of business on April 18, 2012 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to vote your shares and attend the meeting.

There are five proposals scheduled to be voted on at the Annual Meeting:

•	Election of eight director nominees.

•	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2012.

•	Approval, on an advisory basis, of the Company’s executive compensation.

•	Approval of the Amended and Restated AOL Inc. 2010 Stock Incentive Plan (the “Stock Incentive Plan”).

•	Approval of the AOL Inc. 2012 Employee Stock Purchase Plan (the “ESPP”).

Has the Company been notified that a stockholder intends to propose its own director nominees at the Annual Meeting in opposition to the Board of Director’s nominees?

Yes. Starboard Value LP (together with its affiliates and related parties, “Starboard”) has filed a preliminary proxy statement indicating that it intends to nominate at least three nominees for election as directors at the Annual Meeting in opposition to our Board of Directors’ recommended nominees. Our Board unanimously recommends that you vote FOR the election of each of our Board’s eight nominees by using the WHITE proxy card accompanying this Proxy Statement. Our Board strongly urges you not to sign or return any proxy card sent to you by Starboard.

Who is entitled to vote?

Stockholders as of the close of business on April 18, 2012 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 93,451,510 shares of our common stock outstanding and entitled to vote. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

What constitutes a quorum?

A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not have discretionary authority to vote your shares on any proposals at the Annual Meeting. As a result, your shares will not be voted on any proposal (resulting in a “broker non-vote”) and will not be counted as present and entitled to vote for purposes of determining a quorum.

How many votes are required to approve each proposal?

Starboard has filed a preliminary proxy statement indicating that it intends to nominate at least three nominees for election as directors at the Annual Meeting in opposition to the Board’s recommended nominees. As a result, the election of directors is considered a contested election as defined in the Company’s amended and restated by-laws. This means that, although the Company does not know whether Starboard will in fact nominate any individuals for election as directors at the Annual Meeting, the eight nominees receiving the largest pluralities of the votes cast will be elected at the Annual Meeting.

Any other proposal requires the affirmative vote of a majority of the voting power of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon. In addition, with respect to approval of the Stock Incentive Plan and approval of the ESPP, NYSE rules require that the total votes cast also represent over 50% of all shares entitled to vote on the proposal.

How are votes counted?

Only votes cast “FOR” a nominee will be counted in the election of directors. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will not count as votes cast “FOR” a director nominee. Therefore, withheld votes and broker non-votes will have no direct effect on the outcome of the election of directors.

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on each of the other proposals. Neither an abstention nor a broker non-vote will count as voting with respect to the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal. If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “How does the Board recommend that I vote?” and in accordance with the discretion of the persons named on the WHITE proxy card (the “proxyholders”) with respect to any other matters that may be voted upon at the Annual Meeting.

Who will count the vote?

An independent inspector of election will receive and tabulate the proxies and certify the results.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares on your WHITE proxy card:

•	“FOR” the election of the eight director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

•	“FOR” the approval of the Amended and Restated AOL Inc. 2010 Stock Incentive Plan.

•	“FOR” the approval of the AOL Inc. 2012 Employee Stock Purchase Plan.

The Board strongly urges you not to sign or return any proxy card sent to you by Starboard.

What should I do with the proxy cards sent to me by Starboard?

Starboard has filed a preliminary proxy statement indicating that it intends to propose its own director nominees for election at the Annual Meeting. The Company does not know whether Starboard will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies for that purpose. Nominations made by Starboard have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Starboard or any other statements that they may otherwise make.

Our Board unanimously recommends that you disregard any proxy card that may be sent to you by Starboard. Voting against Starboard’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote against Starboard’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Starboard, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions on page 4. If you have any questions or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc. toll free at (800) 322-2885 or directly at (212) 929-5500.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included on the WHITE proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the WHITE proxy card.

•

By Mail—By completing, signing and dating the enclosed WHITE proxy card where indicated and by mailing or otherwise returning the WHITE proxy card in the envelope provided to you. You should sign your name exactly as it appears on the WHITE proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote via the internet, by telephone or by mail by submitting a WHITE voting instruction form.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 13, 2012 for the voting of shares held by stockholders of record and for the voting of shares held in street name.

Mailed WHITE proxy cards or voting instruction forms should be returned in the envelope provided to you with your WHITE proxy card or voting instruction form, and must be received by 9:00 a.m. (Eastern Time) on June 14, 2012. Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed WHITE proxy card. Please vote promptly.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of stock ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. You may obtain directions to the Annual Meeting by contacting our Corporate Secretary via email at corporatesecretary@teamaol.com, via telephone at (212) 652-6450, via fax at (703) 466-9813 or via mail to AOL Inc., 770 Broadway, New York, New York 10003.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance via the internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one WHITE proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card or, if you vote via the internet or telephone, vote once for each WHITE proxy card you receive.

If Starboard proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board of Directors then you should only submit WHITE proxy cards.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via the internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 13, 2012;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you have previously signed a proxy card sent to you by Starboard, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying post-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Submitting a proxy card sent to you by Starboard will revoke votes you have previously made via the Company’s WHITE proxy card.

Only the latest validly executed proxy that you submit will be counted.

Do I need a ticket to be admitted to the Annual Meeting?

No, although only stockholders may attend the Annual Meeting. To obtain admission to the Annual Meeting, you must register in advance by emailing corporatesecretary@teamaol.com, by calling (212) 652-6450 or by faxing (703) 466-9813. You may bring one immediate family member as a guest. Please register by June 11, 2012. Please include the following information in your email, voicemail or fax:

•	your name and mailing address;

•	whether you need special assistance at the Annual Meeting;

•	the name of your immediate family member guest, if one will accompany you; and

•

if your shares are held for you in the name of your bank, broker or other nominee, evidence of your stock ownership (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement) as of April 18, 2012.

In addition, we may establish additional or different rules and regulations for admission into and the conduct of the Annual Meeting.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders and guests must present a government-issued form of identification in order to be admitted to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies on behalf of the Company. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to solicit proxies. We have paid MacKenzie Partners, Inc. a retainer fee of $60,000. We also expect to pay MacKenzie Partners, Inc. additional professional fees, plus reasonable expenses, for their services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2012.

The Proxy Statement and Annual Report are available at http://corp.aol.com/proxymaterials.

BACKGROUND OF THE SOLICITATION

On December 21, 2011, Starboard publicly disclosed a letter to the Board, stating, among other things, that they believed the Company’s shares were undervalued. The Company issued a statement on December 21, 2011 in response to Starboard’s letter stating that the Board and management remain firmly committed to creating value for all stockholders and will continue to aggressively execute on the Company’s strategy. On January 13, 2012, the Company’s Chief Executive Officer (the “CEO”) Tim Armstrong, Chief Financial Officer (the “CFO”) Arthur Minson, and Lead Independent Director Fredric Reynolds and Eoin Ryan, Vice President, Investor Relations, met with Jeffrey Smith, the Managing Member of Starboard, to discuss the Company’s business and strategy. During this meeting, the Company representatives highlighted a number of incorrect and misleading statements in Starboard’s December 21, 2011 letter. On January 26, 2012, Mr. Smith and Mr. Reynolds had a lunch meeting to continue discussing the Company’s business and strategy.

On February 7, 2012, Messrs. Armstrong, Reynolds and Ryan met with Mr. Smith and during that meeting, Mr. Smith stated that Starboard wanted to designate directors to the Board, including Mr. Smith himself. In an effort to find an amicable resolution to Starboard’s concerns and avoid a costly proxy fight, on February 10, 2012 and in several subsequent telephone conversations, Mr. Reynolds told Mr. Smith that the Board would agree to nominate two new independent directors that were mutually agreeable to the Company and Starboard. Mr. Smith reiterated that Starboard wanted to have a direct representative on the Board.

On February 15, 2012, Mr. Smith notified Mr. Reynolds that Starboard had passed the 5.0% ownership threshold of common stock of the Company and would be filing a Schedule 13D the next day. On February 16, 2012, Starboard filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing ownership of approximately 5.1% of the outstanding shares of Company common stock. On the morning of February 24, 2012, Mr. Reynolds contacted Mr. Smith to discuss a potential settlement, but Mr. Smith did not respond to Mr. Reynolds’ calls until later that day, after Starboard had publicly released a letter to the Board and submitted notice that it would be nominating up to five nominees for election to the Board at the Annual Meeting. On February 24, 2012, the Company issued a statement in response to the Starboard letter.

On March 30, 2012, Starboard publicly released a letter to the Board commenting on, among other things, media reports that the Company was pursuing monetization of its patent portfolio. On March 30, 2012, the Company issued a statement in response to the Starboard letter stating that the Company has a plan that is beneficial for employees, customers and stockholders and the Company would continue to update investors as it executed that plan.

On April 9, 2012, the Company announced that it had entered into a definitive agreement with Microsoft Corporation (the “Patent Transaction”) with respect to the Company’s patent portfolio for $1.056 billion in cash and that it would return a significant portion of the proceeds from the Patent Transaction to stockholders. After the announcement, Mr. Reynolds contacted Mr. Smith to discuss whether the Company and Starboard could resolve its dispute in light of the Patent Transaction and Mr. Smith declined. On April 10, 2012, Starboard issued a letter to the Board stating, among other things, that the Patent Transaction did not sufficiently address its concerns. Later that same day, Mr. Smith contacted Mr. Reynolds to state that Starboard had reconsidered its position and would consider a settlement if the Company would commit to returning all of the proceeds of the Patent Transaction to stockholders and to achieving a specific profit amount for the fourth fiscal quarter of 2012. On April 11, 2012, Mr. Reynolds contacted Mr. Smith to inform him that for practical and legal reasons the Company could not commit to a specific profit amount for a future period but in the interests of a potential settlement the Company would commit to distribution of a significant portion of the proceeds from the Patent Transaction and to continue to reexamine its business strategies along the lines Starboard has suggested. On April 13, 2012, Mr. Smith sent a letter to Mr. Reynolds and the Board rejecting this potential settlement.

ITEM 1—ELECTION OF DIRECTORS

The Board, upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), unanimously nominated the eight director nominees listed below for election to the Board at the Annual Meeting. Each of the eight nominees currently serves as a member of the Board and was last elected by the stockholders at the 2011 Annual Meeting of Stockholders.

The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s eight nominees for Director. Starboard has filed a preliminary proxy statement indicating that it intends to nominate at least three nominees for election as directors at the Annual Meeting. As a result, the election of directors is considered a contested election as defined in the Company’s amended and restated by-laws, and the eight nominees receiving the largest pluralities of the votes cast will be elected.

The Board unanimously recommends that you disregard any proxy card that may be sent to you by Starboard. Voting against Starboard’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote against Starboard’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Starboard, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted. If you have any questions or need assistance voting, please call MacKenzie Partners, Inc. toll free at (800) 322-2885 or directly at (212) 929-5500.

Directors elected at the Annual Meeting will be elected to hold office until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, the proxyholders intend to vote the proxies held by them for the election of the eight nominees named below. The proxies cannot be voted for more than eight candidates for director. If any of the following eight nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the proxyholders may, among other things, vote for a substitute nominee chosen by the present Board to fill the vacancy. Set forth below are the principal occupation, business experience, qualifications, directorships and certain other information for each of the eight nominees as of April 1, 2012.

Nominees for Election as Directors

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

TIM ARMSTRONG Chairman and Chief Executive Officer AOL Inc. Director Since 2009 Age 41

Mr. Tim Armstrong has served as Chairman and Chief Executive Officer of AOL Inc. since April 2009. Prior to that, Mr. Armstrong served as President, Americas Operations of Google Inc., an internet search engine company. Mr. Armstrong joined Google Inc. in 2000 as Vice President, Advertising Sales, and in 2004 was promoted to Vice President, Advertising and Commerce and then in 2007 was named President, Americas Operations and Senior Vice President. As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Mr. Armstrong also was a co-founder and initial investor in Patch Media Corporation, a news, information and community platform business acquired by AOL in 2009. Before joining Google Inc., Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com Inc. from 1998 to 2000. Prior to that, he served as Director of Integrated Sales and Marketing at Starwave’s and Disney’s ABC/ESPN Internet Ventures. Mr. Armstrong started his career by co-founding and running a newspaper based in Boston, Massachusetts. Mr. Armstrong is a trustee of Lawrence Academy and is a current board member and former Chair of the Ad Council.

Mr. Armstrong brings to the Board extensive experience, expertise and background in internet marketing, sales and the interactive media industry gained from his former positions at Google Inc. He also possesses corporate leadership experience and extensive knowledge of our business gained from his position as Chief Executive Officer with responsibility for the day-to-day oversight of the Company’s business operations.

RICHARD DALZELL Former Senior Vice President and Chief Information Officer Amazon.com, Inc. Director since 2009 Age 54

Mr. Richard Dalzell was Senior Vice President and Chief Information Officer of Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997.

Mr. Dalzell brings to the Board extensive experience, expertise and background in internet information technology gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

KAREN DYKSTRA Former Chief Operating Officer and Chief Financial Officer Plainfield Direct Inc. Director since 2009 Age 53

Ms. Karen Dykstra is a former partner at Plainfield Asset Management LLC and was Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc. from 2006 until her retirement in 2010. Plainfield Asset Management LLC manages investment capital for institutions and high net worth individuals in the United States and abroad. Plainfield Direct Inc., a direct lending and investment business of Plainfield Asset Management, is now known as Plainfield Direct LLC. Prior to joining Plainfield, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc., a company that provides business outsourcing solutions, from 2003 to 2006. Ms. Dykstra serves on the boards of directors of Gartner, Inc. and Crane Co.

Ms. Dykstra brings to the Board extensive experience, expertise and background with regard to accounting and financial matters gained from her previous position as the Chief Financial Officer and director of Plainfield Direct, Inc. and her previous service as the Chief Financial Officer of Automatic Data Processing, Inc., as well as her service on the Audit Committees of Gartner, Inc. and Crane Co. She also possesses public company board experience gained from her service on the boards of directors of Gartner, Inc. and Crane Co.

ALBERTO IBARGÜEN President and Chief Executive Officer John S. and James L. Knight Foundation Director since 2011 Age 68

Mr. Alberto Ibargüen is the President and Chief Executive Officer of the John S. and James L. Knight Foundation, a private, independent foundation dedicated to the promotion of quality journalism, advancing media innovation and the arts. Before joining the Foundation in 2005, Mr. Ibargüen served in various positions at Knight-Ridder, Inc. from 1995 to 2005, as Chairman & Publisher of The Miami Herald (1998) and as Vice President of International Operations, The Miami Herald and Publisher of El Nuevo Herald. Mr. Ibargüen serves on the boards of directors of AMR Corporation and PepsiCo, Inc.

Mr. Ibargüen brings to the Board extensive experience, expertise and background with regard to media, journalism, and financial matters gained from his current position as the President and Chief Executive Officer of the John S. and James L. Knight Foundation and from his service in various positions at Knight-Ridder, Inc., in addition to his service on the Audit Committees of PepsiCo, Inc. and AMR Corporation. He also brings public company board experience gained from his service on the boards of directors of PepsiCo, Inc. and AMR Corporation.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

SUSAN LYNE Chair Gilt Groupe, Inc. Director since 2009 Age 61

Ms. Susan Lyne has served as the Chair of Gilt Groupe, Inc., an online fashion and luxury brand retailer, since September 2010. Previously, she was Gilt Groupe’s Chief Executive Officer from September 2008 to September 2010. Ms. Lyne served as President, Chief Executive Officer and director of Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, from 2004 to 2008. Prior to joining Martha Stewart Living, Ms. Lyne served in various positions at The Walt Disney Company, including President, ABC Entertainment from 2002 to 2004, Executive Vice President, Movies & Miniseries, ABC Entertainment from 1998 to 2002, and Executive Vice President, Acquisition, Development & New Business, Walt Disney Motion Picture Group, from 1996 to 1998. Prior to joining Walt Disney, she worked for News Corporation Ltd. and K-111 Communications for approximately nine years as Founder, Editor-in-Chief & Publication Director, Premiere magazine. Previously, Ms. Lyne served on the board of directors of CIT Group Inc. from 2006 until 2009.

Ms. Lyne brings to the Board extensive experience, expertise and background in interactive media, and internet marketing gained from her current position as the Chair of Gilt Groupe, Inc., her former role as Chief Executive Officer of Gilt Groupe, and her previous service as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. and as President of ABC Entertainment. In addition, she brings corporate leadership experience gained from her former service as Chief Executive Officer of Gilt Groupe, Inc. and Martha Stewart Living Omnimedia, Inc.

PATRICIA MITCHELL President and Chief Executive Officer The Paley Center for Media Director since 2009 Age 69

Ms. Patricia Mitchell has served as President and Chief Executive Officer of The Paley Center for Media, a global non-profit cultural institution, since 2006. Before that, Ms. Mitchell was President and Chief Executive Officer of the Public Broadcasting Service, a non-profit public broadcasting television service, from 2000 to 2006. For more than two decades, Ms. Mitchell was a journalist and producer, serving as reporter, anchor, talk show host, producer and executive for three broadcast networks and several cable channels. Ms. Mitchell previously served on the board of directors of Sun Microsystems, Inc. from 2005 to 2010 and of Bank of America Corporation from 2001 to 2009.

Ms. Mitchell brings to the Board extensive experience, expertise and background in media, telecommunications and broadcasting gained from her current service as the President and Chief Executive Officer of The Paley Center for Media, as well as her former role as President and Chief Executive Officer of the Public Broadcasting Service. In addition, she brings public company board experience gained from her service on the boards of Sun Microsystems, Inc. and Bank of America Corporation.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

FREDRIC REYNOLDS Retired Executive Vice President and Chief Financial Officer CBS Corporation Director since 2009 Age 61

Mr. Fredric Reynolds was with CBS Corporation, a media company, and its predecessor companies from 1994 until he retired in August 2009. Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation from 2005 to 2009. He also served as President and Chief Executive Officer of the Viacom Television Stations Group of Viacom Inc., and President of the CBS Television Stations Division of CBS, Inc. Before that, he served as Executive Vice President and Chief Financial Officer of Viacom Inc. and its predecessor CBS Corporation, which was formerly Westinghouse Electric Corporation. Mr. Reynolds joined Westinghouse from PepsiCo, Inc. Mr. Reynolds serves on the boards of directors of Kraft Foods Inc. and Metro-Goldwyn-Mayer Studios Inc. Mr. Reynolds previously served on the board of directors of The Readers Digest Association, Inc. from 2010 to 2011.

Mr. Reynolds brings to the Board extensive experience, expertise and background in media, telecommunications, accounting and financial matters gained from his service as the Chief Financial Officer of CBS Corporation, as well as his service on the Audit Committees of Kraft Foods Inc. and The Readers Digest Association, Inc. He also brings corporate leadership experience gained from his service in various senior executive positions at CBS Corporation and Viacom Inc.

JAMES STENGEL President and Chief Executive Officer The Jim Stengel Company, LLC Director since 2009 Age 56

Mr. James Stengel has been President and Chief Executive Officer of The Jim Stengel Company, LLC, a marketing think tank and consulting firm, since 2008. Mr. Stengel is also currently an adjunct marketing professor at UCLA’s Anderson School of Management. Mr. Stengel worked at The Procter & Gamble Company, a global consumer products company, from 1983 to 2008, holding a variety of positions including Global Marketing Officer from 2001 to 2008. Mr. Stengel serves on the board of directors of Motorola Mobility, Inc. and served on the board of directors of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011.

Mr. Stengel brings to the Board extensive experience, expertise and background in branding and marketing, having served as the Global Marketing Officer of Procter & Gamble Company. He also brings public company board experience and leadership development experience gained from his service as a board member and as a member of the Compensation and Leadership Committee of Motorola Mobility, Inc. and of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are currently five standing committees of the Board: the Audit and Finance Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Transactions Committee (each, a “Committee”). Currently, as discussed in more detail below, each Committee is comprised entirely of independent directors, consistent with the definition of “independent” under the NYSE listing standards applicable to boards of directors generally and board committees in particular. Each Committee is authorized to retain its own outside counsel and other advisors as it deems necessary or advisable.

The Board has adopted written charters for each of its standing Committees, copies of which are posted on our website at www.corp.aol.com/corpgov. A stockholder also may request a copy of these materials in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. Each of the Audit and Finance Committee, the Compensation Committee, the Nominating and Governance Committee and the Transactions Committee reviews its charter on an annual basis. Each Committee makes recommendations, as appropriate, to management or the full Board as a result of its charter review.

The following table summarizes the current membership of the Board and of each of its standing Committees, as well as the number of times the Board and each Committee met during 2011.

	Board	Audit and Finance	Compensation	Nominating and Governance	Executive	Transactions
Mr. Armstrong	Chair
Mr. Dalzell*	X		X
Ms. Dykstra*	X	Chair			X	X
Mr. Ibargüen*	X	X		X
Ms. Lyne*	X		X			X
Ms. Mitchell*	X			Chair	X
Mr. Reynolds*	X	X		X	Chair	Chair
Mr. Stengel*	X		Chair		X
Number of 2011 meetings	9	8	8	5	1	7

*	Independent director

Each current director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served during 2011. In addition to the five standing committees, the Board may approve, and has from time to time approved, the creation of special committees to act on behalf of the Board.

Audit and Finance Committee

The Audit and Finance Committee of the Board (the “Audit and Finance Committee”), among other things:

•	assists in the Board’s oversight of the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

•	selects an independent registered public accounting firm, taking into account the vote on ratification by stockholders at our annual meeting;

•	pre-approves all services to be provided to us by our independent registered public accounting firm;

•

confers with our independent auditors to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews;

•	reviews the qualifications, independence and performance of our independent registered public accounting firm;

•	oversees our internal audit function;

•	meets with our independent auditor, our financial personnel and internal financial controllers regarding our internal controls, critical accounting policies and other matters; and

•	assists in overseeing our compliance, internal controls and risk management policies.

All members of the Audit and Finance Committee are “independent,” consistent with the NYSE listing standards applicable to boards of directors in general and audit committees in particular and SEC rules regarding audit committees. In addition, the Board has determined that each of the members of the Audit and Finance Committee is financially literate and that each of Mr. Reynolds and Ms. Dykstra has sufficient accounting and related financial management expertise to satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC.

In accordance with the Audit and Finance Committee charter, no Audit and Finance Committee member may simultaneously serve on more than two other public company audit committees unless the Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit and Finance Committee. None of the current members currently serves on more than two other public company audit committees.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”), among other things:

•

sets our general policy regarding executive compensation and reviews, no less than annually, the compensation provided to our CEO and such other senior executives of the Company as the Compensation Committee may, from time to time, determine should be subject to the Compensation Committee’s direct purview, currently including (i) the Company’s employees with the title of Executive Vice President or higher, (ii) any other Section 16 officer and (iii) each of the Company’s other employees, if any, whose annual total target compensation has a value of $3 million or greater;

•

reviews and approves the compensation (including salary, bonus, equity, equity-based incentives and any other incentive compensation and other benefits, direct and indirect) of our CEO and other senior executives as are subject to the Compensation Committee’s direct purview;

•	reviews and approves corporate goals and objectives relevant to the CEO’s and other senior executives’ compensation, including annual performance objectives;

•

oversees our disclosure regarding executive compensation, including the Compensation Committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K;

•	approves any employment agreements for our CEO and other senior executives;

•

oversees the Company’s overall compensation structure, practices, benefit plans and human development policies, including, as appropriate, reviewing and recommending compensation and benefit plans for Board approval;

•

annually considers whether there are any risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company;

•	administers the Company’s executive bonus and equity-based incentive plans;

•	considers and recommends to the Board the frequency of the Company’s advisory vote on executive compensation;

•	oversees the Company’s response to any regulatory developments affecting compensation; and

•

reviews and makes recommendations to the Board (together with the Nominating and Governance Committee) regarding the Company’s response to stockholder proposals related to compensation matters for inclusion in our annual proxy statement.

All members of the Compensation Committee are “independent” as defined by the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)).

Delegation of Authority with Respect to Equity Grants

Pursuant to its charter, unless otherwise prohibited by law, our certificate of incorporation or our by-laws, the Compensation Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has delegated limited authority to individuals serving as our CEO, CFO, General Counsel and chief human resources officer (the “CHRO”) to make certain equity grants outside of the annual equity grant process to newly hired employees or those employees who are otherwise selected to receive a grant other than employees with the title of Executive Vice President or higher, any other Section 16 officer or any employee whose annual total target compensation has a value of $3 million or greater.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee.

In addition to CAP, members of our Human Resources, Legal and Finance Departments support the Compensation Committee in its work.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Compensation Programs and Risk Management

Management engaged the executive compensation firm Exequity LLP to assist us in conducting a detailed review and analysis of risk associated with the employee compensation plans administered by the Company in 2011, including (i) base pay, (ii) cash-based incentive plans and (iii) sales incentive plans.

Key characteristics of our compensation plans and programs, such as the metrics used in the performance-based programs, the combination and number of metrics used in such programs, the positions eligible to participate, the use and availability of discretion (including the ability of program administrators to limit award payouts), any individual targets and maximums and the timing of payouts were analyzed based on the level of risk associated with the plans and programs.

The assessment also identified and evaluated characteristics of the plans and programs that mitigate risk associated with compensation, including the processes for calculating payouts under incentive compensation programs (such as third-party verification or determination of performance achieved), approval processes (including the ability of program administrators to limit award payouts), maximum payouts, use of a combination of long-term and short-term incentive programs with different time horizons for measuring performance, share ownership and equity retention policies for senior executives, the mix of cash bonuses and long-term equity incentive compensation, and multi-year vesting schedules for equity awards.

Based on this detailed review and analysis, management and the Compensation Committee determined that there are no risks arising from the Company’s compensation plans and programs that are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), among other things:

•	develops and recommends to the Board our corporate governance principles and otherwise takes a leadership role in corporate governance matters;

•	reviews, evaluates the adequacy of, and recommends to the Board amendments to, our by-laws, certificate of incorporation and other governance policies;

•	reviews and makes recommendations to the Board regarding the purpose, structure, composition and operations of our various Committees;

•

identifies, reviews and recommends directors for election to the Board and establishes procedures for stockholders to recommend director candidates for the Nominating and Governance Committee to consider;

•	oversees the CEO succession planning process, including an emergency succession plan;

•	reviews the compensation for non-employee directors and makes recommendations to the Board;

•	reviews the leadership structure of the Board and annually evaluates the performance of the Chairman of the Board and the Lead Independent Director;

•	oversees the Board’s annual self-evaluation process;

•	reviews and approves related person transactions;

•	reviews and makes recommendations to the Board regarding our response to stockholder proposals for inclusion in our annual proxy statement; and

•

oversees and monitors general governance matters including communications with stockholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

All of the members of the Nominating and Governance Committee are “independent” as defined by the NYSE listing standards.

Executive Committee

The Executive Committee of the Board (the “Executive Committee”), consisting of the Lead Independent Director (as described below) and the Chairs of the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation Committee, provides flexibility to act promptly between regularly scheduled meetings of the Board. During these intervals, the Board has granted to the Executive Committee all the powers of the Board in the management of the business and affairs of the Company, except (i) as limited by the Company’s certificate of incorporation or by-laws, the rules of the NYSE or applicable law or regulation and (ii) with respect to matters that are specifically reserved for another committee of the Board.

Transactions Committee

The Board has granted to the Transactions Committee of the Board (the “Transactions Committee”) authority to review, authorize and approve the terms of acquisitions, divestitures, investments, joint ventures and strategic transactions (collectively, “Transactions”) of the Company with a value less than or equal to $100 million in cash or stock or other consideration or any combination thereof that are required to be approved by the Board. The Transactions Committee has also been granted the authority to review and make recommendations to the Board for or against Transactions with a value greater than $100 million and to review, authorize and approve the terms of any significant employee retention or compensation arrangements in connection with Transactions.

GOVERNANCE OF YOUR COMPANY

Our Standards of Business Conduct, our Code of Ethics for Our Senior Executive and Senior Financial Officers, our Corporate Governance Policy, our Committee charters and other corporate governance information are available on our website at www.corp.aol.com/corpgov. Any stockholder also may request them in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003.

Standards of Business Conduct

Our Standards of Business Conduct apply to our employees and members of the Board. The Standards of Business Conduct establish policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Our Chief Ethics and Compliance Officer oversees adherence to the Standards of Business Conduct in addition to overseeing our compliance function throughout our business. Our Chief Ethics and Compliance Officer also assists in the communication of the Standards of Business Conduct and oversees employee education regarding its requirements, including online compliance training. All employees worldwide participate in annual business conduct training.

We maintain an employee help line, called the SBC Help Line. The SBC Help Line and the Whistleblower Procedures discussed below, are the Company’s primary mechanisms for receiving and acting on business conduct and ethical complaints. Through the SBC Help Line, employees can report integrity concerns or seek guidance on business conduct matters. For all countries where such reporting is permitted by law, employees can report integrity concerns and complaints anonymously. In some countries, the scope of offenses for which anonymous reporting may be made is restricted by law. In these countries, the Company endeavors to enable anonymous reporting to the fullest extent permitted by law. The SBC Help Line has a toll-free number for U.S.-based employees, as well as a toll-free international number for employees based outside the United States to use wherever permitted by that country’s law. Employees may also report integrity concerns via mail, fax or email.

If a complaint is alleged, the report is forwarded to our Chief Ethics and Compliance Officer who then coordinates with internal and outside resources, as appropriate, to investigate reported concerns. The Chief Ethics and Compliance Officer regularly reports to the Audit and Finance Committee all inquiries and complaints submitted through the SBC Help Line and any resulting investigations and corrective actions.

Code of Ethics for Our Senior Executive and Senior Financial Officers

Our Code of Ethics for Our Senior Executive and Senior Financial Officers (the “Code of Ethics”) applies to certain senior management of the Company, including the CEO, CFO, Controller and senior-most tax executive (and others performing similar senior executive functions at the Company from time to time in the future). Among other things, the Code of Ethics mandates that the designated officers engage in and promote honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict, protect the confidentiality of non-public information about the Company, take all reasonable measures to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the Code of Ethics. Additionally, the Code of Ethics requires that these individuals promote full, fair, accurate, timely and understandable disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the Code of Ethics applies are held accountable for their adherence to it. Our Chief Ethics and Compliance Officer oversees and assists in the communication of the Code of Ethics.

Whistleblower Procedures

With respect to complaints and concerns regarding accounting, internal accounting controls and auditing, and in response to Section 301 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee has established additional procedures, referred to as Whistleblower Procedures. Under these procedures, as under our standard SBC Help Line procedures, persons, including employees of the Company, may anonymously and without fear of retaliation submit an allegation of questionable accounting, internal accounting controls or auditing matters to the Company through the SBC Help Line options described above. These types of complaints and concerns may also be reported to the Company’s Controller. All complaints and concerns are included in the Chief Ethics and Compliance Officer’s regular reports to the Audit and Finance Committee, but if Company management determines that the allegation is both credible and material to the Company’s financial reporting, financial condition or internal controls, management will inform the Audit and Finance Committee promptly.

Corporate Governance Policy

Our commitment to good corporate governance is reflected in our Corporate Governance Policy, which describes the Board’s views on a wide range of governance topics. The Corporate Governance Policy is reviewed no less than annually by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Significant Governance Practices

Board Composition and Director Nomination Process

Our director recruitment process involves, among other steps: developing criteria for selecting members of the Board; identifying potential candidates; reviewing the potential candidates against the relevant criteria; interviewing the potential candidates; and exchanging relevant information between us and the potential candidates. We have retained an outside executive search firm to assist in the process of identifying and recruiting individuals to serve on our Board.

The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our Corporate Governance Policy. The Nominating and Governance Committee evaluates a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual directors as well as the composition of our Board as a whole. With regard to the criteria for our Board members, we believe that each director should possess integrity, judgment, acumen, familiarity with our business, independence of thought and the ability to work collegially, as well as the time and ability to make a constructive contribution to the Board. In addition, we endeavor to provide that the Board has the appropriate overall mix of professional skills and background, industry experience, financial expertise (including expertise that would qualify a director as a “financial expert” as that term is defined under the rules and regulations of the SEC), age, diversity and geographic background to fulfill the roles of the Board and its committees. In particular, we seek skilled persons in the areas of finance, accounting, technology, marketing and general executive management, as well as those who are experienced in the areas of advertising, media and government. Finally, we seek to have a substantial majority of the Board members be independent under the NYSE listing standards, and have a majority of the Board members possess prior experience working closely with, or serving on, the board of a public company.

At least annually, in connection with the director nomination process, the Board evaluates its composition to assess the skills and experience that are currently represented on the Board, as well as those that the Board will find valuable in the future, given the Company’s current position and strategic plans. This evaluation enables the Board to update the Board membership criteria as the Company’s needs evolve over time and to assess the effectiveness of efforts at pursuing diversity. In connection with the nominations of each of the current Board members for election as directors at the Annual Meeting, the Board considered the biographical information and director qualifications set forth with respect to each Board member under “Item 1—Election of Directors—Nominees for Election as Directors.”

The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee has established procedures for stockholders of the Company to recommend director candidates. Stockholders who wish to recommend director candidates for the Nominating and Governance Committee’s consideration should send their recommendation to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003 and should include:

•	the full name, address and telephone number of the stockholder making the recommendation and of the candidate being recommended;

•	the number of shares of the Company’s stock that are beneficially owned by the stockholder making the recommendation and the amount of time such shares have been held;

•	a description of all arrangements or understandings between the stockholder and the candidate;

•

a brief explanation of the value or benefit that the stockholder making the recommendation believes that the candidate would provide to the Company as a director along with a copy of the candidate’s résumé, references and an executed written consent of the candidate to be interviewed by the Nominating and Governance Committee, if the Nominating and Governance Committee chooses to do so in its discretion, and to serve as a director of the Company if elected; and

•

an analysis of the candidate’s qualifications to serve on the Board and on each of the Board’s committees in light of the criteria set forth in the Company’s by-laws and Corporate Governance Policy (including all regulatory requirements incorporated by reference therein).

Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable advance notice procedures in the Company’s by-laws, which are discussed on page 79 of this Proxy Statement.

Annual Meeting of Stockholders

We encourage and expect all of our directors to attend each annual meeting of stockholders. To that end, we have scheduled a meeting of the Board on the day of the Annual Meeting. All of the directors who were members of our Board at the time of our 2011 Annual Meeting of Stockholders attended that meeting except for the director who was not standing for re-election.

Director Independence and Independence Determinations

Under NYSE rules, a director is not independent unless the Board makes an affirmative determination to such effect. In order to determine that a director is independent, the Board must affirmatively determine that the director has no material relationship with the Company, and the director must satisfy the standards and objective tests set forth under NYSE rules.

In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company. In the event a director has a relationship with the Company that is relevant to his or her independence, the Board determines in its judgment whether such relationship is material. During its independence review, the Board considered that Mr. Armstrong, our Chairman and CEO, serves on the Board of Trustees of The Paley Center for Media, a non-profit institution, where Ms. Mitchell serves as President and CEO. The Board determined that this relationship does not impair Ms. Mitchell’s independence because Mr. Armstrong does not serve on the Executive Compensation Committee of The Paley Center for Media’s Board of Trustees or otherwise determine or influence Ms. Mitchell’s compensation.

Our Corporate Governance Policy requires that a substantial majority of the members of the Board and that all the members of the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee be independent under the NYSE regulations. The Board has determined that each of the following director nominees is independent: Ms. Dykstra, Ms. Lyne, Ms. Mitchell and Messrs. Dalzell, Ibargüen, Reynolds and Stengel. Mr. Armstrong, our CEO, is not independent. In addition, the Board previously determined that each of Mr. Hambrecht (who resigned from the Board in February 2011) and Mr. Powell (who resigned from the Board in May 2011) was independent.

Board Leadership Structure

The Board believes that no single leadership structure will always be the most effective for creating long-term stockholder value. The Board believes that an effective leadership structure can be achieved either by combining or separating the CEO and Chairman positions, if the structure encourages the free and open dialogue of differing opinions and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and provide that the independent directors are fully informed, able to discuss and debate the issues that they deem important and able to provide effective oversight of management.

The Board has determined that combining the CEO and Chairman positions is currently the appropriate leadership structure for the Company. The Board believes that combining the CEO and Chairman roles fosters clear accountability, effective decision-making and alignment on corporate strategy between the Board and the senior management of the Company. Nevertheless, the Board believes that “one-size” does not fit all, and that the decision of whether to combine or separate the positions of CEO and Chairman depends upon each company’s particular circumstances at a given point in time. Accordingly, the Board intends to carefully consider from time to time, including during its annual self-evaluation, whether the CEO and Chairman positions should be combined or separated based on what the Board believes is best for the Company and its stockholders at that time.

The Board has a Lead Independent Director who is elected by the independent members of the Board. Currently, the Lead Independent Director is Mr. Reynolds. As set forth in the Company’s Corporate Governance Policy, the responsibilities of the Lead Independent Director include:

•	presiding at executive sessions of the non-employee and independent directors and at meetings of the Board at which the Chairperson is not present;

•	serving as the liaison between the Chairperson of the Board and the independent directors;

•	approving the schedule, agenda and information for Board meetings (including having the ability to include specific items on those agendas);

•

providing leadership and serving as temporary Chairperson of the Board and CEO in the event of the inability of the Chairperson or CEO to fulfill his role due to crisis or any other event or circumstance;

•	advising the Chairperson of the Board with respect to consultants and legal and financial advisors who may report directly to the Board;

•	convening executive sessions of the non-employee and independent directors when necessary and appropriate; and

•	being available, as appropriate, for communication with the Company’s stockholders.

As part of its evaluation of this issue, the Board considered the fact that it has appointed a Lead Independent Director with responsibilities that are substantially similar to many of the functions typically fulfilled by a board chairman, including presiding at executive sessions of independent directors and convening such sessions when necessary and appropriate, serving as the liaison between the Chairman and the independent directors, approving the agenda for Board meetings and being available for communication with the Company’s stockholders. The Board believes that the Lead Independent Director position balances the need for effective and independent oversight of management with the significant benefits of strong, unified leadership. In addition, the Board has noted that all of the members of the Board other than Mr. Armstrong are independent, and all of the members of each of the committees of the Board are independent, within the meaning of “independent” under NYSE listing standards.

The Board has also considered that the combined role of CEO and Chairman promotes unified leadership and direction for the Company as it continues to execute its strategy to improve the Company’s growth trajectory and create meaningful stockholder value. Additionally, the Board believes that the current structure promotes effective decision-making by seeing that the Board’s agenda responds to the Company’s strategic opportunities and challenges and that the Board receives the information it needs to fulfill its responsibilities. The Board also considered that the combined role of CEO and Chairman allows one person to speak on behalf of the Company to its customers, employees and stockholders, and minimizes inefficiencies that might arise under a different structure as the Board and management respond to developments affecting the Company.

The Board believes that its existing structure is in the best interest of the Company, as it allows for a balance of authority between the CEO and Chairman and the independent directors and provides an environment in which the independent directors, under the leadership of the Lead Independent Director, are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Executive Sessions

In 2011, the independent directors on the Board met in executive sessions, without any employee directors or management present. Executive sessions of the non-employee directors and independent directors are led by the Lead Independent Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the strategic direction of the Company.

Board and Committee Evaluations

Annually the Board and each of its Audit and Finance, Compensation and Nominating and Governance Committees evaluate and discuss their respective performances and effectiveness, as required by our Corporate Governance Policy and their respective charters. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Policy and Committee charters, which are posted on our website at www.corp.aol.com/corpgov.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with our Board or a particular member of our Board (including the Lead Independent Director) or with the non-management or independent directors as a group, may do so by addressing such communications to our Corporate Secretary, AOL Inc., 770 Broadway, New York, New York 10003, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the Chairman (or Lead Independent Director, as the case may be). Communications that relate to matters that are within the responsibility of one of the Committees will also be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate contact person within the Company. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Oversight of Risk Management

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board carries out its risk oversight responsibilities primarily through the Audit and Finance Committee, which is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Audit and Finance Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company’s CFO is responsible for the Company’s risk management function and works closely with the Company’s senior management to identify risks material to the Company. The CFO reports regularly to the CEO and the Audit and Finance Committee regarding the Company’s risk management policies and procedures. In that regard, the CFO meets with the Audit and Finance Committee regularly to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit and Finance Committee also reports to the Board on a regular basis to apprise Board members of its discussions with the CFO regarding the Company’s risk management efforts. Finally, the CFO reports directly to the Board at least annually to apprise it directly of the Company’s risk management efforts.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee assists the Board in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public; (ii) selecting an independent registered public accounting firm (taking into account the vote on ratification by the stockholders); (iii) pre-approving all services to be provided to us by our independent registered public accounting firm; (iv) meeting with our independent registered public accounting firm to review the plan and scope of its proposed financial audit and quarterly reviews, as well as its findings and recommendations upon the completion of the audit and such quarterly reviews; (v) reviewing the independence of our independent registered public accounting firm; (vi) overseeing our internal audit function; (vii) meeting with our independent registered public accounting firm and appropriate financial and accounting personnel regarding our internal controls, critical accounting policies and other matters; and (viii) overseeing all of our compliance, internal controls and risk management policies. To assist it in fulfilling its oversight and other duties, the Audit and Finance Committee regularly meets separately with the internal auditor, the independent registered public accounting firm and management.

Independent Registered Public Accounting Firm and Internal Audit Matters

The Audit and Finance Committee discussed with the Company’s independent registered public accounting firm its plan for the audit of the Company’s annual consolidated financial statements as of and for the year ended December 31, 2011 (the “2011 Financial Statements”), as well as reviews of the Company’s quarterly financial statements. The Audit and Finance Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews of the 2011 Financial Statements, as well as its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Audit and Finance Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for 2012.

The Audit and Finance Committee has reviewed and approved the annual internal audit plan for 2012 and has met with the representatives of the internal audit group, with and without management present, to review and discuss internal audit matters.

Financial Statements as of and for the year ended December 31, 2011

Management has the primary responsibility for the Company’s financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles (“GAAP”).

In this context, the Audit and Finance Committee has met and held discussions with management and the independent registered public accounting firm with respect to the 2011 Financial Statements. Management represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP.

In connection with its review of the Company’s year-end financial statements, the Audit and Finance Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit and Finance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board rules, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit and Finance Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee discussed with Ernst & Young its independence from the Company and its management. The Audit and Finance Committee further considered whether the provision by the independent registered public accounting firm of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent registered public accounting firm’s independence.

In performing its functions, the Audit and Finance Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. GAAP and the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit and Finance Committee recommended to the Board, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”) filed with the SEC.

Submitted by the Audit and Finance Committee of the Company’s Board of Directors:

Karen Dykstra (Chair)

Alberto Ibargüen

Fredric Reynolds

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Pre-Approval Policy requires the specific pre-approval of all other permitted services. In evaluating any pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on registered public accounting firm independence, including whether provision of the service: (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company; (ii) would place the independent registered public accounting firm in the position of auditing its own work; (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company; or (iv) would place the independent registered public accounting firm in a position of being an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, culture, accounting systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the

Company. The Audit and Finance Committee also considers the relative level of fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report any pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to help ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring the CFO, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Audit and Non-Audit Fees

In connection with the audit of the 2011 Financial Statements, the Company entered into an agreement with Ernst & Young that sets forth the terms under which Ernst & Young performed audit services for the Company.

The following table presents the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our financial statements for 2011 and 2010 and the aggregate fees for other services rendered by Ernst & Young billed in those periods (in thousands):

	2011	2010
Audit fees(1)	$3,791	$5,310
Audit-related fees(2)	$24	$307
Tax fees(3)	$593	$849
All other fees	—	—

Total	$4,408	$6,466

(1)	Audit fees related to audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.
(2)	Audit-related fees related primarily to investment activities and other audit services.
(3)	Tax fees related primarily to tax return preparation and assistance services and to domestic and international tax planning.

The Audit and Finance Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young’s independence and concluded that it was compatible.

The Audit and Finance Committee has selected Ernst & Young to serve as our independent registered public accounting firm for 2012. In this Item 2, we are asking stockholders to ratify the selection of Ernst & Young to serve as our independent registered public accounting firm for 2012. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit and Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young unless you specify otherwise. Ernst & Young has served as the independent registered public accounting firm of the Company since the complete legal and structural separation of AOL from Time Warner Inc. (“Time Warner”) in December 2009, following which we became an independent, publicly-traded company (the “Spin-off”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the compensation of our Named Executive Officers as disclosed herein. Accordingly, in this Item 3, stockholders are being asked to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

Stockholders are encouraged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

Key Financial and Operational Highlights

•	We achieved a blended achievement of 113.6% under the AOL Inc. Annual Bonus Plan (the “ABP”) against the ABP’s financial targets.

•	We successfully executed our strategy in 2011 by, among other things, doing the following:

•	meaningfully reducing our costs after integration of acquisitions;

•	growing year-over-year global display revenue for four consecutive quarters;

•	growing our third party network revenue year-over-year for three consecutive quarters and sequentially for six consecutive quarters;

•	successfully managing subscription churn and implementing a price rationalization plan;

•	growing premium format, video and mobile usage year over year;

•	expanding key technology, talent, content, products and services through disciplined execution and targeted acquisitions; and

•	successfully returning cash to stockholders through a $250 million stock repurchase program (pursuant to which $173.6 million worth of stock was repurchased in 2011).

Key Compensation Practices Highlights

Recent executive compensation program highlights include the following:

•

We continued our compensation practices in line with our philosophies and principles, including reflecting accountability for individual performance and performance of business operations for which an executive is responsible, while maintaining a competitive compensation platform.

•	We revised the Industry Peer Group (as discussed in more detail below) to better reflect both: (a) the nature of our business and (b) the scope of our operations, as measured by revenue.

As an advisory vote, this proposal is not binding upon the Board or the Company. Whether a majority of the votes cast by our stockholders are cast in favor of or against the advisory resolution, our Board and its Compensation Committee will not be required to change our compensation programs as a result. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation. Taking into account the advisory vote of stockholders regarding the frequency of advisory votes to approve executive compensation at our 2011 Annual Meeting, the Board’s current policy is to include a resolution regarding approval of the compensation of our named executive officers annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2013 Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

ITEM 4—APPROVAL OF THE AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN

General

We are asking the Company’s stockholders to approve the amendment and restatement of the existing AOL Inc. 2010 Stock Incentive Plan, as amended and restated, effective as of April 29, 2010 (the “Existing Plan”) that will (i) increase the maximum aggregate number of shares of our common stock in respect of which Awards under the Stock Incentive Plan (as these Awards are described below) may be granted under the Stock Incentive Plan by 5,200,000 shares, (ii) change the manner in which certain types of Awards under the Stock Incentive Plan count against the number of shares of common stock authorized for issuance under the Stock Incentive Plan, thereby eliminating the separate limit for Awards of Restricted Stock or Other Stock-Based Awards, and (iii) provide that the number of shares of our common stock underlying an Award that is settled in cash will again be available for Awards under the Stock Incentive Plan, (iv) provide additional performance criteria pursuant to which performance-based awards may be granted under the Stock Incentive Plan, (v) provide that Awards may be granted under the Stock Incentive Plan for ten years from the date the plan was first adopted by the Board, and (vi) make other clarifying and administrative amendments to the Stock Incentive Plan (the proposed amended and restated AOL Inc. 2010 Stock Incentive Plan, the “Stock Incentive Plan”). Following approval of the Stock Incentive Plan, the maximum aggregate number of Shares eligible for issuance under the Stock Incentive Plan (the “Share Authorization”) will increase by 5,200,000 shares, for a total of 21,808,831 shares (in effect, approximately 9,402,368 shares will be available after stockholders approve the amended and restated Stock Incentive Plan). Between April 16, 2012 and the Annual Meeting on June 14, 2012, we will grant no additional shares under the AOL Inc. 2010 Stock Incentive Plan. Any capitalized terms which are used in this Item 4 but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the Stock Incentive Plan attached as Annex A hereto.

These changes to the Existing Plan will be effective and contingent upon receipt of stockholder approval of the Stock Incentive Plan.

Following approval of the Stock Incentive Plan, all Awards under the Stock Incentive Plan (including previously granted Awards) will count against the total Share Authorization described above. However, there will no longer be a separate limit to the number of Shares that may be issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares. In the case of Awards granted after the Stock Incentive Plan’s effective date, each Share that is issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares shall be counted against the Share Authorization limit as 1.61 shares for every Share granted (Awards of Restricted Stock or Other Stock-Based Awards payable in Shares that were granted under the Stock Incentive Plan prior to the Stock Incentive Plan’s effective date will continue to count against the Share Authorization limit on the basis of one share for every Share granted). This method of using a single Share Authorization limit from which all types of Awards will count against is commonly referred to as a flexible share pool.

The Company believes that operation of the Stock Incentive Plan is important in attracting and retaining talented employees and directors, which is essential to the Company’s long-term growth and success. The Company believes that increasing the Share Authorization in the manner provided in the Stock Incentive Plan represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are an important component of our overall compensation program. The Company also believes that administration of the Stock Incentive Plan will be simplified by eliminating the separate limits for Awards of Restricted Stock or Other Stock-Based Awards, thereby creating a flexible share pool from which all Awards will count against. The Compensation Committee approved these amendments on February 22, 2012, subject to stockholder approval.

The essential features of the Stock Incentive Plan, including the proposed amendments, are summarized below. This summary does not purport to be a complete description of all the provisions of the Stock Incentive Plan, and is subject to and qualified in its entirety by reference to the complete text of the amended Stock

Incentive Plan, which is attached as Annex A hereto. Any stockholder of the Company who wishes to obtain a copy of the actual Stock Incentive Plan document may do so upon written request to the Corporate Secretary at the Company’s principal executive offices.

Summary of the Stock Incentive Plan

Shares Subject to the Stock Incentive Plan. Subject to stockholder approval, the total number of shares of common stock that may be issued under the Stock Incentive Plan is 21,808,831 (the “Share Authorization”). Taking into account prior awards that have been granted under the Plan, the Stock Incentive Plan will have 9,402,368 shares available for grant after stockholders approve the amendment and restatement of the Stock Incentive Plan. The Company may grant Awards under the plan for ten years following the date the plan was originally adopted by the Board.

The maximum number of shares with respect to which Awards (other than the Converted Awards (as defined below)) may be granted during each calendar year to any given participant may not exceed 2,600,000 shares of common stock. The annual grant limit under the preceding sentence shall apply to an Award granted under the Stock Incentive Plan other than an Option or a Stock Appreciation Right only if the Award is intended to be “performance-based” as that term is used in the Internal Revenue Code Section 162(m) (“Code Section 162(m)”). The “Converted Awards” are the awards of stock options and restricted stock units under the existing Stock Plan that represent the value of stock options and restricted stock units in respect of Time Warner common stock that were held by Mr. Armstrong prior to the Spin-off of the Company from Time Warner. For further discussion on the Converted Awards, see “Narrative to the 2011 Summary Compensation Table and the Grants of Plan-Based Awards in 2011 Table–Employment Agreements with Currently Employed Named Executive Officers–Employment Agreement with Mr. Armstrong.”

The Company will reserve the number of shares of common stock necessary to satisfy the maximum number of shares that may be issued under the Stock Incentive Plan. If the Stock Incentive Plan is approved by the Company’s stockholders, any Shares that are subject to Restricted Stock Awards or Other Stock-Based Awards denominated in Shares that are granted after the Stock Incentive Plan effective date shall be counted against the Share Authorization limit as 1.61 shares for every Share granted. The number of Shares available for issuance under the Stock Incentive Plan shall be reduced, in accordance with how such Shares count against the Share Authorization limit as provided above, by the number of Shares covered by Awards granted under the Stock Incentive Plan. If any Option or Stock Appreciation Right granted under this Stock Incentive Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of Shares underlying any unexercised Stock Appreciation Right or Option shall again be available for the purposes of Awards under the Stock Incentive Plan. However, the following types of common shares will not become available for reissuance as an Award: (i) common shares tendered by participants to the Company as full or partial payment upon exercise of Awards granted under the Stock Incentive Plan; (ii) common shares underlying an exercised stock option or SAR that are not issued upon the settlement of such stock option or SAR; and (iii) common shares withheld by, or otherwise remitted to, the Company to meet the tax withholding obligations arising from the exercise of any stock option or SAR. For example, an award of 1,000 Stock Appreciation Rights under the Stock Incentive Plan would reduce the remaining shares available for new Awards under the Stock Incentive Plan by 1,000 shares if the 1,000 Stock Appreciation Rights are ultimately settled using shares of common stock. If 300 of the previously granted Stock Appreciation Rights are ultimately forfeited prior to exercise, then the 300 shares covered by those forfeited Stock Appreciation Rights would again become available for grants of new Awards under the Stock Incentive Plan. After the Stock Incentive Plan becomes effective, if any Option or Stock Appreciation Right or other Award covering Shares under the Stock Incentive Plan is settled in cash, the number of Shares underlying such cash-settled Award shall again be available for Awards under the Stock Incentive Plan. If a share of Restricted Stock or an Other Stock-Based Award denominated in Shares granted under this Stock Incentive Plan (after the amendments become effective) is forfeited for any reason, 1.61 Shares shall again be available for the purposes of Awards under this Stock Incentive Plan.

Eligibility. Employees, directors, consultants and advisors of the Company and its Affiliates are eligible to participate in the Stock Incentive Plan. Prospective employees may also receive an Award under the Stock Incentive Plan, but the grant of the Award may only occur once employment commences. As of April 1, 2012, approximately 5,509 employees, seven non-employee directors and seven advisors currently qualify to participate in the Stock Incentive Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award nonqualified or incentive stock options (“Options”) under the Stock Incentive Plan. Options granted under the Stock Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but in no event will an Option be exercisable beyond the date that is ten years from the date of grant (five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). Participants awarded Options or Stock Appreciation Rights will not receive dividends or dividend equivalents or have any voting rights with respect to shares of common stock underlying the Options or Stock Appreciation Rights.

The exercise price per share of common stock for any Option awarded will not be less than the fair market value of a share of common stock on the day the Option is granted. Fair market value is defined under the Stock Incentive Plan as the closing sales price of a share of our common stock on the NYSE. To the extent permitted by the Compensation Committee, the exercise price of an Option may be paid in cash or its equivalent, in shares of common stock having a fair market value equal to the aggregate Option exercise price; partly in cash and partly in shares of common stock; or through the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate Option exercise price for the shares of common stock being purchased and any applicable withholding taxes.

The Compensation Committee may grant Stock Appreciation Rights independent of or in conjunction with an Option. The exercise price of a Stock Appreciation Right will not be less than the fair market value (i.e., the closing price) of a share of common stock on the date the Stock Appreciation Right is granted; except that, in the case of a Stock Appreciation Right granted in conjunction with an Option, the exercise price will not be less than the exercise price of the related Option. A Stock Appreciation Right will in no event be exercisable beyond the date that is ten years from the date of grant. Each Stock Appreciation Right granted independent of an Option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value (i.e., the closing price) on the exercise date of one share of common stock over (B) the exercise price, times (ii) the number of shares of common stock covered by the Stock Appreciation Right, and each Stock Appreciation Right granted in conjunction with an Option will entitle a participant to surrender the Option and to receive such amount. Payment will be made in shares of common stock and/or cash (any share of common stock valued at fair market value (i.e., the closing price)), as determined by the Compensation Committee.

No Repricing. The Stock Incentive Plan prohibits the repricing of Options or Stock Appreciation Rights awarded under the Stock Incentive Plan, unless such action is approved by the Company’s stockholders in accordance with the applicable rules of the NYSE.

Restricted Stock. The Compensation Committee will determine the number of shares of Restricted Stock to be granted to a participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company and the other terms and conditions of Restricted Stock Awards.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant stock Awards, unrestricted stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock. One such example is restricted stock units (“RSUs”). Such stock-based Awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares of common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance Goals and Code Section 162(m). The maximum number of shares with respect to Awards (including Awards of Restricted Stock or other stock-based Awards that are intended to be performance-based compensation under Code Section 162(m)) that may be granted to a participant during a calendar year is 2,600,000 shares. The foregoing limitation will be adjusted proportionately by the Compensation Committee in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the shares of common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a calendar year. Compensation paid pursuant to options and stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value (i.e., the closing price) of a share of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Code Section 162(m) or the regulations thereunder, in applying the foregoing limitation, if any Option or Stock Appreciation Right is canceled, the canceled Award shall continue to count against the maximum number of shares of common stock with respect to which an Award may be granted to a participant. With respect to Restricted Stock and Other-Stock-Based Awards, the general rule is that in order for such Awards (such as RSUs) to qualify as performance-based compensation, the Compensation Committee must establish a performance goal with respect to such Award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. There can be no guarantee, however, that amounts payable under the Stock Incentive Plan will be treated as qualified performance-based compensation under Code Section 162(m).

Currently, interpretive guidance issued by the Internal Revenue Service defines a “covered employee” under Code Section 162(m) as the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.

The Stock Incentive Plan includes the following performance criteria that may be considered by the Compensation Committee when granting performance-based Awards: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income (either before or after, either or any combination of, interest, taxes, depreciation and/or amortization); (iii) earnings per share or in the aggregate; (iv) return on stockholders’ equity; (v) stock price; (vi) revenues or sales; (vii) advertising revenue or sales; (viii) free cash flow; (ix) return on invested capital; (x) total stockholder return; (xi) net sales or revenue growth; (xii) return on assets; (xiii) return on capital; (xiv) return on sales; (xv) return on revenue; (xvi) operating cash flow; (xvii) cash flow return on equity; (xviii) cash flow return on investment; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) gross or operating margins; (xxi) productivity ratios; (xxii) expense targets; (xxiii) margins; (xxiv) operating efficiency; (xxv) market share; (xxvi) working capital targets and change in working capital; (xxvii) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xxviii) reductions in expenses; (xxix) net economic value; (xxx) completion or progress on the achievement of significant transactions, acquisitions, divestitures, product development and/or projects or processes; (xxxi) results of customer satisfaction surveys; (xxxii) product price; (xxxiii) achievement of product and/or service quality goals; and/or (xxxiv) credit rating. The performance criteria may relate to the Company, one or more of its affiliates or their divisions, units, departments or functions, or any combination thereof. The performance criteria may be applied on an absolute basis or relative to one or more peer group companies or indices.

Termination of Service. An Award may not be exercised after the termination date of such Award as set forth in the Award agreement. In the event a participant in the Stock Incentive Plan terminates continuous service with the Company, an Award may be exercised only to the extent provided in the Award agreement. Where an Award agreement permits a participant to exercise an Award following termination of service, the Award shall terminate to the extent not exercised on the last day of the period specified in the Award agreement or the last day of the original term of the Award, whichever comes first. Any Award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award agreement.

Adjustments Upon Certain Events. In the event of any stock dividend or split, reorganization, recapitalization, merger, spin-off, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, shall (subject to limitations due to Internal Revenue Code Section 409A) adjust: (i) the number or kind of shares of common stock or other securities or property issued or reserved for issuance pursuant to the Stock Incentive Plan or pursuant to outstanding Awards; (ii) the maximum number of shares or other securities or property for which Awards may be granted during a calendar year to any participant; (iii) the exercise price of any Option or Stock Appreciation Right; and/or (iv) any other affected terms of such Awards.

Upon the occurrence of a change in control of the Company (as defined in the Stock Incentive Plan), the Stock Incentive Plan provides that the Compensation Committee may (subject to limitations due to Internal Revenue Code Section 409A): (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award; (ii) cancel Awards for fair value; (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Stock Incentive Plan as determined by the Compensation Committee in its sole discretion; or (iv) provide that for a period of at least 30 days prior to the change in control, Options or Stock Appreciation Rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such Options or Stock Appreciation Rights will terminate.

Administration. The Stock Incentive Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee of the Compensation Committee consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the NYSE listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto) and, to the extent required by Code Section 162(m), “outside directors” within the meaning thereof. The Compensation Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Incentive Plan.

Amendment and Termination. The Board or the Compensation Committee may at any time amend, suspend or terminate the Stock Incentive Plan, except consent of a participant is required to the extent any such action would materially diminish the rights of a participant under an outstanding Award. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, applicable rules of any stock exchange or national market system and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the Stock Incentive Plan in such a manner and to such a degree as required.

Transferability. Unless otherwise determined by the Compensation Committee, Awards under the Stock Incentive Plan may not be transferred or assigned by a participant otherwise than by will or the laws of descent and distribution. An Award that is exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

Awards under the Existing Stock Plan

The benefits that will be awarded or paid in the future under the Stock Incentive Plan are not currently determinable. Such Awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future Awards or who might receive them.

The following table sets forth the Options and Restricted Stock units issued under the Stock Incentive Plan and the TheHuffingtonPost.com, Inc. Long-Term Incentive Plan (the “HP Plan”) (which plan we assumed in connection with our acquisition of TheHuffingtonPost.com, Inc. (“Huffington Post”) in March 2011 and under which plan we generally converted into Company shares all Huffington Post shares either subject to outstanding options or still available for issuance under the HP Plan) that have been received by or allocated in fiscal year 2011 to the following persons or groups: (i) our CEO, (ii) each of our other Named Executive Officers (as listed below), (iii) our current executive officers as a group, (iv) our current non-executive officer directors as a group, (v) each nominee for election as a director and (vi) all employees, other than current executive officers, as a group. On April 2, 2012, the closing sale price of our common stock, as reported on the NYSE, was $18.71 per share.

Name	Number of Securities Underlying Options Granted in 2011	Number of Securities Underlying Restricted Stock Units Granted in 2011
Mr. Armstrong	0	0
Mr. Minson	269,237	4,080
Mr. Gounares	60,000	16,330
Ms. Jacobs	15,000	4,080
All current executive officers as a group	344,237	24,490
All non-executive officer directors as a group	0	53,242
All employees, other than current executive officers, as a group*	2,828,270	1,686,347

*	Includes securities underlying grants awarded in 2011 under the HP Plan in the amount of 286,500 options and 135,145 restricted stock units. Does not include securities underlying non-employee advisor grants awarded in 2011 in the amount of 59,479 options and 16,910 RSUs.

Tax Status of Stock Incentive Plan Awards

The following discussion of the U.S. federal income tax status of Awards under the Stock Incentive Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options. If the Option is a nonqualified Option, no income is realized by the participant at the time of grant of the Option, and no deduction is available to the Company at such time. At the time of exercise (other than by delivery of shares of common stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value (i.e., the closing price) of the shares of common stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount, subject to possible limitations imposed by Code Section 162(m). Any gain that the participant realizes upon subsequent disposition of the shares will be short- or long-term capital gain, depending on how long the shares were held. If a participant exercises a nonqualified Option by delivering shares of common stock in lieu of paying cash for the strike price, the participant will not recognize gain or loss with respect to the exchange of such shares, even if the fair market value of such shares is different from the participant’s tax basis.

The participant, however, will be taxed as described above with respect to the exercise of the nonqualified Option as if the participant paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

Incentive Stock Options. The grant of an incentive stock option under the Stock Incentive Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no tax deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will generally recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value (i.e., the closing price) of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Code Section 162(m).

The “spread” under an incentive stock option—i.e., the difference between the fair market value (i.e., the closing price) of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. No income is realized by the participant at the time a Stock Appreciation Right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock. The grant of Restricted Stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares (i.e., the closing price) on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to a tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Code Section 162(m). Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of Restricted Stock may make an election under Internal Revenue Code Section 83(b) (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value (i.e., the closing price) on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the Restricted Stock is issued.

Restricted Stock Units. The Company receives a tax deduction and the participant recognizes taxable income equal to the fair market value of the RSUs at the time the shares of common stock (or the equivalent value in cash or other property) are issued. Internal Revenue Code Section 83(b) is not applicable to RSUs. The value of any part of a RSU Award distributed to participants is taxable as ordinary income to such participant in the year in which such Award is settled, and the Company will be entitled to a corresponding tax deduction.

Other Stock-Based Awards. The U.S. federal income tax consequences of Other Stock-Based Awards under the Stock Incentive Plan (other than RSUs) will depend upon the actual terms and conditions of such Awards when granted and are not currently determinable.

Company Deduction and Code Section 162(m). Code Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Stock Incentive Plan is designed to permit the grant of Options and Stock Appreciation Rights, and certain awards of Restricted Stock, RSUs and Other-Stock-Based Awards that are intended to qualify as “performance-based compensation” not subject to Code Section 162(m)’s $1,000,000 deductibility cap. The rules and regulations promulgated under Code Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Stock Incentive Plan will be fully deductible under all circumstances.

Section 409A. The American Jobs Creation Act of 2004 introduced a new section of the Internal Revenue Code (“Section 409A”) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. The Stock Incentive Plan permits the grants of various types of Awards, which may or may not be exempt from Section 409A. If an Award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events described in this section could apply earlier than described, and could result in the imposition of the 20% additional tax plus interest. Restricted Stock Awards, Options and Stock Appreciation Rights that comply with the terms of the Stock Incentive Plan, are designed to be exempt from Section 409A. RSUs granted under the Stock Incentive Plan may be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from Section 409A. If not exempt, such RSUs must be specifically designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN.

ITEM 5—APPROVAL OF AOL INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

General

The Company’s stockholders are being asked to approve the AOL Inc. 2012 Employee Stock Purchase Plan (the “ESPP”). The Compensation Committee unanimously adopted and approved the ESPP on February 22, 2012, subject to stockholder approval. The purpose of the ESPP is to encourage ownership of our common stock by all eligible employees and align such persons’ interests with the success of the Company. The ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The following is a summary of the principal features of the ESPP. The following summary does not purport to be a complete description of all provisions of the ESPP and is qualified in its entirety by the complete text of the ESPP, which is attached to this proxy statement as Annex B. Stockholders are urged to read the ESPP in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the ESPP.

Summary of the ESPP

Eligibility. In general, all full time and part-time employees of the Company and its participating subsidiaries who have worked for the Company for at least sixty (60) days, are eighteen (18) years of age or older and whose customary employment is at least twenty (20) hours a week for at least five (5) months per year are eligible to participate in the ESPP; provided, however, that an employee will not be eligible to participate in the ESPP if such employee, immediately after his or her election to participate in the ESPP, would own stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company. As of April 1, 2012, approximately 5,294 employees would have been eligible to participate in the ESPP.

Administration, Amendment and Termination. The Compensation Committee administers the ESPP. Subject to the terms of the ESPP, the Compensation Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The Compensation Committee may establish, amend and revoke rules and regulations for its administration of the ESPP that it considers appropriate to promote the Company’s best interests, including establishing terms under which common stock may be purchased. The Compensation Committee may also adopt rules or procedures relating to the operation of the ESPP to accommodate the specific requirements of local laws and procedures, and sub-plans applicable to particular subsidiaries or locations. The Compensation Committee may delegate administrative matters relating to the ESPP to the Company’s officers or employees.

The Compensation Committee may amend or terminate the ESPP at any time and for any reason, provided no such action may adversely affect the participants’ rights and obligations with respect to purchase rights which are at that time outstanding under the ESPP, except with the participants’ consent or as necessary to comply with any laws or regulations. In addition, as required by applicable laws or regulations, including NYSE listing requirements, certain amendments to the ESPP must be approved by the Company’s stockholders.

Number of Shares of Common Stock Available under the ESPP. A maximum of 9.4 million shares will be available for issuance pursuant to the ESPP. Shares issued under the ESPP may be unissued shares, treasury shares or shares bought in the market. In the event there is any change in the shares of the Company through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the Compensation Committee will make appropriate adjustments in the number of shares available for purchase under the ESPP, and the purchase price and the number of shares subject to any purchase rights which have not yet been exercised, and will take any further action that it determines in its discretion may be necessary or appropriate.

Enrollment and Contributions. Eligible employees voluntarily elect whether or not to enroll in the ESPP. Unless and until the Compensation Committee determines otherwise, there will be two offering periods each calendar year, one commencing May 16 of the calendar year and ending on November 15 of the same calendar year, and the other commencing on November 16 of the same calendar year and ending on May 15 of the following calendar year. An employee may cancel his or her enrollment at any time, subject to the ESPP rules.

Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the Compensation Committee. Participating employees may contribute not less than 1% and up to 15% of their eligible compensation through after-tax payroll deductions. The Compensation Committee may establish different minimum and maximum permitted contribution percentages, or change the length of the offering periods or the number of shares purchasable in an offering period. After an offering period has begun, an employee may decrease, but not increase, his or her contribution percentage, subject to the ESPP rules.

Purchase of Shares. On the last business day of each offering period, each participating employee’s payroll deductions are used to purchase shares for the employee. Unless and until the Compensation Committee determines otherwise, the purchase price for the shares so purchased will be the lower of (i) 85% of the fair market value of the Company’s common stock on the first day of the offering period, or (ii) 85% of the fair market value of the Company’s common stock on the last day of the offering period. Fair market value under the ESPP means the closing price of our common stock on the NYSE for the day in question. As of April 2, 2012, the fair market value of our common stock was $18.71 per share. During any single year, no employee may purchase more than $25,000 worth of shares under the ESPP (based on market value on the applicable enrollment date(s)).

Termination of Participation. Participation in the ESPP terminates when a participating employee’s employment with the Company ceases for any reason prior to the last two weeks of an offering period, the employee withdraws from the ESPP, prior to the last two weeks of an offering period, or the ESPP is terminated or amended such that the employee no longer is eligible to participate.

New Plan Benefits. The actual number of shares that may be purchased by any individual under the ESPP is not determinable in advance because the number is determined, in part, on the participant elections, contributed amount and purchase price.

Tax Status of ESPP Purchases

The following is a summary of the general U.S. federal income tax consequences to U.S. citizens and the Company of the purchase of shares under the ESPP. Tax consequences for any particular individual may be different.

Shares purchased under the ESPP will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares (i.e., the closing price) on the date of purchase. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to a tax deduction in the amount of the ordinary income recognized by the recipient. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since it was purchased. The Company does not receive a tax deduction for any such gain.

Other Information and Conclusion

The Company believes that its best interests will be served by the approval of the ESPP. The Board of Directors believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company’s eligible employees with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a discount from the market price.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AOL INC. 2012 EMPLOYEE STOCK PURCHASE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2011, about the Company’s outstanding equity compensation awards and shares of common stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)(3) (a)	Weighted-average exercise price of outstanding options, warrants and rights(4) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(5) (c)
Equity compensation plans approved by security holders(1)(6)(7)	11,362,303	$20.75	4,693,059
Equity compensation plans not approved by security holders	0	—	0
Total	11,362,303	$20.75	4,693,059

(1)	Consists of shares that may be issued under the AOL Inc. 2010 Stock Incentive Plan in the form of stock options, stock appreciation rights, restricted stock, RSUs or other stock-based awards.
(2)	Consists of 7,999,962 shares of our common stock issuable upon the exercise of outstanding options and 2,642,656 shares of our common stock issuable upon the vesting of RSUs awarded under the AOL Inc. 2010 Stock Incentive Plan, and 608,222 shares of our common stock issuable upon the exercise of outstanding options and 111,463 shares of our common stock issuable upon the vesting of RSUs outstanding under the HP Plan (see Note 3 below for further details about the HP Plan).
(3)	In connection with our acquisition of The Huffington Post in March 2011, we assumed the HP Plan and, generally, converted into Company shares all Huffington Post shares either subject to outstanding options or still available for issuance under the HP Plan. Specifically, as of closing: (1) we converted 706,881 outstanding shares that were subject to Huffington Post stock options into 664,075 Company stock options; (2) the remainder of the shares subject to outstanding Huffington Post stock options were cashed out pursuant to the merger agreement (all of the cashed-out shares were canceled and will not be returned to the share pool as Company shares under the HP Plan); and (3) a small number of shares subject to Huffington Post stock options held by previously terminated employees had been either exercised or forfeited (the forfeited shares were returned to the share pool, and converted into Company shares under the HP Plan). The number in this column includes 719,685 shares of Company common stock issuable upon the exercise of outstanding options and RSUs under the HP Plan.
(4)	The weighted-average exercise price pertains only to the 8,608,184 outstanding options and not to the outstanding RSUs, which by their nature have no exercise price.
(5)	Consists of 4,446,211 shares of Company common stock available for future issuance under the AOL Inc. 2010 Stock Incentive Plan and 246,848 shares of Company common stock available for future issuance under the HP Plan.
(6)	As of February 29, 2012, the Company had 3,327,943 shares available for grant under the AOL Inc. 2010 Stock Incentive Plan and 181,299 shares available for grant under the HP Plan. Also as of February 29, 2012, in total we had 9,121,892 stock options outstanding with a weighted average exercise price of $20.44 and a weighted average remaining term of 7.8 years and 3,260,658 unvested restricted stock units outstanding.
(7)	Between April 16, 2012 and the Annual Meeting on June 14, 2012, we will grant no additional shares under the AOL Inc. 2010 Stock Incentive Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses (i) the elements of our compensation programs applicable to the Named Executive Officers for 2011, (ii) the actions taken in 2011 with respect to compensation for the Named Executive Officers and (iii) the compensation of our Named Executive Officers during 2011.

We refer to the following individuals as Named Executive Officers for 2011:

Name	Title
Tim Armstrong	Chairman and Chief Executive Officer

Arthur Minson	Executive Vice President, Chief Financial Officer and President of AOL Services

Alexander Gounares*	Former Executive Vice President and Chief Technology Officer

Julie Jacobs	Executive Vice President, General Counsel and Corporate Secretary

*	Mr. Gounares resigned from the Company, effective April 6, 2012, to pursue other interests.

In May 2011, our stockholders voted, on an advisory basis, on a resolution regarding the compensation of our named executive officers (the “say on pay proposal”). The proposal was approved by more than 97% of the votes cast demonstrating strong stockholder support for our overall executive compensation program. In addition, in May 2011, our stockholders voted, on an advisory basis, on a resolution regarding the frequency of future say on pay proposals, with the option of an annual say on pay advisory vote receiving the support of over 82% of the votes cast on the proposal. The Compensation Committee reviewed and took this result into account in designing the compensation program for our Named Executive Officers in 2011, but did not make any significant changes to the program as a result of the advisory vote. Taking into account the advisory vote regarding the frequency of say on pay proposals as well as other factors, our current policy is to include a resolution regarding the compensation of our named executive officers annually and such a proposal is submitted to our stockholders for the 2012 annual meeting in Item 3 of this proxy statement. The Compensation Committee considered and will continue to consider the outcome of these advisory votes when considering future executive compensation arrangements.

2011 Highlights

As described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report on Form 10-K, fiscal 2011 was a strong year. We aggressively executed our business strategy in 2011 by doing the following:

•	accelerating our progress towards a return to total revenue growth;

•	accelerating year-over-year advertising revenue growth for three consecutive quarters;

•	growing year-over-year global display revenue for four consecutive quarters;

•	growing our third party network revenue year-over-year for three consecutive quarters and sequentially for six consecutive quarters;

•	successfully managing subscription churn and implementing a price rationalization plan;

•	reducing year-over-year search revenue decline;

•	meaningfully reducing our costs after integration of acquisitions;

•	growing premium format, video and mobile usage year-over-year;

•	increasing our investment in strategically high growth areas, including Patch;

•	rapidly integrating The Huffington Post after its acquisition and expanding it internationally;

•	expanding key technology, talent and content, products and services through disciplined execution and targeted acquisitions; and

•	successfully returning cash to stockholders through a $250 million stock repurchase program (pursuant to which $173.6 million worth of stock was repurchased in 2011).

See our 2011 Annual Report on Form 10-K for further details on these developments.

Philosophy and Process

Our Compensation Goals and Principles

The goal of our executive compensation program is to attract and retain talented executives and to reward executives in a manner that aligns compensation with short-term and long-term goals of the Company and creating stockholder value. In 2011 we were guided by the following principles in determining the compensation of our Named Executive Officers:

•

Competition. Compensation should reflect the competitive marketplace to enable us to attract, retain and motivate talented executives over the long term as required to achieve the Company’s objectives.

•

Accountability for Business Performance. Compensation should be significantly tied to our financial and operating performance so that executives are held accountable through their compensation for the performance of the business operations for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied, in part, to the executive’s individual performance to encourage and reflect individual contributions to our performance.

Role of Compensation Committee

Our Compensation Committee oversees the Company’s compensation and benefit plans and policies and equity incentive plans, determines executive compensation including reviewing and approving employment agreements and annual compensation relating to the CEO and certain senior executives including the Named Executive Officers, reviews and approves corporate goals relevant to such executives and evaluates performance in light of such goals and objectives, and exercises oversight over the disclosures regarding executive compensation.

Role of Management

Our CEO, assisted by input from members of our Human Resources, Finance and Legal Departments, regularly reviews the Company’s executive compensation philosophy with the Compensation Committee and provides executive compensation comparables based on available peer information to the Compensation Committee. Our CEO, with the assistance of the Human Resources Department, annually reviews the performance and compensation of the other Named Executive Officers and makes recommendations to the Compensation Committee as described in greater detail below.

Role of Compensation Consultants

Compensation Advisory Partners LLC (“CAP”) was identified and selected by the Compensation Committee as its independent executive compensation advisor pursuant to the Compensation Committee charter. CAP works with the Chairperson of the Compensation Committee and management to provide strategic guidance to the Compensation Committee regarding executive and director compensation.

We retain the executive compensation firm Exequity LLP (“Exequity”) to provide guidance to our management on executive compensation matters. Specific services provided by Exequity include, but are not limited to, the identification of relevant peer groups, a review of our executive compensation practices, recommendations on non-employee director compensation, as well as modeling of potential equity pool designs. For the purposes of assessing the appropriateness and competitiveness of our executive compensation programs with respect to pay and program design, Exequity conducts and/or validates external benchmarking analyses relative to selected peer companies. Management utilizes Exequity as a strategic consultant on key decisions and market trends relating to our executive compensation philosophy and programs.

Performance Review Process

We determine regular base salary merit increases, annual bonuses and equity grants, if any, through an annual review of all employees, including the Named Executive Officers, to measure individual performance over the course of the performance year against pre-set financial, operational and individual goals. The process assists in confirming that each Named Executive Officer’s compensation is tied to our overall financial and operating performance, individual achievement and execution of our strategic initiatives and demonstration of our values. The annual performance review process is generally conducted in the fourth quarter of the relevant year and continues into the first quarter of the following year. As part of the annual performance review process, Mr. Armstrong conducts a performance assessment of the other Named Executive Officers and makes recommendations concerning base salary merit increases, equity awards and annual bonuses, if any. For 2011, Mr. Armstrong, in consultation with our Human Resources Department, conducted the performance assessment of each Named Executive Officer, and shared the relevant compensation recommendations with the Compensation Committee. Additionally for 2011, the Compensation Committee conducted an independent performance assessment of Mr. Armstrong and reviewed this assessment with the Board.

In addition to the annual performance review process, employees, including the Named Executive Officers, participate in a mid-year review process and may receive mid-year promotions and salary increases in recognition of outstanding performance and to align compensation with comparative peer levels. During 2011, Ms. Jacobs received salary increases as of April 1, 2011 and December 1, 2011, as further discussed below.

Use of Compensation Surveys and Other Comparative Data

In connection with our compensation planning process, both management and the Compensation Committee review executives’ pay levels in the context of both internal equity among similarly situated executives within AOL and external benchmarks comprised of similarly situated executives at peer companies. The external compensation data sources referenced by management and the Compensation Committee as they deliberate appropriate levels and mixes of compensation include both private compensation surveys (“survey data”) and public SEC filings (e.g., proxy statements and other compensation-related filings) for companies specifically selected as peers for the purposes of pay benchmarking (“proxy data”)—as described in greater detail below.

Annually we participate in and receive competitive pay data based on numerous compensation surveys of public and private technology companies and other multinational companies prepared by a variety of different compensation firms, including Radford Consulting and The Croner Company. In applying proxy data, we use an “Industry Peer Group” that includes companies with which we compete for talent, business or investment capital. In 2011, we revised the Industry Peer Group to better reflect both: (i) acquisitions completed in 2011 and (ii) the scope of our operations, as measured by revenues. Attracting and retaining employees that possess a depth of expertise in highly sought after specialty areas, including engineering, mobile and editorial, is critical to achieving the Company’s long-term objectives. Our revised peer group includes organizations that also compete for these highly in-demand skill sets. Based on these considerations, we made the following changes to the peer group:

We added to the Industry Peer Group: Discovery Communications, Inc., Gannett Co., Netflix Inc., The New York Times Company, priceline.com Inc., and Salesforce.com, Inc. We removed from the Industry Peer Group: Amazon.com, Inc., Apple Inc., Comcast Corporation, Digital River, Inc., eBay Inc., McAfee, Inc., Omnicom Group Inc., RealNetworks, Inc., and ValueClick, Inc.

Following these changes, the list of companies included in the revised Industry Peer Group are as set forth below.

Adobe Systems Incorporated CA, Inc. Discovery Communications, Inc. Electronic Arts Inc. Gannett Co. Google Inc.	IAC/InterActiveCorp Interpublic Group of Companies, Inc. Intuit Inc. Microsoft Corporation Netflix Inc. The New York Times Company	News Corporation priceline.com Inc. Salesforce.com, Inc. Symantec Corporation Time Warner Cable Inc. Yahoo! Inc.

Revenues in 2010 for the revised Industry Peer Group ranged from $1.63 billion to $71.12 billion, with median 2010 revenues of approximately $4.1 billion, as compared to AOL’s 2010 revenues of approximately $2.4 billion. For reference, the 2009 median revenues for the industry peer group used for the purposes of benchmarking executive compensation in 2010 had been $6.6 billion.

AOL management and the Compensation Committee will continue to review the composition of the Industry Peer Group and make such modifications as are warranted in connection with our continually evolving business.

Elements of Compensation

Our compensation philosophy is reflected in the elements of our executive compensation program, which included the following key components in 2011:

•	annual base salary;

•	annual performance-based cash incentive compensation (i.e., bonus), based on the achievement of our financial and operational goals and individual goals;

•	long-term equity incentive compensation;

•	retirement, health and welfare and other benefit programs provided generally to employees;

•	cash and equity awards in recognition of individual performance in certain limited circumstances; and

•	limited executive benefits and perquisites.

In general, we believe that the elements of compensation reflect a focus on performance-driven compensation, a balance between short-term and long-term compensation and a combination of cash and equity-

based compensation. The elements of executive compensation are reviewed by the Compensation Committee and our CEO, our CFO and our CHRO to maintain the amount and type of compensation within appropriate competitive parameters as well as to promote long-term performance.

The charts below show the elements of compensation as a percentage of total direct compensation (which we define as base salary, bonus (including special cash performance awards) and equity) for 2011 for the Named Executive Officers, which is also set forth in the 2011 Summary Compensation Table below.

*	Upon the Spin-off, and pursuant to the terms of his prior employment agreement, the Time Warner equity that Mr. Armstrong received in 2009 converted into AOL equity in amounts equal to 469,466 stock options and 339,365 RSUs. Additionally, upon the Spin-off and pursuant to his prior employment agreement, Mr. Armstrong received an equity grant in 2009 in the amount of 1,593,995 stock options. Pursuant to the terms of his prior employment agreement with Time Warner, as assumed by the Company, Mr. Armstrong received an equity grant in 2010 in the amount of 697,058 stock options and 209,117 RSUs. As a result of the significant equity grants made to Mr. Armstrong in 2009 and 2010, he did not receive an equity grant in 2011.

Each element of our executive compensation program and the rationale for providing each such element are described below.

	Compensation Program	Brief Description	Eligible Participants	Goal Alignment

Annual Cash Compensation	Base salary	Annual cash compensation based on individual performance and competitive market data	All salaried employees	Compensate competitively in market Reward performance
	Annual Bonus Plan	Annual incentive award based on the achievement of Company financial objectives	All employees working 25 hours or more per week, who are not on a sales/commission plan	Compensate competitively in market Reward performance Align reward with shareholders

Long Term Incentive Compensation	Long-term Incentive	Equity-based awards included stock option and restricted stock units. Awards vary based on performance, competitive market position and position within the organization	All full-time employees based on individual and Company performance	Compensate competitively in market Reward performance Align reward with stockholders Retention

Benefits/ Perquisites	Health & Welfare Benefits, Retirement	Medical, Dental, Vision and other welfare benefits, 401(k) Investment Plan	All employees working 25 hours or more per week	Compensate competitively in market Retention
	Executive Benefits and Perquisites	Death, Disability and Life Insurance	Select executive officers based on term of negotiated agreements	Compensate competitively in market Retention

On March 29, 2012, we entered into a new employment agreement with Mr. Armstrong, as discussed in more detail below. The Compensation Committee consulted with its independent compensation consultant, Compensation Advisory Partners LLC, to set total target compensation for Mr. Armstrong at a level appropriate for his position and consistent with benchmarks for CEOs of comparable companies determined by evaluating proxy data for our Industry Peer Group. Mr. Armstrong’s base salary continues to be at least $1,000,000 and his annual target bonus opportunity continues to be equal to 200% of base salary, although the bonus is fully discretionary and is not guaranteed. The new employment agreement substantially conforms to the material terms established by the Company with respect to all of its executive officers. As a result, the new employment agreement provides fewer benefits to Mr. Armstrong compared to his prior agreement that was entered into prior to the Company’s spin-off from Time Warner, including a reduction in the amount of cash severance benefits, the payment of cash severance benefits over time rather than in a lump sum, and the elimination of supplemental life and disability insurance benefits. Mr. Armstrong is eligible to receive grants or awards of long-term equity incentives as determined by the Compensation Committee and he continues to be able to participate in our savings and welfare benefit plans.

Cash Elements of Compensation for 2011

Base Salary

We believe that including a competitive base salary in each Named Executive Officer’s compensation package is appropriate in order to attract, retain and motivate executives capable of leading our business in the complex and competitive environment in which we operate. In setting and reviewing base salaries, we consider the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of our similarly situated executives and published market data (including both the Radford Global Technology Survey and the data for our Industry Peer Group).

The only Named Executive Officer to receive a base salary increase in 2011 was Ms. Jacobs, who received an increase in connection with her increased responsibilities, including oversight of the Company’s Corporate Development and Corporate Services Departments. As of April 1, 2011, Ms. Jacobs’ annual base salary increased from $450,000 to $500,000. As of December 1, 2011, Ms. Jacobs’ annual base salary increased from $500,000 to $600,000. Mr. Armstrong consulted with the Human Resources Department, the Compensation Committee’s independent executive compensation consultant and the Compensation Committee to set a base salary for Ms. Jacobs at a level appropriate for her position, including her increased responsibilities, and to align her salary with that of other executive officers in the Company.

2011 Bonus

Messrs. Armstrong and Gounares and Ms. Jacobs participated in the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”), which provides certain of our executive officers selected by the Compensation Committee with the opportunity to receive performance-based annual bonuses that are intended to qualify as performance-based compensation under Code Section 162(m). Annual incentive awards under the Executive AIP are funded upon achievement of a single performance measure under the Executive AIP—positive “Adjusted Net Income”—which is defined as income from continuing operations as defined under U.S. GAAP, excluding special items and transactions not indicative of our core operating performance.

For participants in the Executive AIP, the ABP is a sub-plan of the Executive AIP. As such, once the funding threshold for the Executive AIP is certified as having been met, the actual incentive awards are determined using the guidelines and the performance criterion under the ABP, including both financial and individual components, as described below. We had Adjusted Net Income of $78.7 million in 2011, which satisfied the performance requirement of the Executive AIP.

In order for the annual incentive awards under the Executive AIP to be deductible as performance-based under Code Section 162(m), in February 2011, the Compensation Committee set a maximum 2011 annual incentive award for all participating executive officers. The Compensation Committee then exercised its negative discretion, as permitted under Code Section 162(m), in determining the actual amounts of the incentive awards based on the ABP guidelines and the individual and Company performance measures described below.

In February 2011, the Compensation Committee approved a 2011 target bonus of $2,000,000 and a maximum bonus opportunity of $4,000,000 for Mr. Armstrong. These bonus levels were set forth in Mr. Armstrong’s prior employment agreement, which was negotiated prior to the Spin-off from Time Warner, and are consistent with the limitations contained in the Executive AIP. Mr. Gounares’ 2011 target bonus was 100% of base salary as set forth in his employment agreement and his maximum bonus opportunity was 200% as set forth in the ABP. Ms. Jacobs’ 2011 target bonus was 100% of base salary as set forth in her employment agreement, as amended on March 30, 2011, and on December 13, 2011, and her maximum bonus opportunity was 200% as set forth in the ABP. The March 30, 2011 amendment to Ms. Jacobs’ employment agreement increased her target annual bonus from 75% of base salary to 100% of base salary effective as of January 1, 2011. This change was made in order to align her target annual bonus with that of other executive officers in the Company.

Mr. Minson did not participate in the Executive AIP in 2011 pursuant to the applicable requirements of Code Section 162(m). During 2011, Mr. Minson only participated in the ABP. Mr. Minson’s 2011 target bonus of 200% of base salary and maximum bonus opportunity of 300% of base salary are set forth in his employment agreement.

The ABP is critical for rewarding outstanding Company performance, individual performance and behaviors that contribute to the achievement of corporate objectives. The performance criteria for each of the Named Executive Officers under the ABP guidelines include both financial and individual components. Specifically, our Named Executive Officers’ performance criteria are based 75% on overall Company financial metrics—Adjusted OIBDA and Free Cash Flow (each as defined below)—and 25% on individual performance. Of the overall financial metrics component, 70% is based on Adjusted OIBDA and the remaining 30% is based on Free Cash Flow. The Compensation Committee chose this weighting because it emphasizes the importance of the Company’s financial performance and reinforces individual accountability for the achievement of an executive’s goals for the year. The Compensation Committee selected Adjusted OIBDA and Free Cash Flow because they are important measures of the Company’s financial performance and are substantially consistent with the measures on which the Company historically has focused its quarterly and annual earnings results.

At the beginning of the 2011 plan year, Mr. Armstrong and Mr. Minson proposed the annual goals—both Company financial metrics and, with respect to executive officers (and other senior management), individual performance metrics—which are then reviewed and approved by the Compensation Committee. The individual performance metrics are based on the Named Executive Officer’s individual performance rating in his or her annual review.

Below are the individual achievements the Compensation Committee considered for each Named Executive Officer for 2011 in evaluating individual performance for purposes of the ABP. As a result of these performance achievements, each of the Named Executive Officers received over 100% of their annual target bonus.

Tim Armstrong

•

Mr. Armstrong continued to execute against an aggressive strategy in 2011 that positioned the Company for increased growth. In 2011 he led the Company in improving advertising revenue growth while continuing tight cost controls. His efforts allowed the Company to gain key talent, content, and products through the targeted acquisition of the Huffington Post, thus providing the Company the ability to deliver a scaled and differentiated array of premium news, analysis, commentary, entertainment and community engagement. Mr. Armstrong oversaw the successful integration of companies we acquired during 2010 and 2011. He helped implement a stock repurchase program during the second half of 2011. He led the Company in accelerating advertising revenue growth. He expanded the Patch network and grew its user base, ending 2011 with Patch in 863 towns and approximately 10 million unique users.

Arthur Minson

•

Mr. Minson led the Company to significant financial strength during the year. He led key acquisitions and business development transactions that accelerated the implementation of our strategy. He successfully implemented the Company’s stock buyback program. He completed a significant cost mitigation program which significantly reduced our expenses. In December 2011, Mr. Minson’s role was expanded to include President of AOL Services. In this role, he completed a pricing rationalization program which will allow the Company to simplify operations and improve its value proposition while generating incremental Adjusted OIBDA. He was also instrumental in implementing improvements to our search product which had a beneficial impact on search revenues in 2011.

Alexander Gounares

•

Mr. Gounares continued successfully building and operating all of AOL’s technology products. He scaled our technology platforms with the convergence of thirty-four different media platforms to Blogsmith, an enterprise blogging platform, and the launch of our new ad reporting system, successfully integrated the Huffington Post technology platform after its acquisition, increased the adoption of leading edge open source technologies, and improved the cost effectiveness of our IT systems by reducing staffing while increasing the level of service. Mr. Gounares continued to lead AOL’s 24x7 data center operational measurement and monitoring efforts while building and deploying new cloud-based servers enabling AOL to build a “lights-out” data center with no full time staff. This achievement earned AOL industry recognition and the Uptime Institute 2011 Innovation award.

Julie Jacobs

•

Ms. Jacobs continued leading a world-class legal department and providing best in class legal services that support the strategic business units in achieving their objectives while appropriately managing risks. She drove process improvements to increase efficiency and cut costs. She led the legal team in executing acquisitions and other transactions that accelerated our strategy. Under her direction, the legal department refreshed its ethics and compliance program supporting the values of the Company. Ms. Jacobs has successfully maintained a streamlined and efficient Board planning process to allow the Board to best fulfill its obligation of oversight of the Company. In December 2011, Ms. Jacobs’ role was expanded to include head of the Corporate Development and Corporate Services Departments.

The threshold funding level for 2011 under the ABP was set at $310 million for the Adjusted OIBDA* metric and $160 million for the Free Cash Flow* metric, which would have resulted in a funding level of 50%. There is no guarantee of a payout if a threshold is not met. Any funding below those levels would be subject to approval by the Compensation Committee. The targeted funding range was established as $365 million to $385 million in Adjusted OIBDA* and $215 million to $235 million in Free Cash Flow*, which achievement would have resulted in a funding level of 100%, subject to approval by the Compensation Committee. Funding for performance above $385 million in the Adjusted OIBDA* metric and $235 million in the Free Cash Flow* metric are determined based on the specified ranges approved by the Compensation Committee, subject to the maximum payment level of 200% of target bonus under the ABP for all participants except for Mr. Armstrong and Mr. Minson as described above.

We achieved 113.8% against a 100% targeted funding range of $365 million to $385 million in Adjusted OIBDA* under the ABP, with a 125% target of $410 million in Adjusted OIBDA* under the ABP. We achieved 113.0% against a 100% targeted funding range of $215 million to $235 million in Free Cash Flow*, with a 125% target of $250 million in Free Cash Flow* under the ABP. In total, we achieved 113.6% against our financial targets under the ABP on a combined basis with Adjusted OIBDA* weighted 70% and Free Cash Flow* weighted 30%.

For purposes of calculating the funding levels under the ABP, the ABP requires that certain adjustments be applied to Adjusted OIBDA and Free Cash Flow. The Compensation Committee determined that these adjustments, required under the ABP, were appropriate in order to measure the core performance of the Company.

* For purposes of calculating performance under the ABP, the ABP defines Adjusted OIBDA as operating income before depreciation and amortization, and Free Cash Flow as cash provided by continuing operations, less capital expenditures, product development costs and principal payments on capital leases, adjusted for certain items. For each of these measures, the plan provides for excluding certain special items and the impact of: (i) noncash impairments of goodwill; intangible and fixed assets and investments; (ii) gains and losses on sales of operating assets and investments; (iii) noncash equity-based compensation; (iv) external expensed transaction costs and the direct impact on the Company’s OIBDA and Free Cash Flow related to mergers, acquisitions, investments or dispositions, as well as costs related to retention agreements and contingent consideration related to such transactions; (v) amounts related to securities litigation, government investigations, natural disasters and terrorism;

(vi) restructuring charges or reductions in restructuring charges greater than $3 million; (vii) reserves larger than $3 million established in connection with litigation, fraud investigations, tax audits and similar governmental proceedings; (viii) recoveries greater than $3 million in litigation and similar proceedings; (ix) gains or losses recognized from the forgiveness of debt; (x) the impact of current year changes to accounting standards and tax laws; (xi) gains or losses related to the recognition of cumulative foreign currency translation adjustments; (xii) any other extraordinary item under GAAP; and (xiii) the impact of taxes on the items described in (i) through (xii) . Adjusted OIBDA and Free Cash Flow are non-GAAP financial measures and may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. Adjusted OIBDA and Free Cash Flow are calculated differently for compensation purposes, pursuant to the ABP, than these non-GAAP measures as reported in our Form 10-K and earnings releases.

The Compensation Committee awarded the following amounts to Named Executive Officers for 2011:

Executive	Target Bonus (as a % of base salary)	ABP Target Bonus	Individual Funding (25%)	Company Funding (75%)	Special Individual Cash Performance Award	Total Bonus
Mr. Armstrong	200%	$2,000,000	$500,000	$1,704,000	—	$2,204,000
Mr. Minson	200%	$1,500,000	$562,500	$1,278,000	$100,000	$1,940,500
Mr. Gounares	100%	$550,000	$137,500	$468,600	$50,000	$656,100
Ms. Jacobs**	100%	$496,165	$186,062	$422,732	$300,000	$908,794

**	The total bonus payout amount for Ms. Jacobs reflects a full-year bonus award under the ABP based on a target bonus reflecting her salary increases on each of April 1, 2011 and December 1, 2011.

In recognition of the fact that we are executing a strategic shift to a business focused on primarily generating advertising revenues, our CEO, with the approval of the Compensation Committee, made special cash performance awards to recognize individual performance that played a material role in the achievement of significant Company objectives. Such objectives include (i) the consummation of strategic transactions or initiatives, (ii) the launch of new products and services for the Company’s users or advertisers and (iii) the development of or improvement to strategic infrastructure or technologies.

Such special individual cash performance awards were awarded to each of Mr. Minson, Mr. Gounares and Ms. Jacobs for 2011. Mr. Minson received a special individual cash performance award in the amount of $50,000 in recognition of his role in successfully negotiating and completing the Huffington Post and goviral acquisitions. He received an additional special individual cash performance award in the amount of $50,000 in recognition of his performance as President of AOL Services. Mr. Gounares received a special individual cash performance award in the amount of $50,000 in recognition of his role in the successful restructuring of our India operations, including transferring approximately 800 employees to independent outsourcing vendors without significant disruption to operations. Ms. Jacobs received a special individual cash performance award in the amount of $50,000 in recognition of her leadership role in the successful negotiation and completion of the Huffington Post and goviral acquisitions. She received an additional special individual cash performance award in the amount of $250,000 in recognition of her role in the successful litigation settlements reached during 2011 and her increased scope of responsibility as head of the Corporate Development and Corporate Services Departments.

Restricted Stock Unit Make Good Program

In January 2010, the Compensation Committee approved a cash award program designed to compensate our employees, including certain of our Named Executive Officers, who forfeited RSUs of Time Warner upon the Spin-off as provided for in the terms and conditions of the Time Warner equity award agreements. The total value of an employee’s forfeited Time Warner RSUs was determined by multiplying the total number of forfeited RSUs that would have otherwise vested on or prior to April 13, 2012 by $31.05, the average of the high and low market prices of Time Warner common stock on the date of the Spin-off.

The following Named Executive Officer was eligible to participate in the program and received cash payments in the following amounts:

Named Executive Officer	April 15, 2010	April 15, 2011	April 13, 2012
Ms. Jacobs	$24,724	$24,724	$49,448

General Equity Compensation Strategy for 2011

Long-term equity incentive awards are designed not only to provide executives with an opportunity to earn a competitive level of compensation, but also to advance the principle of pay-for-performance, to align the executive’s interests with those of our stockholders and to provide a significant retention tool. Stock options are granted to executives as an incentive to create incremental stockholder value. RSUs are intended to reward and retain key talent, as well as to align executives’ interests with those of stockholders even during periods of stock market fluctuations.

Stock Options

We grant stock options because we believe that they provide executives with a strong commitment to maintain employment with us and focus on creating long-term stockholder value. The exercise price of options awarded is the closing price of our common stock on the date of grant. Because the ultimate value received by option holders is directly tied to increases in our stock price, stock options serve to link the interests of management and stockholders and to motivate executives to make decisions that will increase the long-term total return to stockholders. Additionally, stock option grants to executives under the AOL Inc. 2010 Stock Incentive Plan include a four-year vesting schedule and termination provisions that the Compensation Committee believes will encourage option holders to remain employed with us on a long-term basis.

Restricted Stock Units

We also award RSUs representing full value shares of our common stock. RSUs are intended to promote retention and alignment of executive interests with the interests of our stockholders. The Compensation Committee believes that RSUs enhance retention value as they vest over time. RSUs granted to executives generally vest over a four-year period.

Factors Influencing Equity Compensation for 2011

Our approach to granting equity compensation to our Named Executive Officers (and other top executives) in 2011 was to adhere to the terms of Named Executive Officers’ employment agreements, to offer competitive equity to attract new leadership to the Company and to reward individuals in connection with promotions. When determining the amount of equity grants in 2011, the Compensation Committee considered the Named Executive Officers’ contributions to the Company’s overall performance, their role in achieving Company goals and their achievement of individual goals, surveys of equity grants made by other peer companies and the goal of aligning our executive officers’ interests with those of our stockholders. In January 2011, the Compensation Committee approved annual RSU and stock option grants to all of the Named Executive Officers in amounts based on these factors. These grants are described in the Grants of Plan Based Awards table below. In addition, in December 2011, the Compensation Committee approved a grant to Mr. Minson in the amount of 254,237 stock options in recognition of his expanded role at the Company to include President of AOL Services. Mr. Minson opted to receive an option grant instead of a special cash performance award (as Ms. Jacobs had received). The Committee believed this would further the Company’s goal of better aligning the interests of its executives with those of our stockholders.

Termination and Severance Packages

We have determined the size and features of the termination and severance packages that executive officers would receive in the event of an involuntary termination of employment without “cause” (generally as defined in the employment agreements with our Named Executive Officers) primarily in connection with the entry into employment agreements and individually negotiated severance agreements. The severance payment amounts and other post-termination provisions of the employment agreements generally reflect the Company’s (or in some instances Time Warner’s) negotiations with each individual executive officer, our belief that the terms are appropriate under the circumstances based on the significance of the executive officer’s position with us, our ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. We believe that the provisions in the employment agreements with our Named Executive Officers governing termination and severance arrangements are consistent with our compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment. We believe that the termination and severance arrangements that we provide to our Named Executive Officers are generally consistent with arrangements being offered by other companies in the technology industry to similarly situated executives.

In general, we provide our executives with the following termination benefits: either a lump sum payment or installment payments equal to a specified number of months of base salary; the prior year’s bonus, if earned and not already paid; an amount equal to the pro rata portion of the current year’s bonus up to the date of termination; and payment of a specified number of months of the cost of medical, dental and vision benefit coverage under COBRA. In general, upon a termination, our executives would forfeit any unvested stock options and, for RSUs awarded in 2009 or 2010, would receive accelerated vesting of pro rata RSUs for the portion of the current vesting period up to the date of termination. For any grants of RSUs made on or after December 8, 2010, there is no accelerated vesting of RSUs upon a termination without cause. Because Time Warner had different employment agreements and severance arrangements, and because Mr. Gounares and Ms. Jacobs entered into employment agreements prior to December 8, 2010, the employment agreements of Messrs. Armstrong (with respect to his agreement in effect through March of 2012), Minson and Gounares and Ms. Jacobs contain different severance provisions as described below in “—Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control for 2011.”

On March 29, 2012, however, we entered into a new employment agreement with Mr. Armstrong that provides him with termination benefits upon a termination without “cause” or resignation for “good reason” (each as defined in his agreement) similar to those described above, generally including a severance payment equal to 24 months of his base salary; the prior year’s bonus, if earned and not already paid; an amount equal to the pro rata portion of the current year’s bonus up to the date of termination; and payment of 18 months of the cost of medical, dental and vision benefit coverage under COBRA. With respect to his outstanding equity awards, the stock options described under “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Spin-off Stock Options” below that Mr. Armstrong then holds will continue to vest and remain exercisable through the earlier of 24 months following termination or the expiration date of such options. The stock options described under “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Replacement Restricted Stock Units and Stock Options” below that Mr. Armstrong then holds will remain exercisable until the earlier of five years following his termination or the expiration date of such options. The stock options described under “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Rollover Restricted Stock Units and Stock Options” below will remain exercisable until the earlier of 24 months following termination or the expiration date of such options. Any other outstanding equity awards will be treated in accordance with the terms and conditions of the applicable plan, award agreement and notice under which such awards were issued.

We have not generally considered a Named Executive Officer’s right to receive payments and benefits upon an involuntary termination of employment as a factor in annual compensation decisions. We do not view the post-termination benefits as a factor in overall compensation setting due to the fact that a termination without cause or another triggering event may never occur during the applicable Named Executive Officer’s term of employment. For a discussion of the termination and severance packages for our Named Executive Officers, see “—Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control for 2011” below.

Retirement Programs

The Company maintains the AOL Savings Plan, a defined contribution 401(k) retirement plan, in which almost all of the United States-based employees of AOL and its affiliates are eligible to participate. The purpose of this plan is to provide a tax efficient means of saving for retirement. Contributions are limited by law and/or the plan document. In 2011, the Company matched a certain percentage of the value of employee contributions to the AOL Savings Plan. Mr. Armstrong, Mr. Minson, Mr. Gounares and Ms. Jacobs all participated in the AOL Savings Plan in 2011. AOL does not maintain a defined benefit pension plan or a non-qualified deferred compensation plan.

Health and Welfare Programs

Our Named Executive Officers participate in health and welfare programs that are generally available to all of our employees in the United States. These include medical coverage, dental coverage, vision coverage, medical and dependent care flexible spending account programs and similar benefit programs. In offering these programs to our employees, our goal is to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Perquisites and Personal Benefits

Except as reflected in the “All Other Compensation” column in the 2011 Summary Compensation Table, we do not generally provide perquisites or personal benefits to our Named Executive Officers that are not available to all of our employees. In 2011 Mr. Armstrong received reimbursements of $5,184 for premiums under our Group Universal Life insurance program, as required by his employment agreement which was entered into prior to the Spin-off.

Code Section 162(m) Considerations

Code Section 162(m) generally limits our ability to deduct compensation over $1 million to certain of our executives unless the compensation qualifies as “performance-based compensation,” as defined in Code Section 162(m). In structuring the compensation programs that apply to those executives, we considered the requirements and consequences of Code Section 162(m). In this regard, we adopted the Executive AIP, which provides for the payment of performance-based annual bonuses to certain of our executive officers. Although we have taken into account the potential application of Code Section 162(m) on incentive compensation awards and other compensation decisions, we may approve, in our sole discretion, compensation in excess of $1 million for certain of our executives that does not qualify as “performance-based compensation” for purposes of Code Section 162(m) in order to maintain flexibility to provide competitive levels of compensation for our executive officers.

Other Executive Compensation Practices

Executive Compensation Recovery Policy (“Clawback Policy”)

The Company has adopted an Executive Compensation Recovery Policy pursuant to which, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the United States securities laws as a result of the intentional misconduct by an officer of the Company having a title of Executive Vice President or higher, the Board (or a committee thereof) may require such officer to reimburse the Company for any bonus or other incentive-based or equity-based compensation, including any profits realized from the sale of the Company’s securities, that was paid to such officer during the 12-month period following the first public issuance or filing with the SEC of the financial document of the Company in which the material noncompliance was contained. The independent directors of the Company will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the officer.

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines for our senior executives. These guidelines specify the following:

•	Chief Executive Officer—must own Company equity equal to or greater than six (6) times his base salary

•	Chief Financial Officer—must own Company equity equal to or greater than the lesser of (i) 40,000 shares or (ii) two (2) times his base salary

•	Named Executive Officers—must own Company equity equal to or greater than the lesser of (i) 18,000 shares or one (1) times his or her base salary

Each of Messrs. Armstrong, Minson and Gounares and Ms. Jacobs is required to reach this ownership threshold by January 26, 2016. For this purpose, ownership of AOL common stock includes only shares that the executive owns outright and unvested RSUs. Until an executive has met the ownership threshold, the executive must retain all shares delivered upon settlement of RSUs. As of April 1, 2012, each of Messrs. Armstrong, Minson and Gounares and Ms. Jacobs met these guidelines or had time remaining to do so.

Restrictions on Hedging Arrangements for All Employees and Directors

Under our Insider Trading Policy our employees, directors and officers, including our Named Executive Officers, bear the economic risk as well as the benefits of owning AOL common stock. In this regard, no director, employee, or officer, including Named Executive Officers, may (i) enter into options, warrants, puts and calls or similar instruments with respect to the Company’s securities, (ii) enter into hedging arrangements, or (iii) sell such securities “short”.

Restriction on Stock Repricing

Under our AOL Inc. 2010 Stock Incentive Plan, the repricing of stock options or stock appreciation rights awarded under such Plan is prohibited, unless such action is approved by the Company’s stockholders. As a result, our Named Executive Officers, as well as our other officers, directors and employees, bear the economic risk associated with owning such stock options or stock appreciation rights.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

Submitted by the Compensation Committee of the Company’s Board of Directors:

James Stengel (Chair)

Richard Dalzell

Susan Lyne

Compensation Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation Committee in 2011 was ever an officer or employee of the Company or of any of its subsidiaries or since the beginning of 2011 was a participant in a related person transaction that requires disclosure under SEC rules. During 2011, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity (not including entities exempt from tax under Section 501(c)(3) of the Internal Revenue Code) that has one or more of its executive officers serving on our Board or Compensation Committee.

Tabular Executive Compensation Disclosure

2011 SUMMARY COMPENSATION TABLE

The following table presents information concerning total compensation paid to each of the Named Executive Officers for his or her service to us for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, to the extent he or she was a Named Executive Officer during such year or such information has been previously included in the Company’s filings with the SEC. For additional information regarding salary, incentive compensation and other components of the Named Executive Officers’ total compensation, see “—Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Tim Armstrong Chairman and Chief Executive Officer	2011	$1,000,000	—	$—	$—	$2,204,000	$12,534	$3,216,534
	2010	$1,000,000	—	$4,868,244	$7,075,139	$2,337,500	$15,738	$15,296,621
	2009	$734,849	—	$5,624,997	$19,132,971	—	$9,161	$25,501,978

Arthur Minson Executive Vice President, Chief Financial Officer and President of AOL Services	2011	$750,000	$100,000	$88,781	$1,630,333	$1,840,500	$6,375	$4,415,989
	2010	$750,000	$500,000	$192,623	$247,471	$1,753,125	$7,313	$3,450,532
	2009	$235,795	$2,385,000	$2,888,480	$3,578,400	—	$5,625	$9,093,300

Alexander Gounares(7) Former Executive Vice President and Chief Technology Officer	2011	$550,000	$50,000	$355,341	$501,000	$606,100	$$8,164	$2,070,605
	2010	$348,333	$1,884,000	$1,200,010	$2,352,061	$601,563	$36,853	$6,422,820

Julie Jacobs Executive Vice President, General Counsel and Corporate Secretary	2011	$495,833	$324,724	$88,781	$125,250	$608,794	$8,030	$1,651,412
	2010	$409,271	$219,724	$1,499,995	$1,406,526	$324,913	$8,250	$3,868,679

(1)	The Summary Compensation Table reports information for the CEO, CFO and up to three other individuals who were serving as executive officers at the end of 2011. The individuals listed in the table were the only executive officers of the Company who served in such capacity at any time during 2011.
(2)	The amount for Ms. Jacobs reflects prior base salary through March 31, 2011 and the increases in base salary as of April 1, 2011 and as of December 1, 2011, respectively, as a result of her increased responsibilities.
(3)	The amounts reported for each of Mr. Minson and Ms. Jacobs reflect a special individual performance cash award in the amount of $50,000 in recognition of their roles in the successful completion of the Huffington Post and goviral acquisitions. The amount reported for Mr. Gounares reflects a special individual performance cash award in the amount of $50,000 in recognition of his role in the successful India restructuring which reduced headcount significantly. The amount reported for Mr. Minson reflects an additional special individual performance cash award in the amount of $50,000 in recognition of his increased responsibilities as President of AOL Services. The amount reflected for Ms. Jacobs reflects an additional special individual performance cash award in the amount of $250,000 in recognition of her role in successful litigation settlements reached during 2011 and her increased scope of responsibility as head of the Corporate Development and Corporate Services Departments and a $24,724 payment pursuant to the RSU Make Good Program.
(4)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). We determined the number of shares subject to each of our Named Executive Officer’s option grants on the grant date by multiplying the fair market value (as defined in the AOL Inc. 2010 Stock Incentive Plan) of a share of our common stock on the grant date by a multiplier. The grant date “fair value,” as calculated in accordance with FASB ASC 718, results in a higher per share value for accounting expense purposes than does this methodology. For additional information about the valuation assumptions with respect to equity awards in accordance with FASB ASC 718, refer to Note 8 of our financial statements in our 2011 Form 10-K.
(5)	The amounts set forth in the Non-Equity Incentive Plan column for 2011 reflect annual cash incentive awards made to the executives under the Executive AIP except for the amount set forth for Mr. Minson, which reflects an annual cash incentive award under the ABP.
(6)	The amounts shown in the All Other Compensation column for 2011 include the following:
(a)	The amount set forth in this column with respect to Mr. Armstrong reflects $7,350 of 401(k) matching contributions and $5,184 for reimbursement for premiums under the Company’s Group Universal Life insurance program, as required by his employment agreement which was entered into prior to the Spin-off.
(b)	The amount set forth in this column with respect to Mr. Minson reflects $6,375 of 401(k) matching contributions.
(c)	The amount set forth in this column with respect to Mr. Gounares reflects $7,350 of 401(k) matching contributions and $780 of Long Term Disability reimbursements.
(d)	The amount set forth in this column with respect to Ms. Jacobs reflects $7,250 of 401(k) matching contributions and $780 of Long Term Disability reimbursements.
(7)	Mr. Gounares resigned from the Company, effective April 6, 2012, to pursue other interests.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table presents information with respect to each award of plan-based compensation to each Named Executive Officer in 2011.

Name	Grant Date	Compensation Committee Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
				Target ($)	Maximum ($)
Mr. Armstrong				$2,000,000	$4,000,000

Mr. Minson				$1,500,000	$2,250,000
	02/15/2011	01/25/2011				4,080			$88,781
	02/15/2011	01/25/2011					15,000	$21.76	$125,250
	12/15/2011	12/05/2011	(5)				254,237	$13.72	$1,505,083

Mr. Gounares				$550,000	$1,100,000
	02/15/2011	01/25/2011				16,330			$355,341
	02/15/2011	01/25/2011					60,000	$21.76	$501,000

Ms. Jacobs				$496,165	$992,330
	02/15/2011	01/25/2011				4,080			$88,781
	02/15/2011	01/25/2011					15,000	$21.76	$125,250

(1)	The amounts shown for Mr. Minson reflect amounts that would be payable under the ABP. The amounts shown for Messrs. Armstrong and Gounares and Ms. Jacobs reflect amounts that would be payable under the Executive AIP. The amount for Ms. Jacobs reflects a full year target bonus under the ABP pro rated to incorporate salary increases as of April 1, 2011 and December 1, 2011. There is no threshold payment in the ABP and the maximum payout under the ABP guidelines is 200% of the target bonus with the exception of Mr. Armstrong whose maximum annual bonus is $4,000,000 pursuant to his employment agreement and Mr. Minson whose maximum annual bonus is 300% of his base salary pursuant to his employment agreement. See “—Compensation Discussion and Analysis—Elements of Compensation—Cash Compensation for 2011—2011 Bonus.”
(2)	Reflects awards of RSUs.
(3)	The exercise price of options awarded under the AOL Inc. 2010 Stock Incentive Plan is the closing price of our common stock on the date of grant.
(4)	See footnote 4 to the 2011 Summary Compensation Table above.
(5)	The Compensation Committee approved an award made to Mr. Minson in connection with his performance as President of AOL Services.

NARRATIVE TO THE 2011 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN 2011 TABLE

The grants of options to purchase AOL common stock and the awards of RSUs were made under the AOL Inc. 2010 Stock Incentive Plan. Unless otherwise provided in his or her employment agreement, the options were granted and RSUs were awarded to the Named Executive Officers on the following terms and conditions:

•

The per share exercise price for each option is the closing price of a share of our common stock on the date of the grant and the shares underlying each of the options will vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months. Holders of the stock options are not entitled to receive dividends or dividend equivalents and do not have any voting rights with respect to the shares of Company common stock underlying the stock options.

•

The RSUs vest 50% on the second anniversary of the grant date and the remaining 50% vest in two equal installments on each of the third and fourth anniversaries of the grant date and each RSU, once vested, entitles the holder to receive one share of our common stock within 60 days of the relevant vesting date. Holders of the RSUs are eligible to receive dividend equivalents on unvested RSUs, if and when regular cash dividends are paid on outstanding shares of Company common stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

Employment Agreements with Named Executive Officers

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with each of our Named Executive Officers. The employment agreements with the Named Executive Officers who continue to be employed by us are described below.

Employment Agreement with Mr. Armstrong

General. On March 12, 2009, AOL LLC and Time Warner entered into an employment agreement with Mr. Armstrong, which became effective on April 7, 2009, as amended on December 15, 2009 (the “2009 Agreement”). On March 29, 2012, in consultation with its independent compensation consultant, Compensation Advisory Partners LLC, the Company entered into a new employment agreement with Mr. Armstrong, effective as of March 29, 2012 (the “2012 Agreement”) that supersedes and replaces the 2009 Agreement. The 2009 Agreement, pursuant to which Mr. Armstrong served as our Chairman and CEO, had an initial term ending on April 7, 2012 and then continued on a month-to-month basis until either party provided the other party with 60-days’ written notice of termination. Mr. Armstrong’s 2009 Agreement provided for a minimum annual base salary of $1 million, an annual cash bonus with a target amount of $2 million and a maximum amount of $4 million and participation in our savings and welfare benefit plans and $50,000 of group life insurance. Mr. Armstrong’s 2009 Agreement also provided for an annual cash payment to him equal to twice the premium he would have had to pay to obtain life insurance under the Group Universal Life insurance program made available by AOL in an amount equal to $4 million. The 2009 Agreement was assigned by AOL LLC to AOL in connection with the Spin-off and, effective upon the Spin-off, Time Warner ceased to have any obligations thereunder.

The 2012 Agreement sets a total target compensation for Mr. Armstrong at a level appropriate for his position and consistent with benchmarks for CEOs of comparable companies as determined by evaluating proxy data for our Industry Peer Group. Mr. Armstrong’s base salary continues to be at least $1,000,000 and his annual target bonus opportunity continues to be equal to 200% of base salary, although the bonus is fully discretionary and is not guaranteed. Mr. Armstrong continues to be able to participate in the Company’s savings and welfare benefit plans. For a further discussion of the terms of the 2012 Agreement see page 44.

On March 28, 2012, the Compensation Committee approved the following equity awards to Mr. Armstrong: (i) stock options with an aggregate grant date value of $2 million; (ii) stock options with a grant date value of $3 million with vesting in accordance with certain performance criteria; (iii) performance units with a grant date value equal to $1 million settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2012 until December 31, 2014; and (iv) performance units with a grant date value equal to $1 million settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year revenue growth objectives during a performance period from January 1, 2012 to December 31, 2014.

Rollover Restricted Stock Units and Stock Options. In order to compensate Mr. Armstrong for the equity-based awards that he forfeited when he ceased employment with his previous employer, Time Warner agreed to provide Mr. Armstrong with Time Warner equity-based awards with an aggregate grant date value equal to $10 million in each of 2009 and 2010, and to the extent such equity-based awards were less than $10 million, a make-whole payment in cash. Accordingly, on April 15, 2009, Mr. Armstrong was awarded 253,037 Time Warner RSUs (all of which would have vested on the first anniversary of the grant date) and granted an option to purchase 590,418 shares of Time Warner stock (which would have vested and become exercisable in four equal quarterly installments, and which would have been fully vested and exercisable on the first anniversary of the award date). Upon the Spin-off, all Time Warner equity-based awards that Mr. Armstrong then held were converted, with appropriate adjustments, into AOL equity-based awards under the same terms and conditions (including vesting) as were applicable to his Time Warner equity-based awards immediately prior to the Spin-off. Accordingly, on December 15, 2009, Mr. Armstrong was awarded 339,365 AOL RSUs (which fully vested on April 15, 2010) and an option to purchase 469,466 shares of AOL stock (which fully vested on April 15, 2010). The per share exercise price for the option is $11.90.

Replacement Restricted Stock Units and Stock Options. In addition, because the Spin-off occurred in 2009, we amended Mr. Armstrong’s employment agreement to provide that AOL (rather than Time Warner) would provide the equity-based award in 2010 with an aggregate grant date value equal to $10 million. Consequently, on December 15, 2009, the Compensation Committee approved the amendment to Mr. Armstrong’s 2009 Agreement and made a 2010 grant to Mr. Armstrong of AOL stock options and RSUs, effective as of January 4, 2010. Accordingly, on January 4, 2010, Mr. Armstrong was granted 209,117 AOL RSUs and granted an option to purchase 697,058 shares of AOL common stock. The per share exercise price for the option is $23.91, which was the closing price of a share of our common stock on the date of the grant, January 4, 2010. The shares subject to the option vested in eight equal quarterly installments over a two-year period beginning on January 4, 2010. The RSUs vested 50% on (and settled in our common stock shortly after) January 4, 2011 and the remaining 50% vested on (and settled in our common stock shortly after) January 4, 2012. Each RSU, once vested, entitles Mr. Armstrong to receive one share of our common stock within 30 days of the relevant vesting date.

Spin-off Stock Options. Upon the Spin-off and pursuant to the 2009 Agreement, Mr. Armstrong received an option to purchase 1,593,995 shares of our common stock under the AOL Inc. 2010 Stock Incentive Plan with a per share exercise price equal to the fair market value of a share of our common stock (determined as provided in the employment agreement) and an aggregate exercise price equal to 1.5% of the aggregate value of our common stock outstanding at the time of the Spin-off, subject to a maximum aggregate exercise price of $50 million. Accordingly, on December 15, 2009, the Compensation Committee approved the grant of this option under the AOL Inc. 2010 Stock Incentive Plan, effective as of December 31, 2009. The option entitled Mr. Armstrong to purchase 1,593,995 shares of our common stock, which was determined in accordance with his employment agreement by dividing (i) an amount equal to 1.5% of the aggregate value of our common stock outstanding immediately after the Spin-off by (ii) the closing price of a share of our common stock on the date of the grant, December 31, 2009, which was $23.28. The per share exercise price for the option is $23.28. The shares subject to the option vest over a three-year period, with one-third of the shares having vested on each of the first and second anniversaries of the Spin-off, respectively, and one-third vesting on the third anniversary of the Spin-off.

Employment Agreement with Mr. Minson

General. On August 24, 2009, AOL LLC entered into an employment agreement with Mr. Minson, which became effective on September 8, 2009. The agreement, pursuant to which Mr. Minson serves as our Executive Vice President and Chief Financial Officer, has an initial term through September 7, 2012, and then continues on a month-to-month basis until either party provides the other party with 60-days’ written notice of termination. Mr. Minson’s employment agreement provides for a minimum annual base salary of $750,000, an annual cash bonus with a target amount equal to 200% of base salary and a maximum amount equal to 300% of base salary and participation in our savings and welfare benefit plans.

Make-Whole Payment. In order to compensate Mr. Minson for the benefits and payments that he forfeited when he ceased employment with his former employer, on September 15, 2009, Mr. Minson received a lump-sum cash payment equal to $675,000 (the “Make-Whole Payment”). If, however, Mr. Minson had voluntarily terminated his employment with us, other than for Good Reason (defined as any “material breach” of the obligations under his employment agreement and described more fully under “Termination of Employment Due to Disability or Death—Mr. Minson—Termination of Employment for Good Reason and Termination of Employment without Cause” below) on or prior to September 8, 2010, Mr. Minson would have had to repay the Make-Whole Payment to us in full. If Mr. Minson had voluntarily terminated his employment with us, other than for Good Reason after September 8, 2010 but on or prior to September 8, 2011, Mr. Minson would have had to repay 50% of the Make-Whole Payment to us.

Make-Whole Restricted Stock Units. On December 15, 2009, in order to compensate Mr. Minson for the equity-based awards that he forfeited when he ceased employment with his former employer, our Compensation Committee approved an award of 40,000 RSUs under the AOL Inc. 2010 Stock Incentive Plan, with an effective date of December 31, 2009. His employment agreement provided that such RSUs would have a grant date value equal to $1 million (which will vest 50% on each of the first and second anniversaries of the grant date) (the “Make-Whole RSUs”). The Make-Whole RSUs vested 50% on, and settled in our common stock, shortly after, December 31, 2010, and the remaining 50% vested on, and settled in our common stock shortly after, December 31, 2011.

Long-Term Equity-Based Awards. Pursuant to the terms of his employment agreement, Mr. Minson was entitled to receive annual grants of long-term equity-based awards with respect to AOL with a grant date value equal to $1,500,000 annually, such that the total grant date value of the equity awards received by Mr. Minson prior to September 7, 2012 would equal no less than $4,500,000 in the aggregate. Pursuant to the terms of Mr. Minson’s employment agreement, the Compensation Committee was permitted to make one or more combined equity-based grants to Mr. Minson in an earlier year intended to cover the annual grants for both the current year and one or more of the later years.

On December 15, 2009, the Compensation Committee determined to grant, effective December 31, 2009, equity awards having a grant date fair value equal to the full $4,500,000 value that was required to be delivered under Mr. Minson’s employment agreement. Consistent with its determination that all members of senior management should receive significant up-front equity awards following the Spin-off, the Compensation Committee decided to combine all of Mr. Minson’s contractually-based equity-based awards in the 2009 grant. This award was comprised of 60% stock options and 40% RSUs. Accordingly, Mr. Minson was granted an option to purchase 360,000 shares of our common stock and was awarded 72,000 RSUs (the “Initial Grant”). The option vests 25% on the first anniversary of the grant date, with the remaining 75% of the shares subject to the option vesting in equal monthly installments over the remaining 36-month period, such that the option is 100% vested on the fourth anniversary of the grant date. The RSUs vest 50% on the second anniversary of the grant date and the remaining 50% vests in two equal installments on the third and fourth anniversaries of the grant date. While Mr. Minson’s employment agreement does not entitle him to another annual award for the years covered by this combined grant, his agreement does not prohibit him from receiving additional awards pursuant to the discretion of the Compensation Committee.

The “True-Up” Equity Awards. On December 15, 2009, the Compensation Committee determined the number of RSUs and shares granted subject to an option under the Initial Grant and the number of RSUs subject to the Make-Whole RSUs that it was required to grant in order to deliver the $4,500,000 and $1,000,000 in grant-date value, respectively (measured as the “fair value” using the Black-Scholes option valuation methodology for the options subject to the Initial Grant), by estimating a closing price of our common stock on the grant date, December 31, 2009. When the actual closing price of our common stock on December 31, 2009 became available, the Compensation Committee became aware that the Initial Grant delivered less than the aggregate grant date value of $4,500,000 and the Make-Whole RSUs delivered less than the aggregate grant date value of $1,000,000. Accordingly, in order to make up the short-fall in the equity that we were required to deliver under Mr. Minson’s employment agreement, the Compensation Committee approved an additional option and RSU grant with a grant date of January 29, 2010. The additional grant consisted of an option to purchase 25,832 shares of our common stock with an exercise price of $23.97, and 8,036 RSUs. Other than the exercise price, the option has such terms and conditions consistent with the terms of the options granted in the Initial Grant (including a vesting commencement date of December 31, 2009) and 5,166 of the RSUs have such terms and conditions consistent with the RSUs subject to the Initial Grant, and 2,870 of the RSUs have such terms and conditions consistent with the RSUs subject to the Make-Whole RSUs, respectively (including a vesting commencement date of December 31, 2009).

Employment Agreement with Mr. Gounares

On February 22, 2012, Mr. Gounares notified the Company of his intent to resign from the Company, effective April 6, 2012.

On May 10, 2010, AOL entered into an employment agreement with Mr. Gounares to set forth the key terms of his employment as Executive Vice President and Chief Technology Officer. Mr. Gounares’ employment term is from May 13, 2010 to May 12, 2014, and then continues on a month-to-month basis until either party provides the other party with 30-days’ written notice of termination. The initial term for Mr. Gounares was set at four years to reflect our standard practice at the time. Mr. Armstrong consulted with the then Executive Vice President, Human Resources, to set total target compensation for Mr. Gounares at a level appropriate for his position and consistent with benchmarks for chief technology officers of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group.

On May 8, 2010, the Compensation Committee approved the material terms of the proposed compensation, the terms of his employment agreement and an equity award of 49,938 RSUs and a stock option for 249,688 shares effective May 13, 2010, reflecting a value of $3,000,000, with 60% in stock options and 40% in RSUs. Mr. Gounares’ base salary was set at $550,000 and his annual target bonus opportunity was set at 100% of base salary. The RSUs vest 50% on the second anniversary of the grant date and the remaining 50% vests in two equal installments on each of the third and fourth anniversaries of the grant date. The per share exercise price for the option is the closing price of our common stock on the date of grant. The shares subject to the option vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months. Mr. Gounares’ employment agreement provides that he will receive an equity award each fiscal year of the term of his employment, with a value of at least $1,000,000.

In order to compensate Mr. Gounares for certain benefits and payments that he forfeited when he ceased employment with his previous employer and the fair market value of the assets which the executive agreed to sell to us, the Compensation Committee approved signing payments which in the aggregate equaled $2,000,000. The signing payments were comprised of a $116,000 payment in exchange for the assets of Mr. Gounares’ online project management business, and a $1,884,000 payment (“Initial Payment”) to compensate Mr. Gounares for the equity-based awards and cash bonuses he forfeited when he ceased employment with his previous employer. If Mr. Gounares voluntarily terminates his employment without Good Reason, as defined in his employment agreement and described below in the Termination section, during the first thirty-six (36) months of his employment, Mr. Gounares is required to repay a pro rata amount of the Initial Payment, which repayment would be based on monthly proration. In connection with Mr. Gounares’ resignation, in exchange for agreeing to remain with the Company for a transition period, the Company agreed to waive the requirement for Mr. Gounares to repay the pro rata portion of the Initial Payment which he would have otherwise been required to repay the Company (because of his resignation prior to May 13, 2013) pursuant to the terms of his employment agreement.

Mr. Gounares’ employment agreement also provides that he had twelve (12) months to relocate to Dulles, Virginia. The relocation benefits provided were commensurate with his position as Executive Vice President of the Company and in accordance with the relocation program for senior executives then in effect.

Employment Agreement with Ms. Jacobs

On June 11, 2010, AOL entered into an employment agreement with Ms. Jacobs in connection with her promotion to Executive Vice President, General Counsel and Corporate Secretary effective May 10, 2010 to set forth the key terms of her continued employment with us in her new role. Ms. Jacobs’ employment term is from May 10, 2010 to April 30, 2014, and then continues on a month-to-month basis until either party provides the other party with 30 days’ written notice of termination. The initial term for Ms. Jacobs was set at four years to reflect our standard practice at the time. Mr. Armstrong consulted with the then Executive Vice President, Human Resources, to set total target compensation for Ms. Jacobs at a level appropriate for her position and consistent with benchmarks for general counsel of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group.

On June 10, 2010, the Compensation Committee approved the material terms of the proposed compensation and the terms of her employment agreement and on June 30, 2010, the Compensation Committee approved an award of 73,855 RSUs and a stock option for 164,122 shares, effective July 1, 2010, reflecting a value of $2,500,000, with 60% in RSUs and 40% in a stock option. Effective May 10, 2010, Ms. Jacobs’ base salary was increased from $335,000 to $450,000 and her annual target bonus opportunity was increased from 50% to 75% of base salary. The RSUs vest 50% on May 10, 2012 and the remaining 50% vests in two equal installments on each of May 10, 2013 and May 10, 2014. The per share exercise price for the option is the closing price of our common stock on the date of grant. The shares subject to the option vest over a four-year period with 25% having vested on May 10, 2011 and thereafter in equal monthly installments for the remaining 36 months. On March 30, 2011, the Compensation Committee approved a first amendment to Ms. Jacobs’ employment agreement. Effective as of April 1, 2011, Ms. Jacobs’ base salary was increased from $450,000 to $500,000 and her annual target bonus opportunity was increased from 75% to 100% of base salary. On December 5, 2011, the Compensation Committee approved a second amendment to Ms. Jacobs’ employment agreement. Effective as of December 1, 2011, Ms. Jacobs’ annual base salary was increased from $500,000 to $600,000 in connection with her expanded role as head of the Corporate Development and Corporate Services Departments. During Ms. Jacobs’ term of employment, her employment agreement provides that she is eligible to participate in any grants or awards of long-term equity incentives that are offered to all other Executive Vice Presidents of the Company.

Ms. Jacobs’ employment agreement also provides that she has twenty-four (24) months to elect to relocate to New York. Her relocation benefits would be in accordance with the relocation program for senior executives then in effect.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The market or payout value of shares, units or other rights was calculated using the NYSE closing price of $15.10 per share of our common stock on December 30, 2011.

	Option Awards							Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Armstrong	12/09/2009	(1)	469,466	—		$11.90	04/15/2019	—		—
	12/31/2009		1,062,663	531,332	(2)	$23.28	12/30/2019	—		—
	01/04/2010		609,925	87,133	(3)	$23.91	01/03/2020
	01/04/2010							104,559	(4)	$1,578,841

Mr. Minson	12/31/2009		180,000	180,000	(5)	$23.28	12/30/2019
	12/31/2009							36,000	(6)	$543,600
	01/29/2010		12,916	12,916	(7)	$23.97	01/28/2020
	01/29/2010							2,583	(8)	$39,003
	02/15/2011		—	15,000	(9)	$21.76	02/14/2021
	02/15/2011							4,080	(10)	$61,608
	12/15/2011		—	254,237	(11)	$13.72	12/14/2021

Mr. Gounares	05/13/2010		98,834	150,854	(12)	$24.03	05/12/2020
	05/13/2010							49,938	(13)	$754,064
	02/15/2011		—	60,000	(14)	$21.76	02/14/2021
	02/15/2011							16,330	(15)	$246,583

Ms. Jacobs	12/31/2009		3,332	3,335	(16)	$23.28	12/30/2019
	12/31/2009							5,000	(17)	$75,500
	07/01/2010		64,964	99,158	(18)	$20.31	06/30/2020
	07/01/2010							73,855	(19)	$1,115,211
	02/15/2011		—	15,000	(20)	$21.76	02/14/2021
	02/15/2011							4,080	(21)	$61,608

(1)	On April 15, 2009, pursuant to his employment agreement, Time Warner awarded Mr. Armstrong Time Warner stock options and RSUs. In connection with the conversion of Mr. Armstrong’s Time Warner equity awards, these stock options and RSUs converted to AOL Inc. stock options and RSUs on December 9, 2009 under the same terms and conditions (including vesting) as the applicable Time Warner stock options and RSUs. The unvested stock options vested in two equal installments on January 15, 2010 and April 15, 2010. The RSUs vested in full on April 15, 2010.
(2)	The stock options granted to Mr. Armstrong on December 31, 2009 vest over a three-year period, with one third having vested on each of December 9, 2010 and December 9, 2011 and the final one third vesting on December 9, 2012.
(3)	The stock options granted to Mr. Armstrong on January 4, 2010 vest over a two-year period in eight equal quarterly installments.
(4)	The RSUs granted to Mr. Armstrong on January 4, 2010 vest as follows: 209,117 RSUs vest over a two-year period with 50% having vested on the first anniversary of the grant date and the remaining 50% having vested on the second anniversary of the grant date.
(5)	The stock options granted to Mr. Minson on December 31, 2009 vest over a four-year period with 25% having vested on December 31, 2010 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(6)	The RSUs granted to Mr. Minson on December 31, 2009 vest as follows: 72,000 RSUs will vest over a four-year period with 50% having vested on December 31, 2011 and the remaining 50% thereafter vesting in two equal installments on December 31, 2012 and December 31, 2013, respectively.
(7)	The stock options granted to Mr. Minson on January 29, 2010 vest over a four-year period with 25% having vested on December 31, 2010 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(8)	The RSUs granted to Mr. Minson on January 29, 2010 vest as follows: 5,166 RSUs vest over a four-year period with 50% having vested on December 31, 2011 and the remaining 50% thereafter vesting in two equal installments on December 31, 2012 and December 31, 2013.
(9)	The stock options granted to Mr. Minson on February 15, 2011 vest over a four-year period with 25% vesting on February 4, 2012 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(10)	The RSUs granted to Mr. Minson on February 15, 2011 vest as follows: 4,080 RSUs vest over a four-year period with 50% vesting on February 4, 2013 and the remaining 50% vesting in two equal installments on February 4, 2014 and February 4, 2015, respectively.
(11)	The stock options granted to Mr. Minson on December 15, 2011vest over a four-year period with 25% vesting on December 15, 2012, and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(12)	The stock options granted to Mr. Gounares on May 13, 2010 vest over a four-year period with 25% having vested on May 13, 2011 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.

(13)	The RSUs granted to Mr. Gounares on May 13, 2010 vest as follows: 49,938 RSUs vest over a four-year period with 50% vesting on May 13, 2012 and the remaining 50% vesting in two equal installments on May 13, 2013 and May 13, 2014, respectively.
(14)	The stock options granted to Mr. Gounares on February 15, 2011 vest over a four-year period with 25% vesting on February 4, 2012 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(15)	The RSUs granted to Mr. Gounares on February 15, 2011 vest as follows: 16,330 RSUs vest over a four-year period with 50% vesting on February 4, 2013 and the remaining 50% vesting in two equal installments on February 4, 2014 and February 4, 2015, respectively.
(16)	The stock options granted to Ms. Jacobs on December 31, 2009 vest over a four-year period with 25% having vested on December 31, 2010 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(17)	The RSUs granted to Ms. Jacobs on December 31, 2009 vest as follows: 10,000 RSUs vest over a four-year period with 50% having vested on December 31, 2011 and the remaining 50% vesting thereafter in two equal installments on December 31, 2012 and December 31, 2013, respectively.
(18)	The stock options granted to Ms. Jacobs on July 1, 2010 vest over a four-year period with 25% having vested on May 10, 2011 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(19)	The RSUs granted to Ms. Jacobs on July 1, 2010 vest as follows: 73,855 RSUs will vest over a four-year period with 50% vesting on May 10, 2012 and the remaining 50% vesting in two equal installments on May 10, 2013 and May 10, 2014, respectively.
(20)	The stock options granted to Ms. Jacobs on February 15, 2011 vest over a four-year period with 25% having vested on February 4, 2012 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(21)	The RSUs granted to Ms. Jacobs on February 15, 2011 vest as follows: 4,080 RSUs vest over a four-year period with 50% vesting on February 4, 2013 and the remaining 50% vesting in two equal installments on February 4, 2014 and February 4, 2015, respectively.

OPTION EXERCISES AND STOCK VESTED DURING 2011

The following table sets forth information concerning option exercises and RSUs that vested during fiscal 2011 by or for the Named Executive Officers. None of the Named Executive Officers exercised any stock options during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting($)
Mr. Armstrong	104,558	(1)	$2,474,888
Mr. Minson	60,018	(2)	$906,272
Mr. Gounares	—		—
Ms. Jacobs	5,000	(3)	$75,500

(1)	On January 4, 2011, 104,558 RSUs vested. The value realized on vesting, and the applicable tax withholding, were determined based on the closing trading price of our common stock on the vesting date, $23.67. Mr. Armstrong used cash in lieu of vested RSUs to cover the associated taxes.
(2)	On December 31, 2011, 60,018 RSUs vested, 21,740 shares were withheld to cover applicable taxes and Mr. Minson acquired 38,278 net shares. The value realized on vesting, and the applicable tax withholding, were determined based on the closing trading price of our common stock on the vesting date, $15.10. Mr. Minson received a net value of $577,998.
(3)	On December 31, 2011, 5,000 RSUs vested, 1,748 shares were withheld to cover applicable taxes and Ms. Jacobs acquired 3,252 net shares. The value realized on vesting, and the applicable tax withholding, were determined based on the closing trading price of our common stock on the vesting date, $15.10. Ms. Jacobs received a net value of $49,105.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN

CONTROL FOR 2011

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to our Named Executive Officers (or, in the case of death, to their respective estates or beneficiaries) under the executives’ respective employment agreements and equity agreements and our compensation plans following a termination of their employment or a change in control of us, in each case, assumed to have occurred on December 31, 2011. Amounts actually received should any of these triggering events actually occur will vary based on factors such as timing during the year of any such event, the Company’s stock price, and any changes to our benefit arrangements and policies.

The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of our Named Executive Officers and are available generally to all of our salaried employees, including any accrued vacation pay and medical and other group insurance coverage following disability. Certain payments following a termination of employment without cause are subject to suspension of payment for six months following separation from service if required under Section 409A of the Internal Revenue Code. In addition, receipt of the payments and benefits upon a termination without cause is conditioned on the executive’s execution of a separation agreement or release of claims. If the executive does not execute a separation agreement or release of claims, he or she would not receive a severance payment upon a termination without cause.

TERMINATION WITHOUT CAUSE/FOR GOOD REASON

OR CHANGE IN CONTROL AND TERMINATION WITHOUT CAUSE/FOR GOOD REASON

Named Executive Officer	Cash Severance(1)	Group Benefits Continuation(2)	Equity Awards: Stock Options and RSUs(3)	Other Benefits(4)	Total
Mr. Armstrong
Termination without Cause/for Good Reason	$8,812,250	$38,322	$1,578,841	$10,368	$10,439,781
Change in Control and Termination without Cause/for Good Reason	$8,812,250	$38,322	$1,578,841	$10,368	$10,439,781

Mr. Minson
Termination without Cause/for Good Reason	$6,000,000	$41,332	$819,634	—	$6,860,966
Change in Control and Termination without Cause/for Good Reason	$6,000,000	$41,332	$995,058	—	$7,036,390

Mr. Gounares
Termination without Cause/for Good Reason	$1,375,000	$29,780	$713,566	—	$2,118,346
Change in Control and Termination without Cause/for Good Reason	$1,375,000	$29,780	$1,000,647	—	$2,405,427

Ms. Jacobs
Termination without Cause/for Good Reason	$1,500,000	$29,780	$471,498	—	$2,001,278
Change in Control and Termination without Cause/for Good Reason	$1,500,000	$29,780	$1,252,319	—	$2,782,099

(1)

The cash severance disclosed for Mr. Armstrong reflects a lump-sum payment equal to (i) the value of the base salary and the Armstrong Average Annual Bonus (as defined below) he would have received if he had remained employed with us through the later of the expiration of his employment term or 24 months following his termination date, in this case 24 months, and (ii) the pro rata portion of the Armstrong Average Annual Bonus. The Armstrong Average Annual Bonus is equal to the average of the regular annual bonus amounts in respect of the two calendar years during the most recent three calendar years for which the annual bonus received by the executive from the Company was the greatest; provided that if the Company previously paid the executive no annual bonus, the Average Annual Bonus equals the executive’s target bonus and if the Company previously paid the executive one annual bonus, the Average Annual Bonus equals the average of such bonus with the target bonus. The cash severance disclosed for Mr. Minson reflects a lump-sum payment equal to (i) two times the sum of base salary and target annual bonus, and (ii) the target annual bonus for 2011. The cash severance disclosed for Mr. Gounares reflects (i) 18 months of base salary to be paid in installments and (ii) the target annual bonus for 2011. The cash severance disclosed for Ms. Jacobs reflects a lump-sum payment equal to (i) 18 months of base salary and the target annual bonus for 2011.
(2)	The values set forth for Messrs. Armstrong and Minson are based on continued participation in our health and welfare benefit plans based on active employee rates for 24 months. The values set forth for Mr. Gounares and Ms. Jacobs are based on the cost for such executives’ COBRA premiums for 18 months.
(3)	Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants as of December 31, 2011, upon a termination without Cause or for Good Reason occurring on December 31, 2011, the stock options described in “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Spin-off Stock Options” that are then outstanding continue to vest through the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date (both as defined below). Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants as of December 31, 2011, upon a termination without Cause or for Good Reason occurring on December 31, 2011, the stock options described in “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Replacement Restricted Stock Units and Stock Options” that are then outstanding vest immediately and the stock options become immediately exercisable. Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants as of December 31, 2011, if a termination without Cause or for Good Reason occurs after a Change in Control, all stock options and RSUs described above fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Armstrong is terminated without Cause or for Good Reason, or (iii) the original vesting date. The amount shown reflects the value, on December 31, 2011, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control that such Change in Control and the qualifying termination of employment both occurred on December 31, 2011. Pursuant to his employment agreement, the equity awards for Mr. Minson, upon a termination without Cause or for Good Reason occurring on December 31, 2011, reflect continued vesting for any outstanding stock options through the Minson Severance Term Date (defined below) and accelerated vesting for any outstanding RSUs that would have otherwise vested after the termination and on or before the Minson Severance Term Date (defined below). Following a Change in Control, pursuant to his stock option and RSU award agreements, if Mr. Minson is terminated without Cause or for Good Reason, all stock options and RSUs vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Minson is terminated without Cause or for Good Reason or (iii) the original vesting date. The amount shown reflects the value, on December 31, 2011, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control that such Change in Control and the qualifying termination of employment both occurred on December 31, 2011.
Pursuant to the stock option and RSU award agreements, the equity awards for Mr. Gounares upon a termination without Cause or for Good Reason reflect (i) accelerated vesting of a pro rata portion of all RSUs granted in 2010 that were scheduled to vest during the Severance Period (18 months from date of termination) and (ii) accelerated vesting of a pro rata portion of all RSUs granted in 2011 that would have vested on the next vesting date and (iii) forfeiture of all stock options. Following a Change in Control, pursuant to his stock option and RSU award agreements, if Mr. Gounares is terminated without Cause or for Good Reason, all stock options and RSUs vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Gounares is terminated without Cause or for Good Reason or (iii) the original vesting date.
Pursuant to the stock option and RSU award agreements, the equity awards for Ms. Jacobs upon a termination without Cause or for Good Reason reflect accelerated vesting of a pro rata portion of all RSUs that were scheduled to vest on the next vesting date and forfeiture of all stock options. Following a Change in Control, pursuant to her stock option and RSU award agreements, if Ms. Jacobs is terminated without Cause or for Good Reason, all stock options and RSUs vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Ms. Jacobs is terminated without Cause or for Good Reason or (iii) the original vesting date.
The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2011 ($15.10 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2011 ($15.10 per share) with respect to RSUs.
(4)	This amount reflects the amount of the pro rata premium of Group Universal Life insurance from January 1, 2012 through December 31, 2013.

TERMINATION OF EMPLOYMENT DUE TO DISABILITY OR DEATH

Named Executive Officer	Base Salary(2)	Bonus(2)	Pro Rata Target Annual Bonus or Average Annual Bonus(3)	Equity Awards Stock Options and RSUs(4)	Other Benefits(5)	Total
Mr. Armstrong(1)
Disability	$1,250,000	$1,703,063	$2,270,750	$1,578,841	$38,322	$6,840,976
Death	—	—	$2,270,750	$1,578,841	$50,000	$3,899,591

Mr. Minson(1)
Disability	$937,500	$1,125,000	$1,500,000	$995,058	$41,332	$4,598,890
Death	—	—	$1,500,000	$995,058	—	$2,495,058

Mr. Gounares
Disability	$825,000	—	$550,000	$1,000,647	—	$2,375,647
Death	$825,000	—	$550,000	$1,000,647	—	$2,375,647

Ms. Jacobs
Disability	—	$49,448	$600,000	$1,252,319	—	$1,901,767
Death	—	$49,448	$600,000	$1,252,319	—	$1,901,767

(1)	The disability period for Mr. Armstrong is January 1, 2012 through December 31, 2012 and for Mr. Minson is January 1, 2012 through December 31, 2012.
(2)	The amounts disclosed in the Base Salary and Bonus columns reflect the continued payment by the Company of 75% of Mr. Armstrong’s base salary and Armstrong Average Annual Bonus and 75 % of Mr. Minson’s base salary and target annual bonus during their respective disability periods. The amounts disclosed in the Base Salary column also reflect the continued payment by the Company of 100% of each of Mr. Armstrong’s and Mr. Minson’s base salary during the six month period preceding the disability period in which the employee first goes out on disability (the disability elimination period). The base salary amount disclosed for Mr. Gounares reflects 18 months of base salary. The bonus amount disclosed for Ms. Jacobs reflects the value of her outstanding RSU Make Good payments.
(3)	The amounts disclosed in the Pro Rata Target Annual Bonus or Average Annual Bonus column reflect the Armstrong Average Annual Bonus for Mr. Armstrong and the full bonus for 2011 at target for Messrs. Minson and Gounares and Ms. Jacobs.
(4)	Pursuant to the terms of the applicable equity award agreements under which the RSUs and stock options were granted, all such outstanding RSUs and stock options will fully vest on the date of the executive’s termination due to death or disability. Stock options will remain exercisable for three years following such termination (but not beyond the ten-year term of such options). The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2011 ($15.10 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2011 ($15.10 per share) with respect to RSUs.
(5)	The amounts disclosed for Messrs. Armstrong and Minson, in the event of a disability, are based on continued participation in our health and welfare benefit plans based on active employee rates for the disability period. For Mr. Armstrong, in the event of his death, the amount reflects the $50,000 group life insurance pursuant to his employment agreement.

Mr. Armstrong

The discussion below and the tables above contemplate the payments Mr. Armstrong would have been entitled to had a termination occurred as of December 31, 2011 pursuant to his employment agreement in effect at that time. As discussed on pages 44, 50 and 56, we have entered into a new employment agreement with Mr. Armstrong effective as of March 29, 2012, which, as described on page 50, contains new provisions regarding payments following a termination of his employment.

Termination of Employment for Cause. In the event that Mr. Armstrong’s employment is terminated for “cause” (generally defined as Mr. Armstrong’s (i) conviction of, or no contest plea to, a felony, (ii) willful failure or refusal to perform his duties for us, (iii) misappropriation, embezzlement or reckless or willful destruction of our property, (iv) breach of any duty of loyalty to us, (v) intentional and improper conduct materially prejudicial to our business or (vi) violation of the restrictive covenants under his employment agreement), his employment agreement provides he will receive his base salary through the effective date of termination and any bonus that has been earned for any prior year that has not been paid as of termination, and will also retain any rights pursuant to the terms of any of our insurance and other benefit plans.

Termination of Employment for Good Reason and Termination of Employment without Cause. In the event that Mr. Armstrong terminates his employment for Good Reason, defined as due to our material breach of our obligations under his employment agreement (which includes, but is not limited to, (i) our violation of Mr. Armstrong’s rights under his employment agreement with respect to authority, title, reporting lines, duties or place of employment, (ii) our failure to cause any successor to expressly assume our obligations under Mr. Armstrong’s employment agreement, (iii) if Time Warner had failed to publicly announce, prior to September 13, 2010, its intention to spin off AOL LLC and (iv) if Time Warner had retained the right to appoint a majority of our Board following a Spin-off), or if we had terminated the term of the employment agreement and terminated Mr. Armstrong’s employment without cause either prior to April 7, 2012 or thereafter, he will receive the payments and retain the rights described under “—Termination of Employment for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Average Annual Bonus. Mr. Armstrong will receive a lump-sum cash payment equal to the pro rata portion of the Armstrong Average Annual Bonus.

Cash Severance. Mr. Armstrong will receive a lump-sum cash payment equal to the value of the base salary and annual bonus (based on the Armstrong Average Annual Bonus) he would have received if he had continued to serve as an employee of us until the later of the expiration of the employment agreement and twenty-four (24) months after the effective date of his termination (the “Armstrong Severance Term Date”).

Group Benefits Continuation. Between the effective date of his termination and the Armstrong Severance Term Date, Mr. Armstrong will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. The stock options described under “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Spin-off Stock Options” above, that Mr. Armstrong then holds will continue to vest and remain exercisable (but not beyond the ten-year term of such options), through the earlier of the Armstrong Severance Term Date or the date Mr. Armstrong commences employment with another employer, other than with a not-for-profit or governmental entity (the “Armstrong Equity Cessation Date”); provided, however, that if Mr. Armstrong is retirement eligible, then all such stock options that would have vested on or before the Armstrong Severance Term Date will vest and become immediately exercisable on the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date, and all such options shall remain exercisable for a period of three years after the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date.

The RSUs and stock options described under “Narrative to the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Replacement Restricted Stock Units and Stock Options” above, that Mr. Armstrong then holds will become immediately vested on the effective date of termination, and such stock options will remain exercisable until the earlier of the Armstrong Equity Cessation Date and the third anniversary of the date his employment terminates (but in no event beyond the expiration of the option’s ten-year term).

Limitations on Payments and Benefits. If Mr. Armstrong accepts full-time employment with any affiliate of us following termination of his employment, he will be required to repay us a pro rata portion of his cash severance. Mr. Armstrong may elect to reduce the amounts payable to him as a result of termination of employment to the extent such payments would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and would exceed the “safe harbor” amount under Section 280G of the Internal Revenue Code. In addition, certain payments following termination of Mr. Armstrong’s employment may need to be delayed for six months to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Armstrong’s execution of a release of claims against us. If Mr. Armstrong does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of the Armstrong Average Annual Bonus through the effective date of his termination.

Disability. If Mr. Armstrong becomes disabled during the term of his employment agreement, for a six-month disability elimination period, he will receive his full base salary for six months and a pro rata bonus for the year in which the disability occurred (which will be calculated based on the Armstrong Average Annual Bonus). Thereafter, he will be eligible for the following disability benefits:

Bonus and Salary Continuation. After the six-month elimination period, Mr. Armstrong will have a disability period ending on the later of the expiration of the employment agreement or 12 months. During this disability period, Mr. Armstrong will receive an amount equal to 75% of his base salary in effect immediately prior to his disability and 75% of the Armstrong Average Annual Bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by AOL.

Group Benefits Continuation. During the disability period, Mr. Armstrong will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. Under the terms of the applicable agreements governing stock options and RSUs, all equity awards held by Mr. Armstrong will vest upon his “disability” (as defined in the applicable equity award agreements).

Death. Mr. Armstrong’s employment agreement provides that if he dies, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on the Armstrong Average Annual Bonus). Under the terms of the applicable agreements governing stock options and RSUs, all equity awards held by Mr. Armstrong will vest upon his death.

Restrictive Covenants. Mr. Armstrong’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct, and have not ceased to engage in or conduct, or (ii) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. However, Mr. Armstrong is permitted to retain investments in certain competing entities that were disclosed by Mr. Armstrong prior to entering into the employment agreement. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., Microsoft Corporation, Yahoo! Inc., or their respective affiliates, internet-service subsidiaries or certain successors, or any other entity that competes substantially with us. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Armstrong’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Mr. Minson

Termination of Employment for Cause. In the event that Mr. Minson’s employment is terminated for “cause” (generally defined as Mr. Minson’s (i) conviction of, or no contest plea to, a felony, (ii) willful failure or refusal to perform his duties for us, (iii) misappropriation, embezzlement or reckless or willful destruction of our property, (iv) breach of any duty of loyalty to us, (v) intentional and improper conduct materially prejudicial to our business or (vi) violation of the restrictive covenants under his employment agreement), he will receive his base salary through the effective date of termination and any bonus that has been earned for any prior year that has been determined and not been paid as of termination and will also retain any rights pursuant to the terms of any of our insurance and other benefit plans.

Termination of Employment for Good Reason and Termination of Employment without Cause. In the event that Mr. Minson terminates his employment agreement for Good Reason, defined as due to our material breach of the obligations under his employment agreement (which means (i) our violation of Mr. Minson’s rights under his employment agreement with respect to authority, reporting lines, duties or place of employment, (ii) our violation of Mr. Minson’s rights under his employment agreement with respect to compensation payable to him, (iii) if we had failed to expressly assume the obligations of AOL LLC under Mr. Minson’s employment agreement upon the Spin-off or (iv) if Time Warner had, prior to a Spin-off, sold all or substantially all of our assets or membership interests to an entity that is not an affiliate of Time Warner), or if we terminate the term of the employment agreement and terminate Mr. Minson’s employment without cause, he will receive the payments and retain the rights described under “—Termination of Employment for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Target Annual Bonus. Mr. Minson will receive a lump-sum cash payment equal to the pro rata portion of his target annual bonus in effect immediately prior to termination of his employment through the effective date of termination of his employment.

Cash Severance. Mr. Minson will receive a lump-sum cash payment equal to two times the sum of his base salary in effect immediately prior to termination of his employment and his target annual bonus in effect immediately prior to termination of his employment.

Group Benefits Continuation. Between the effective date of his termination and the second anniversary of the effective date of his termination (the “Minson Severance Term Date”), Mr. Minson will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. Pursuant to his employment agreement, Mr. Minson’s outstanding stock options would be subject to continued vesting through the Minson Severance Date and his outstanding RSUs would be subject to accelerated vesting with respect to RSUs that would have otherwise vested after the termination and on or before the Minson Severance Term Date.

Limitations on Payments and Benefits. If Mr. Minson accepts full-time employment with any affiliate of us prior to the Minson Severance Term Date, he will be required to repay to us a pro rata portion of the cash severance payment. The amounts payable to Mr. Minson as a result of a termination of employment are subject to reduction to the extent such payments are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, except that those amounts payable will not be reduced if we determine that without the reduction, Mr. Minson would receive and retain a greater net after tax portion of those payments. In addition, certain payments following termination of Mr. Minson’s employment may need to be delayed for six months to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Minson’s execution of a release of claims against us. If Mr. Minson does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of his target annual bonus.

Disability. If Mr. Minson becomes disabled during the term of his employment agreement, for a six-month disability elimination period, he will receive his full base salary for six months and a pro rata bonus. Thereafter, he will be eligible for the following disability benefits:

Bonus and Salary Continuation. After the six-month elimination period, Mr. Minson will have a disability period ending on the later of the expiration of the employment agreement or 12 months. During this disability period, Mr. Minson will receive an amount equal to 75% of his base salary in effect immediately prior to his disability and 75% of his target annual bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by us.

Group Benefits Continuation. During the disability period, Mr. Minson will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. Under the terms of the applicable agreements governing stock options and RSUs, all equity awards held by Mr. Minson will vest upon his “disability” (as defined in the applicable equity award agreements).

Death. Under Mr. Minson’s employment agreement, if he dies during the term of his employment agreement, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on Mr. Minson’s target annual bonus). Under the terms of the applicable agreements governing stock options and RSUs, all equity awards held by Mr. Minson will vest upon his death.

Restrictive Covenants. Mr. Minson’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., IAC/InterActiveCorp., Microsoft Corporation or Yahoo! Inc., or any of their respective subsidiaries or affiliates, or any successor thereto, or any other pure play internet company that, during the one-year period preceding the effective date of such termination, derived a majority of its revenues from online advertising. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Minson’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Mr. Gounares and Ms. Jacobs

Termination of Employment for Cause. With respect to Mr. Gounares and Ms. Jacobs, in the event that the executive’s employment is terminated by us for “cause” (which is generally defined as: (i) the executive’s conviction of, or guilty plea to, a felony; (ii) the executive’s failure or refusal to perform his or her duties with us; (iii) fraud, embezzlement, misappropriation or material destruction of our property; (iv) the executive’s breach of any statutory or common law duty of loyalty to us; (v) the executive’s violation of the restrictive covenants under his or her employment agreement; (vi) the executive’s improper conduct substantially prejudicial to our business; (vii) the executive’s failure to cooperate in any internal or external investigation involving us; or (viii) the executive’s indictment for a felony alleging fraud, embezzlement, misappropriate or destruction of Company property or with respect to another third-party), the executive would (1) receive his or her base salary through the effective date of termination and (2) retain any rights pursuant to any of our insurance or other benefit plan.

Termination of Employment for Good Reason and Termination of Employment without Cause. In Mr. Gounares’ and Ms. Jacobs’ employment agreements, a termination of employment for Good Reason is defined as: (i) executive no longer reports to the CEO; (ii) a relocation of the executive’s principal office to a location which is more than 50 miles from its location as of the date of the agreement without executive written consent; (iii) a material diminution in executive’s duties, responsibilities or authority; or (iv) a material diminution in the executive’s then base salary. In the event of a termination of employment for Good Reason or without Cause, the executive would receive his or her base salary through the effective date of termination and, in exchange for execution of the Company’s standard separation agreement, which includes a release of claims against us, the executive would receive the following payments and benefits:

Pro Rata Annual Bonus. The executive would receive a pro rata portion of his or her target annual bonus for the current year, payable in a lump sum.

Cash Severance. After the effective date of termination of employment, the executive would receive a lump sum payment (Ms. Jacobs) or installment payments (Mr. Gounares) equal to 18 months of his or her base salary in effect immediately prior to his or her termination of employment.

Group Benefits Continuation. Beginning on the first day of the calendar month following the termination of his or her employment, we would pay the cost of medical, dental and vision benefit coverage under COBRA for 18 months.

Equity Award Agreements. The agreements that govern the stock options granted to Mr. Gounares and Ms. Jacobs do not provide for any vesting solely following a termination of the executive’s employment by us without “cause.” Pursuant to the RSU award agreements and their employment agreements, the RSU awards for Mr. Gounares and Ms. Jacobs upon a termination without “cause” or for “good reason” generally provide for (i) accelerated vesting of a pro rata portion of all RSUs that were scheduled to vest on the next vesting date, with respect to all of Ms. Jacobs’ RSUs and RSUs granted to Mr. Gounares in 2011 and (ii) accelerated vesting for RSUs that otherwise would have vested during the Severance Period (18 months) with respect to Mr. Gounares’ RSUs granted prior to 2011.

Change in Control. The employment agreements for Mr. Gounares and Ms. Jacobs do not provide for any additional benefits as a result of a change in control. The agreements that govern the stock option grants and restricted stock unit awards provide that following a change in control, all stock options and RSUs fully and immediately vest upon the earlier of (i) the first anniversary of the change in control, (ii) the date on which Mr. Gounares or Ms. Jacobs, as applicable, is terminated without cause or for good reason, or (iii) the original vesting date of the stock option grant.

Retirement. The employment agreements for Mr. Gounares and Ms. Jacobs do not provide for any additional benefits as a result of retirement.

Disability. If we terminate Mr. Gounares’ or Ms. Jacobs’ employment due to “disability” (as defined under our long-term disability plan), he or she: (i) is entitled to receive his or her base salary through the effective date of termination; (ii) is entitled to a pro-rata bonus through the termination date and (iii) retains any rights pursuant to any insurance or other benefit plans we offer. Pursuant to his employment agreement, Mr. Gounares will also receive a lump sum payment equal to 18 months of his base salary in effect immediately prior to his termination of employment due to disability. Pursuant to the RSU Make Good Program, Ms. Jacobs will also receive a lump sum payment equal to the amount of any outstanding RSU Make Good payments upon a termination due to disability. Mr. Gounares and Ms. Jacobs will not receive any additional payments or other benefits under their employment agreements. Under the terms of the agreements governing stock options and RSUs, all of these equity awards held by each executive will vest upon his or her “disability” (as defined in the applicable equity award agreements).

Death. In the event of Mr. Gounares’ or Ms. Jacobs’ death, his or her beneficiaries are entitled to receive the executive’s base salary through the date of termination and a pro rata amount of his or her target bonus based on the number of days he or she was employed during the year of death. The executive’s beneficiaries also retain any rights pursuant to any insurance or other benefit plans we offer. Pursuant to his employment agreement, Mr. Gounares will also receive a lump sum payment equal to 18 months of his base salary in effect immediately prior to his termination due to his death. Pursuant to the RSU Make Good Program, Ms. Jacobs will also receive a lump sum payment equal to the amount of any outstanding RSU Make Good payments upon a termination due to death. Mr. Gounares and Ms. Jacobs will not receive any additional payments or other benefits under their employment agreements. Under the terms of the agreements governing awards of stock options and RSUs, all of these equity awards held by Mr. Gounares and Ms. Jacobs will vest upon his or her death.

Other Restrictive Covenants. The employment agreements with Mr. Gounares and Ms. Jacobs provide that each executive is subject to restrictive covenants which provide that he or she will not, among other things: (i) disclose any of our proprietary information or confidential matters at any time, (ii) solicit our employees for one year following any termination of employment and (iii) compete with us while employed and for one year following any termination of employment by participating in the ownership, control or management or being employed by Bloomberg, Demand Studios, Time Warner, Inc., Yahoo! Inc., Google Inc., Microsoft Corporation, IAC/InterActiveCorp., News Corporation, Viacom Inc. or The Walt Disney Company, or their respective affiliates, subsidiaries or successors.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary Compensation Information

The Nominating and Governance Committee is responsible for reviewing the compensation of our non-employee directors. Only non-employee directors receive compensation for service on the Board. The compensation paid to our non-employee directors is as follows:

•	a cash retainer of $100,000 for service on the Board, with no additional fees for Board or committee meetings attended, paid in quarterly installments;

•

an additional annual cash retainer of $20,000 for the chair of the Nominating and Governance Committee, the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Transactions Committee, paid in quarterly installments;

•	an additional annual cash retainer of $5,000 for each member of the Executive Committee (not including the Chairman of such committee), paid in quarterly installments;

•	an additional annual cash retainer of $25,000 for the Lead Independent Director, paid in quarterly installments; and

•	an annual equity award with a value of $150,000.

The retainer amounts are pro-rated based on the length of time during the year during which the director served on the Board or a Committee, as applicable. On May 25, 2011 our Board approved the AOL Inc. 2011 Directors’ Deferred Compensation Plan (“Director Plan”). Pursuant to the terms of the Director Plan, in connection with their service, our non-employee directors may elect to defer:

•	on or after July 1, 2011, all, or such percentage or dollar amount, of their annual cash compensation as they specify into fully vested deferred stock units (“DSUs”); and

•	all, or such percentage, dollar amount or number of, their annual restricted stock unit awards as they specify.

Directors who make a DSU election receive DSUs representing a right to receive in cash the value of one share of the Company’s common stock. DSUs are payable in cash following the director’s separation from service from the Company based upon the fair market value of a share of the Company’s common stock at such separation.

In May 2011, the Board also approved a shift to an annual equity grant for our non-employee directors of solely RSUs rather than a mix of RSUs and options to purchase AOL common stock. For 2011, the annual equity grant to non-employee directors was made on May 25, 2011, and 100% ($149,990) was in the form of RSUs. The RSUs vest on the earlier of May 25, 2012 or the day before the 2012 Annual Meeting. Pursuant to the terms of the Director Plan, all non-employee directors (other than Mr. Hambrecht and Mr. Powell who did not receive awards) elected to defer their May 25, 2011 RSU awards after they vest.

We currently anticipate that our director compensation program will be similarly structured in future years.

Non-employee directors are reimbursed for travel and other expenses incurred in the performance of their duties.

Director Compensation in 2011

Tim Armstrong receives no additional compensation for his service as a director. The table below sets forth information regarding compensation earned in 2011 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
Richard Dalzell	$100,000		$149,990		—	$249,990
Karen Dykstra	$125,000		$149,990		—	$274,990
Alberto Ibargüen	$93,359		$149,990		—	$243,349
William Hambrecht(4)	$25,000		$—		—	$25,000
Susan Lyne	$50,000	(3)	$199,990	(3)	—	$249,990
Patricia Mitchell	$125,000		$149,990		—	$274,990
Michael Powell(5)	$40,151		$—		—	$40,151
Fredric Reynolds	$163,730		$149,990		—	$313,720
James Stengel	$125,000		$149,990		—	$274,990

(1)	Amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 8— “Equity-Based Compensation and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	On May 25, 2011, each of our non-employee directors (with the exception of Messrs. Hambrecht and Powell) was granted an award of 7,606 RSUs under the AOL Inc. 2010 Stock Incentive Plan. The grant date fair value of each RSU award was $149,990 and was calculated using the closing sale price of the Company’s common stock on the date of grant. All of the non-employee directors who received RSUs elected to defer the RSUs awarded on May 25, 2011, pursuant to the terms of the Director Plan. All of the RSUs awarded on May 25, 2011 to non-employee directors were outstanding as of the 2011 fiscal year end. All of the stock options granted in January 2010 to our non-employee directors (with the exception of Messrs. Hambrecht and Powell) to purchase 10,430 shares of common stock, were outstanding as of the 2011 fiscal year end.
(3)	The annual cash compensation earned by Ms. Lyne for 2011 equaled an amount of $100,000. However, pursuant to the terms of the Director Plan, Ms. Lyne elected to defer $50,000 of her annual cash compensation with respect to services performed on or after July 31, 2011. As a result she was granted an award of 2,083 DSUs on September 30, 2011 and an award of 1,655 DSUs on December 31, 2011. The DSU values, equal to $50,000, are included in the Stock Awards column.
(4)	Mr. Hambrecht resigned from our Board in February 2011. In connection with his resignation from the Board, Mr. Hambrecht forfeited all stock options granted to him.
(5)	Mr. Powell did not stand for re-election at our 2011 Annual Meeting. Accordingly, Mr. Powell forfeited all stock options granted to him.

Non-Employee Director Stock Ownership Guidelines. Pursuant to the Company’s Corporate Governance Policy, as amended in January 2011 and December 2011, each non-employee director of the Company is expected to, within five years from the latter of his or her initial election to the Board or the date of effectiveness of the guidelines, own shares of the Company’s stock equal in value to three times the annual Board cash retainer. Stock owned outright and unvested RSUs count toward satisfaction of the threshold. Outstanding vested or unvested options do not count toward satisfaction of the threshold. As of April 1, 2012, each of our non-employee directors met the guidelines or had time remaining to do so.

SHARE OWNERSHIP INFORMATION

The following table provides information as of April 19, 2012 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Percentage computations are based on 93,453,515 shares of our common stock outstanding as of April 19, 2012.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Executive Officers:
Mr. Tim Armstrong(a)	3,814,855	4.0%
Mr. Richard Dalzell(b)	21,165	*
Ms. Karen Dykstra(b)	28,635	*
Mr. Alberto Ibargüen(b)	12,106	*
Ms. Susan Lyne(b)	21,975	*
Ms. Patricia Mitchell(b)	23,036	*
Mr. Fredric Reynolds(b)	73,165	*
Mr. James Stengel(b)	27,220	*
Mr. Arthur Minson(c)	290,072	*
Mr. Alexander Gounares(d)	175,014	*
Ms. Julie Jacobs(e)	134,685	*
All directors and executive officers as a group (12 individuals)(f)	4,621,928	5.0%
Principal Stockholders:
Dodge & Cox(g)	15,485,759	16.6%
RS Investment Management Co. LLC(h)	7,950,590	8.5%
Capital Research Global Investors(i)	7,914,104	8.5%
BlackRock, Inc.(j)	5,547,928	5.9%
The Vanguard Group, Inc.(k)	5,155,229	5.5%
Starboard Value LP(l)	4,916,000	5.3%

*	Less than 1%.
(a)	The amount includes 514,300 shares held by Armstrong Family Investments LLC, a limited liability company held solely by Mr. Armstrong and members of his immediate family. Mr. Armstrong has shared voting and investment power with respect to such shares. The amount also includes 194,857 shares issued to Polar Capital Group, LLC, in satisfaction of our obligation to return Mr. Armstrong’s original investment in Patch Media Corporation in shares of our common stock. Mr. Armstrong disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The amount also includes 481,300 shares held by Mr. Armstrong with respect to which Mr. Armstrong and his wife have shared voting and investment power. Includes for Mr. Armstrong 2,229,187 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012.

(b)	Includes for each of Messrs. Dalzell, Reynolds and Stengel, and Ms. Dykstra, Ms. Lyne and Ms. Mitchell the following shares that are currently exercisable or may be acquired within 60 days of April 2, 2012: (i) 10,430 shares subject to options; and (ii) 7,606 shares subject to RSUs. Includes for Mr. Ibargüen 7,606 shares subject to RSUs that may be acquired within 60 days of April 19, 2012.
(c)	Includes for Mr. Minson 238,106 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012.
(d)	Includes for Mr. Gounares the following shares that are currently exercisable or may be acquired within 60 days of April 19, 2012: (i) 150,045 shares subject to options; and (ii) 24,969 shares subject to RSUs. However, as a result of Mr. Gounares’ resignation on April 6, 2012, he forfeited 18,105 options and 24,969 RSUs that would have otherwise vested within 60 days of April 19, 2012.
(e)	Includes for Ms. Jacobs the following shares that are currently exercisable or may be acquired within 60 days of April 19, 2012: (i) 94,506 shares subject to options; and (ii) 36,927 shares subject to RSUs.
(f)	Includes our current directors as well as individuals listed as Executive Officers in our 2011 Form 10-K. Includes the following shares that are currently exercisable or may be acquired within 60 days of April 19, 2012: (i) 2,756,319 (not including stock options forfeited by Mr. Gounares) shares subject to options; and (ii) 115,138 shares subject to RSUs (not including RSUs forfeited by Mr. Gounares).
(g)

Beneficial ownership information is as of December 31, 2011 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by Dodge & Cox with the SEC on February 10, 2012. Dodge & Cox has sole voting power over 14,660,005 shares of our common stock and sole investment power over 15,485,759 shares of our common stock. The securities reported on such Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts. The Schedule 13G/A also states that The Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 8,439,054 shares of our common stock, reported herein. The address of Dodge & Cox is 555 California Street, 40th floor, San Francisco, California 94104.

(h)	Beneficial ownership information is as of December 31, 2011 and is based on a Schedule 13G with respect to the Company’s common stock filed jointly by RS Investment Management Co. LLC (“RS Investment”), The Guardian Life Insurance Company of America (“GLICOA”) and Guardian Investor Services LLC (“GIS”) with the SEC on February 9, 2012. The securities reported on such Schedule 13G are beneficially owned by RS Investment, GLICOA and GIS. GLICOA is an insurance company and the parent company of GIS and RS Investment. GIS is a registered investment adviser, a registered broker-dealer and the parent company of RS Investment. Each entity has shared voting power over 7,882,913 shares of our common stock and has shared investment power over 7,950,590 shares of our common stock. The address of RS Investment Management Co. LLC is 388 Market Street, Suite 1700, San Francisco, California 94111. The address of The Guardian Life Insurance Company of America and Guardian Investor Services LLC is 7 Hanover Square, New York, New York 10004.
(i)	Beneficial ownership information is as of December 30, 2011 and is based solely on a Schedule 13G/A with respect to the Company’s common stock filed by Capital Research Global Investors with the SEC on February 14, 2012. Capital Research Global Investors is a division of Capital Research and Management Company (“CRMC”) and is deemed to be the beneficial owner of 7,914,104 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors disclaims beneficial ownership of these securities. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(j)

Beneficial ownership information is as of December 30, 2011 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by BlackRock, Inc. with the SEC on February 13, 2012. The securities reported on such Schedule 13G/A were acquired by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC.; and BlackRock International Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(k)	Beneficial ownership information is as of December 31, 2011 and is based on a Schedule 13G with respect to the Company’s common stock filed by The Vanguard Group, Inc. (“The Vanguard Group”) with the SEC on February 8, 2012. The Schedule 13G states that The Vanguard Group has sole investment power of 5,086,493 shares of our common stock and has sole voting power and shared investment power over 68,736 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner and directs the voting of these 68,736 shares of our common stock as a result of VFTC serving as investment manager of collective trust accounts for The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern Pennsylvania 19355.
(l)	Beneficial ownership is as of April 10, 2012 and is based on a Schedule 13D/A with respect to the Company’s common stock filed jointly with the SEC on April 11, 2012 by Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value LP (“Starboard Value LP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), and Messrs. Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Ronald S. Epstein, Steven B. Fink, Dennis A. Miller and James A. Warner. The securities reported on such Schedule 13D/A are deemed to be beneficially owned by Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Smith, Mitchell, Feld, Epstein, Fink, Miller and Warner. Starboard V&O Fund has sole voting power and sole investment power over 2,586,926 shares of our common stock reported on such Schedule 13D/A. Starboard LLC has sole voting power and sole investment power over 891,610 shares of our common stock reported on such Schedule 13D/A. 1,437,464 shares of our common stock reported on such Schedule 13D/A are held in the accounts of Starboard Value LP. Starboard Value LP, Starboard Value GP, Principal Co, and Principal GP have sole voting power and sole investment power over 4,916,000 shares of our common stock. Messrs. Smith, Mitchell and Feld have shared voting power and shared investment power over 4,916,000 shares of our common stock. Mr. Fink has sole voting and sole investment power over 560 shares of our common stock reported on such Schedule 13D/A. Mr. Epstein has sole voting and sole investment power over 850 shares of our common stock reported on such Schedule 13D/A. Mr. Warner has shared voting and shared investment power over 581 shares of our common stock reported on such Schedule 13D/A. Mr. Miller has sole voting and sole investment power over 2,700 shares of our common stock reported on such Schedule 13D/A. Each of Messrs. Fink, Epstein, Miller and Warner disclaims beneficial ownership of the shares deemed to be beneficially owned by Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Smith, Mitchell and Feld. The address of each of Starboard LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Messrs. Smith, Mitchell and Feld is 830 Third Avenue, 3rd Floor, New York, New York 10022. The address of Starboard V&O Fund is 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands. The address of Mr. Epstein is 255 Shoreline Blvd., Suite 300, Redwood City, California 94065. The address of Mr. Fink is 3610 Serra Road, Malibu, California 90265. The address of Mr. Miller is 2700 Colorado Blvd., Santa Monica, California 90414. The address of Mr. Warner is 56 Prospect Avenue, Larchmont, New York 10538.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

Factors which the Nominating and Governance Committee (or the Chair as the case may be) may take into account in its determination to approve or ratify a transaction include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the best interest of the Company and its stockholders;

•	whether the transaction is consistent with any conflict of interest policies set forth in the Company’s Standard of Business Conduct and Code of Ethics and other policies; and

•

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such director serves on the Audit and Finance Committee.

The Nominating and Governance Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including:

•	conditions relating to ongoing reporting to the Committee and other internal reporting;

•	limitations on the dollar amount of the transaction;

•	limitations on the duration of the transaction or the Committee’s approval of the transaction; or

•	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Related Person Transactions

Since the beginning of 2011, there were no related person transactions that require disclosure under SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such reports, and on written representations from such reporting persons, we believe that during fiscal 2011 all such reporting persons filed the required reports on a timely basis under Section 16(a).

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2013 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2013 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before the close of business on December 26, 2012. In addition, our amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders’ meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2013 Annual Meeting, such a proposal must be received by the Company on or after February 14, 2013 but no later than March 16, 2013. If the date of the 2013 Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from the anniversary date of the 2012 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us in writing to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003, or via phone at (212)  652-6450 and we will deliver a separate copy to you promptly.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If any other matters are properly presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

PROXY SOLICITATION

Proxies are being solicited by mail, telephone, fax, email, town hall meetings, press releases, press interviews or the Company’s Investor Relations website. Additionally, solicitations may be made personally by directors and officers of the Company named in Annex C who will not be additionally compensated for any such services. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, we have hired MacKenzie Partners, Inc. to solicit proxies. We have paid MacKenzie Partners, Inc. a retainer fee of $60,000. We also expect to pay MacKenzie Partners, Inc. additional professional fees, plus reasonable expenses, for their services. Our aggregate expenses, including those of MacKenzie Partners, Inc., related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, are expected to be approximately $13,607,863, of which approximately $621,863 has been spent to date. The Company has agreed to indemnify MacKenzie against certain liabilities relating to or arising out of their engagement. MacKenzie estimates that approximately 125 of its employees will assist in this proxy solicitation, which they may conduct personally, by mail, telephone, fax, email, town hall meetings, press releases, press interviews or the Company’s Investor Relations website. Additional information about persons who are participants in this proxy solicitation is set forth in Annex C. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.corp.aol.com) and click on “About AOL”. From there, click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

AOL Inc.

770 Broadway

New York, New York 10003

Annex A

AOL INC.

2010 STOCK INCENTIVE PLAN

(Amended and Restated Effective as of June 14, 2012)

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) “Affiliate” means any entity that is treated as a subsidiary or a parent of the Company for purposes of the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder. Under such rules and as applied to the Company, “parent” is defined as a person controlling the Company directly, or indirectly through one or more intermediates and “subsidiary” is defined as a person controlled by the Company directly, or indirectly through one or more intermediates. Any such entity must also be an entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c) “Award” means an Option, Stock Appreciation Right, award of Restricted Stock, Other Stock-Based Award or Converted Award granted pursuant to the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f) “Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

(g) “Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee (or such other committee).

(h) “Company” means AOL Inc., a Delaware corporation, and it successors.

(i) “Converted Awards” means an option or a restricted stock unit granted under the Plan pursuant to Appendix A.

(j) “Effective Date” means the later of (i) the date the Board originally approved the Plan and (ii) the date the Plan was approved by Time Warner Inc. and TW AOL Holdings Inc., as the sole stockholders of the Company.

(k) “Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate or (iii) a Participant’s services as a consultant or advisor, if the Participant is a consultant or advisor to the Company or any of its Affiliates; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(l) “Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing sale price of the Shares on the New York Stock Exchange (“NYSE”) Composite Tape, or, if the Shares are not listed or admitted on another national securities exchange or national market system on which the average daily trading volume of the Shares is greater, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the closing sales price per Share (or the average of the per Share closing bid price and per Share closing asked price on such date, if no sales were reported) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the NYSE Composite Tape or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(m) “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(n) “OIBDA” has the meaning set forth in Section 9(b).

(o) “Option” means a stock option granted pursuant to Section 6.

(p) “Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(q) “Other Stock-Based Awards” means awards granted pursuant to Section 9.

(r) “Participant” means an employee, director, consultant or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be. A consultant or advisor may only be eligible to be selected to become a Participant if such person is a natural person providing bona fide services to the Company or an Affiliate and such services are not performed in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. A prospective employee of the Company or an Affiliate may be granted an Award so long as the grant date does not occur prior to the date that such person commences employment or the performance of services for the Company or an Affiliate.

(s) “Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t) “Plan” means the AOL Inc. 2010 Stock Incentive Plan, as amended from time to time.

(u) “Restricted Stock” means any Share granted under Section 8.

(v) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(w) “Share Authorization” has the meaning set forth in Section 3.

(x) “Shares” means shares of common stock of the Company, $.01 par value per share.

(y) “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(z) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(aa) “Substitute Award” means an Award granted under Section 10(b); provided, however, that in no event shall the term “Substitute Award” be construed to refer to or permit an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

3.	Shares Subject to the Plan

Subject to the adjustment as provided in Section 10, the aggregate number of Shares available for issuance under the Plan (the “Share Authorization”), including with respect to Incentive Stock Options, shall be 21,808,831. The maximum number of Shares with respect to which Awards (other than Converted Awards) may be granted during a calendar year to any Participant shall be 2,600,000. The grant limit under the preceding sentence shall apply to an Award other than an Option or Stock Appreciation Right only if the Award is intended to be “performance-based” as that term is used in Section 162(m) of the Code. Any Shares that are subject to Restricted Stock Awards or Other Stock-Based Awards denominated in Shares shall be counted against the Share Authorization limit and the per participant limit as 1.61 shares for every Share granted. The number of Shares available for issuance under the Plan shall be reduced, in accordance with how such Shares count against the Share Authorization limit as provided above, by the number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right). If any Option or Stock Appreciation Right granted under this Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of Shares underlying any unexercised Stock Appreciation Right or Option shall again be available for the purposes of Awards under the Plan. If any Option or Stock Appreciation Right or other Award covering Shares under the Plan is settled in cash, the number of Shares underlying any such cash-settled Award shall again be available for the purposes of Awards under the Plan. If a share of Restricted

Stock or an Other Stock-Based Award denominated in Shares granted under this Plan is forfeited for any reason, or is settled in cash, 1.61 Shares shall again be available for the purposes of Awards under this Plan. However, Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under the Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under the Plan, or (iv) repurchased on the open market with proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan.

4.	Administration

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the NYSE listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b) The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including without limitation, accelerating or waiving any vesting conditions).

(c) The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d) The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall have the right to withhold from any payment required to be made pursuant to the exercise, grant or vesting of an Award an amount sufficient to satisfy any federal, state, local or other taxes, as set forth in further detail in the Award agreement. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with an aggregate Fair Market Value no greater than the Participant’s minimum statutory withholding tax liability from those Shares that would have otherwise been received by the Participant.

5.	Limitations

(a) No Award may be granted under the Plan after the tenth anniversary of the date on which the Board first adopted the Plan, but Awards granted prior to such tenth anniversary may extend beyond that date.

(b) Notwithstanding any provision herein to the contrary, the repricing of an Option or Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its exercise price is greater than the

Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c) With respect to any Awards granted to a Participant who is a non-employee member of the Board at the time of grant, such Awards shall be made pursuant to formulas established by the Board in advance of such grant. Any such Awards shall be made at the time such a Participant first becomes a member of the Board and, thereafter, on an annual basis at or following the annual meeting of stockholders. Such formulas may include any one or more of the following: (i) a fixed number of Options or Stock Appreciation Rights, (ii) a fixed number of Shares of Restricted Stock or a number of Shares of Restricted Stock determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant), and (iii) Other Stock-Based Awards determined either by reference to a fixed number of Shares or to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. An Option may not be exercised for a fraction of a Share. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased and any applicable withholding taxes. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant. Shares purchased upon the exercise of an Option shall be issued to the Participant as soon as practicable following the effective date on which the Option is exercised.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). An ISO may only be granted to a Participant who is an employee of the Company or a Subsidiary. No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in the Plan or any agreement evidencing an Award, a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8.	Restricted Stock

(a) Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(b) Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine in its sole discretion. If certificates representing Shares of Restricted Stock are registered in the name of the applicable Participant, the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(c) Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d) Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares. No such restrictions shall lapse for such performance period until such certification is made by the Committee.

9.	Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares, including, but not limited to, Shares awarded purely as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards

(including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income (either before or after, either or any combination of, interest, taxes, depreciation and/or amortization); (iii) earnings per share or in the aggregate; (iv) return on stockholders’ equity; (v) stock price; (vi) revenues or sales; (vii) advertising revenue or sales; (viii) free cash flow; (ix) return on invested capital; (x) total stockholder return; (xi) net sales or revenue growth; (xii) return on assets; (xiii) return on capital; (xiv) return on sales; (xv) return on revenue; (xvi) operating cash flow; (xvii) cash flow return on equity; (xviii) cash flow return on investment; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) gross or operating margins; (xxi) productivity ratios; (xxii) expense targets; (xxiii) margins; (xxiv) operating efficiency; (xxv) market share; (xxvi) working capital targets and change in working capital; (xxvii) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xxviii) reductions in expenses; (xxix) net economic value; (xxx) completion or progress on the achievement of significant transactions, acquisitions, divestitures, product development and/or projects or processes; (xxxi) results of customer satisfaction surveys; (xxxii) product price; (xxxiii) achievement of product and/or service quality goals; and/or (xxxiv) credit rating.

The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its or their divisions, units, departments or functions or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, and may be based upon a specified increase, positive result, maintenance of the status quo, decrease or negative result, or any combination thereof, and may apply to all or a portion of the designated performance goal or goals, or any combination thereof, and financial metrics may be calculated on a pre-tax and/or after-tax basis, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items as the Committee shall determine. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 21 below, elect to defer payment of a Performance-Based Award.

10.	Adjustments Upon Certain Events

(a) Adjustments Upon Certain Events. Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(i) Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 21), as to (i) the number or kind of Shares (or other securities or property) issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares (or other securities or property) for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(ii) Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 21), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options or Stock Appreciation Rights shall terminate and be of no further force and effect.

(b) Substitute Awards. The Company, from time to time, also may substitute or assume any outstanding award granted by the Company, any of its Affiliates or another company, whether in connection with a corporate transaction, such as a merger combination, consolidation or acquisition of property or stock or otherwise, by either: (A) granting an Award under the Plan in substitution of such award or (B) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the granting company had applied the rules of the Plan to such grant. In the event the Company assumes an award pursuant to this Section 10(b), the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code and Section 409A). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Option Price. In the event the Company elects to grant a new Stock Appreciation Right rather than assuming an existing Stock Appreciation Right, such new Stock Appreciation Right may be granted with a similarly adjusted exercise price. The number of Shares underlying Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award may be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company (i) if such action would (except as is provided in Section 10 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, or (ii) if stockholder approval for such action is otherwise required by any applicable law or regulation or the rules of the NYSE or any successor exchange or quotation system on which the Shares may be then listed or quoted or Section 162(m) of the Code (taking into consideration the exception provided by Treas. Reg. § 1.162-27(f)(iii)(4)), (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) subject to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18.	Effectiveness of the Plan

The Plan, as amended and restated, shall be effective as of the date on which it is approved by the stockholders of the Company at the regularly scheduled meeting of the stockholders of the Company in 2010.

19.	Code Section 162(m) Approval

If so determined by the Committee, the provisions of the Plan regarding Performance-Based Awards shall be disclosed and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such provisions, in each case in order for certain Awards granted after such time to be exempt from the deduction limitations of Section 162(m) of the Code. Nothing in this clause, however, shall affect the validity of Awards granted after such time if such stockholder approval has not been obtained.

20.	Securities Law Compliance

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or other form of securities market upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any securities exchange or other form of securities market upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state or foreign securities law or unless she or she shall have furnished an opinion to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise, nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or other form of securities market on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

21.	Section 409A

(a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable only, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees.

(b) Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Section 409A) other than in regard to restricted stock units granted under the Plan are permitted hereunder.

(c) Applicable Requirements. To the extent an Award granted under the Plan is deemed to be “deferred compensation” subject to Section 409A, the following rules shall apply to such Awards:

(i) Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then at the grant of the Award to which such payment relates, the Company shall specify in the Award Agreement the date(s) on which such compensation will be paid.

(ii) Initial Deferral Elections. For Awards of restricted stock units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied (e.g., retirement), the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A and Treas. Reg. § 1.409A-2.

(iii) Subsequent Deferral Elections. To the extent the Company or Committee allows Participants to elect to re-defer (after an initial deferral election has become irrevocably effective) deferred compensation that is subject to Section 409A, then the requirements of Treas. Reg. § 1.409A-2(b) must be met. Generally those requirements provide that: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. § 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(iv) Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. § 1.409A-3. Generally, such events and times include: a Participant’s separation from service; a Participant’s becoming disabled; a Participant’s death; a time or a fixed schedule specified in the Plan (including an Award Agreement); a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a corporation; or the occurrence of an unforeseeable emergency, in each case as defined and provided for under Section 409A.

(v) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A, then such payment may be delayed without causing such amount to be subject to Section 409A if the requirements of Treas. Reg. § 1.409A-1(b)(4)(ii) are met.

(vi) Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. §1.409A-3(j)(4).

(vii) Installment Payments. To the extent any amount made under the Plan to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.

(d) Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A:

(i) In applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code;

(ii) In applying Treas. Reg. § 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2; and

(iii) Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. § 1.409A-1(b)(5)(E)(1), then the language “at least 50 percent” in clauses (i) and (ii) above shall instead be “at least 20 percent.”

(e) Specified Employees; Payment Delay. Notwithstanding anything above to the contrary, in the event that an amount that is subject to Section 409A is to be paid under the Plan to a “specified employee” upon such employee’s “separation from service” (as those terms are defined under Section 409A), then such payment shall be made on the first day of the seventh month following the month in which the separation from service occurred.

22.	Plan History

The Plan was originally adopted by the Company on November 20, 2009. The Board approved an amendment to the Plan on January 28, 2010 to remove the minimum vesting schedule for Restricted Stock and Other Stock-Based Awards. The Committee approved an amendment and restatement of the Plan on March 15, 2010 to (a) increase the number of Shares reserved for issuance pursuant to Awards from 11,308,831 Shares (which includes the number of Shares subject to Converted Awards) to 16,608,831 Shares and (b) provide for a limit of 7,800,000 on the number of Restricted Stock or Other Stock-Based Awards payable in Shares. The Plan was amended and restated following stockholder approval on April 29, 2010 to increase the number of Shares reserved for issuance hereunder by 5,300,000 shares to 16,608,831 shares. The Committee approved an amendment and restatement of the Plan on February 22, 2012 to (a) increase the number of Shares reserved for issuance pursuant to Awards by 5,200,000 Shares, (b) change the manner in which certain types of Awards under the Plan count against the number of Shares authorized for issuance under the Plan, thereby eliminating the separate limit for Awards of Restricted Stock or Other Stock-Based Awards hereunder, (c) provide that the number of Shares underlying any Award settled in cash shall again be available for the purposes of Awards under the Plan, (d) provide additional performance criteria pursuant to which performance-based Awards may be granted under the Plan, (e) provide that Awards may be granted under the Plan for ten years from the date the Plan was first adopted by the Board, and (f) make other clarifying and administrative amendments.

The amendment and restatement of the Plan in 2012 is subject to and contingent upon, the approval of the stockholders of the Company, which approval is being sought at the 2012 Annual Meeting of Stockholders.

Appendix A

Converted Awards

This Appendix A shall apply to the Converted Awards granted to Timothy M. Armstrong (“Armstrong”) pursuant to the AOL Inc. 2010 Stock Incentive Plan (“Plan”), of which this Appendix A comprises a part.

(1) Subject to paragraph (3) below, effective immediately upon the Distribution, each outstanding option to purchase Time Warner Inc. common stock (a “TWX Option”), whether vested or unvested, that is held, immediately prior to the Distribution, by Armstrong shall be converted into an Option granted under the Plan to acquire, on substantially the same terms and conditions as were applicable under such TWX Option (other than with respect to exercise price and the number and type of shares covered thereby), the number of Shares at the exercise price per Share that will allow such Option to have a “fair value” and an “intrinsic value” (in each case, within the meaning of FAS 123R and determined in accordance therewith), as of immediately following the Distribution, that shall be identical to the fair value and intrinsic value of such TWX Option immediately prior to the Distribution.

(2) Subject to paragraph (3) below, effective immediately upon the Distribution, each outstanding restricted stock unit that was granted to Armstrong pursuant to any equity plan of Time Warner Inc. (a “TWX RSU”), whether vested or unvested, that is held, immediately prior to the Distribution, by Armstrong shall be converted into a restricted stock unit granted under the Plan, on substantially the same terms and conditions as were applicable under such TWX RSU (other than with respect to the number and type of shares covered thereby), with respect to the number of Shares that will allow such restricted stock unit to have a “fair value” and an “intrinsic value” (in each case, within the meaning of FAS 123R and determined in accordance therewith), as of immediately following the Distribution, that shall be identical to the fair value and intrinsic value of such TWX RSU immediately prior to the Distribution.

(3) This Appendix A shall not become effective unless Armstrong is employed by the Company immediately following the Distribution.

(4) Except where expressly modified by this Appendix A, the provisions of the Plan shall fully apply to the Converted Awards as though the Plan’s provisions have been fully set forth herein.

(5) Capitalized terms used in this Appendix A shall have the meanings ascribed to them in the Plan. In addition, for purposes of this Appendix A:

(a) “Distribution” means the distribution, on a pro rata basis, by Time Warner Inc. to the record holders of Time Warner Inc. common stock as of the applicable record date of all the outstanding Shares owned by Time Warner Inc. on the date of such distribution;

(b) “FAS 123R” means Statement of Financial Accounting Standards No. 123R or the comparable relevant sections of the FASB Accounting Standards Codification; and

(c) “FASB” means the Financial Accounting Standards Board.

Annex B

AOL INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

1)	TITLE OF PLAN. The title of this plan is the AOL Inc. 2012 Employee Stock Purchase Plan, hereinafter referred to as the “Plan.”

2)	PURPOSE. The Plan is intended to encourage ownership of Common Stock of the Company by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Company. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Company and to participate in its success, the Plan may be expected to benefit the Company and its shareholders by making it possible for the Company to attract and retain qualified employees. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

3)	DEFINITIONS. As used in this Plan:

a)	“Board” means the Board of Directors of the Company.

b)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

c)	“Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee (or such other committee).

d)	“Common Stock” means the common stock, $.01 par value per share, of the Company.

e)	“Company” means AOL Inc., a Delaware corporation.

f)	“Compensation” means the base salary or base wages, plus all overtime pay received from the Company and/or Subsidiaries (but excluding all bonus compensation).

g)	“Eligible Employee” means an Employee eligible to participate in the Plan under the terms of Section 6.

h)	“Employee” means an employee of the Company or a Subsidiary, provided that an interim or temporary employee shall not be considered an Employee unless he or she has performed two years of service with the Company or a Subsidiary. An individual who has been classified by the Company or a Subsidiary as an independent contractor shall not qualify as an “Employee” for purposes of the Plan, unless a court or governmental agency determines that the individual is an “Employee” for purposes of Treas. Reg. § 1.421-1(h).

i)	“Offering Period” means a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined pursuant to Section 6.

j)	“Participant” means an Eligible Employee that elects to participate in the Plan, as described in Section 6.

k)	“Plan Administrator” means the Committee and the individual or individuals appointed by the Committee under Section 5(a).

l)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

4)	STOCK SUBJECT TO THE PLAN. Subject to adjustment from time to time as provided in Section 8, the total number of shares of Common Stock which may be issued under the Plan is 9.4 million, which may be unissued shares, treasury shares or shares bought on the market. No fractional shares of Common Stock shall be purchased hereunder, and any payroll deductions not sufficient to purchase a whole share of Common Stock shall be carried over to the next Offering Period

5)	ADMINISTRATION

a)	The Plan shall be administered by the Committee. The Committee may delegate administrative matters relating to the Plan (for the avoidance of doubt, including its authority under Section 5(b)(i) of this Plan, but excluding its authority under Section 5(b)(ii) of this Plan), to such of the Company’s officers or employees as the Committee so determines.

b)	The Plan Administrator shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

i)	to construe and interpret the Plan and to establish, amend, and revoke rules and regulations for its administration, including determining all questions of policy and expediency that may arise, and correcting any defect, supplying any omission, reconciling any inconsistency and interpreting or resolving any ambiguity in the Plan or in any instrument associated with the Plan in a manner and to the extent it shall deem necessary or appropriate to operation of the Plan; and

ii)	to the extent not provided in this Plan, to establish the terms under which Common Stock may be purchased, including but not limited to: the purchase price of Common Stock, the commencement date of an Offering Period, the duration of an Offering Period, the number of Offering Periods per year, the minimum and maximum amount of contributions allowable per Participant in an Offering Period, and the number of shares purchasable in an Offering Period.

c)	The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

d)	The Plan Administrator may adopt sub-plans applicable to particular Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Plan Administrator shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Eligible Employees participating in the sub-plan are located.

6)	ELIGIBILITY AND PARTICIPATION. Subject to any local laws, the persons eligible to participate in the Plan (Eligible Employees) shall consist of all Employees of the Company and/or a Subsidiary who have worked for the Company and/or Subsidiary for at least sixty (60) days and who work at least twenty (20) hours a week for at least five (5) months per year and are eighteen (18) years of age or older. Contract, temporary, part-time variable and intern staff are not eligible to participant in the plan. No Employee shall be eligible to participate in the Plan or be granted a right to purchase Common Stock under this plan if such Employee, immediately after his or her election to purchase the Common Stock, would own stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary.

Unless and until the Plan Administrator determines otherwise, there will be two (2) six-month Offering Periods each calendar year, one commencing on May 16 of the calendar year and ending on November 15 of the same calendar year, and the other commencing on November 16 of the same calendar year and ending on May 15 of the following calendar year. In order to participate in the Plan for a particular Offering Period, an Eligible Employee must complete the required enrollment forms and file such forms with the Plan Administrator or its designee no later than the due date prescribed by the Plan Administrator, which, unless and until the Plan Administrator determines otherwise, shall be two (2) weeks prior to the start of the applicable Offering Period. The enrollment forms will include a payroll deduction authorization where permitted by applicable law directing the Company to make payroll deductions from the Participant’s

Compensation, designated in whole percentages, at a rate of not less than one percent (1%) of such Compensation and not to exceed fifteen percent (15%) of such Compensation per pay period (unless and until, in each case, the Plan Administrator determines otherwise), for purposes of acquiring Common Stock under the Plan.

A Participant may discontinue his or her participation in the Plan as provided in Section 7(d), or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by completing and/or filing with the Company a new enrollment form authorizing a change in payroll deduction rate at least two (2) weeks prior to the end of the Offering Period. The Plan Administrator may, in its discretion, limit the number of deduction rate changes during any Offering Period, which limit, unless and until the Plan Administrator determines otherwise, shall be one opportunity to decrease the rate of deductions per Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new deduction authorization form unless the Company elects to process a given change in participation more quickly. Unless the Plan Administrator provides otherwise, a Participant’s deduction authorization will continue in effect from Offering Period to Offering Period, unless the Participant ceases participation in the Plan or elects a different rate by filing the appropriate form with the Plan Administrator on the due date designated by the Plan Administrator prior to the first day of the Offering Period for which the new rate is to become effective. Payroll deductions, however, will automatically cease upon termination of the Participant’s right to purchase Common Stock under this Plan.

7)	TERMS AND CONDITIONS. An Eligible Employee who participates in this Plan for a particular Offering Period will have the right to acquire Common Stock upon the terms and conditions set forth in this Plan, and must enter into an agreement (which may be the payroll deduction authorization) with the Company setting forth such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

a)	PURCHASE PRICE. Unless and until the Plan Administrator determines otherwise, the purchase price per share for an Offering Period will be the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the date the Offering Period commences or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the last day of the Offering Period. The fair market value of a share of Common Stock on any relevant date shall be the closing price of the Common Stock on the New York Stock Exchange on the date in question (or if there shall be no trading on such date, then on the first previous date on which there is trading).

b)	NUMBER OF SHARES. The number of shares purchasable per Participant per Offering Period will be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during that Offering Period by the purchase price in effect for such Offering Period.

c)	PAYROLL DEDUCTIONS. The amounts collected from a Participant through payroll deductions will be credited to the Participant’s individual account maintained on the Company’s books, but no separate account will actually be established to hold such amounts. Interest will not be credited or paid on any amounts held for, credited or recorded, refunded or otherwise paid over to, for or on behalf of a Participant. The amounts collected from each Participant may be commingled with the general assets of the Company and may be used for any corporate purpose.

d)	TERMINATION OF PURCHASE RIGHTS. A Participant may, through notification to the Plan Administrator or its designee by the due date specified by the Plan Administrator prior to the close of the Offering Period, which due date, unless and until the Plan Administrator determines otherwise, shall be two (2) weeks prior to the end of the applicable Offering Period, terminate his or her outstanding purchase right and receive a refund of the amounts deducted from his or her earnings under the terminated right. The Participant will not be eligible to rejoin the Offering Period following the termination of the purchase right and will have to re-enroll in the Plan in accordance with the requirements outlined in Section 6 should he or she wish to resume participation in a subsequent Offering Period.

e)	TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee for any reason during an Offering Period, his or her outstanding purchase right will immediately terminate and all sums previously collected from the Participant under the terminated right will be refunded, unless such termination of employment occurs within the last two (2) weeks of the Offering Period, in which case such Participant shall continue to participate in the Plan for that Offering Period.

f)	EXERCISE. Each outstanding purchase right will be exercised automatically as of the last day of the Offering Period. The exercise of the purchase right is to be effected by applying the amount credited to each Participant’s account on the last day of the Offering Period to the purchase of shares of Common Stock at the purchase price in effect for the Offering Period. No purchase rights granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is believed by the Plan Administrator to be in material compliance with all applicable federal, state, foreign, and other securities and other laws applicable to the Plan. If, on the purchase date during any Offering Period hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no purchase rights granted under the Plan or any Offering Period shall be exercisable on such purchase date. If, on the purchase date under any Offering Period hereunder, the shares of Common Stock are not registered and the Plan is not in such compliance, purchase rights granted under the Plan which are not in compliance shall not be exercisable and all payroll deductions and/or other contributions accumulated during the Offering Period shall be refunded to the Participants, unless the Plan Administrator determines to extend the Offering Period.

g)	PRORATION OF PURCHASE RIGHT. Should the total number of shares of Common Stock for which the outstanding purchase rights are to be exercised on any particular date exceed the number of shares then available for issuance under the Plan, the available shares will be allocated pro-rata on a uniform and non-discriminatory basis, and any amounts credited to the accounts of Participants will, to the extent not applied to the purchase of Common Stock, be promptly refunded.

h)	RIGHTS AS STOCKHOLDER. A Participant will have no rights as a stockholder with respect to shares subject to any purchase right held by such individual under the Plan until that right is exercised and Common Stock is credited to the Participant’s account. No adjustments will be made for any dividends or distributions for which the record date is prior to such date.

i)	HOLDING PERIOD. Unless subject to a blackout or other restriction, Participants shall not be permitted to sell or transfer shares purchased under this Plan until the date that is ninety (90) days after such shares are purchased.

j)	ASSIGNABILITY. No purchase right granted to a Participant will be assignable or transferable and a purchase right will be exercisable only by the Participant.

k)	LIMITATIONS. No Participant shall be entitled to purchase a number of shares, based on the applicable purchase price as of the beginning of each Offering Period (and not giving effect to any lower purchase price that may be determined as of the end of any Offering Period), having an aggregate purchase price in excess of $25,000 per year, which maximum shall be pro-rated equally over each Offering Period that commences during a calendar year. For the avoidance of doubt, the maximum number of shares that may be purchased during any Offering Period shall be equal to the pro-rated portion of the $25,000 annual limitation applicable to that Offering Period divided by an amount equal to eighty-five percent (85%) of the fair market value of the Common Stock on the date the Offering Period commences.

l)	NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Plan or in any purchase right under the Plan shall confer on any Employee any right to continue in the employment of the Company or any of its Subsidiaries or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate his or her employment at any time.

8)	ADJUSTMENT IN NUMBER OF SHARES AND IN PURCHASE PRICE. In the event there is any change in the shares of the Company through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the Committee shall make appropriate adjustments in the number of shares available for purchase under the Plan, as well as the shares subject to purchase rights and purchase price thereof, and shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances, and its determination shall be final, binding and conclusive.

9)	AMENDMENT OF THE PLAN. The Committee at any time, and from time to time, may amend the Plan, provided, that no amendment will be made without shareholder approval, where such approval is required under any applicable laws or regulations, including the rules and regulations of any applicable securities exchange.

The rights and obligations with respect to purchase rights at any time outstanding under the Plan may not be altered or impaired by any amendment of the Plan, except (i) with the consent of the person to whom such purchase rights were granted, or (ii) as necessary to comply with any laws or regulations.

10)	TERMINATION OR SUSPENSION OF PLAN. The Committee may at any time suspend or terminate the Plan, but no such action may adversely affect the Participants’ rights and obligations with respect to purchase rights which are at the time outstanding under the Plan, except (i) with the consent of the person to whom such purchase rights were granted, or (ii) as necessary to comply with any laws or regulations. No Offering Period may commence while the Plan is suspended or after it is terminated.

11)	GOVERNING LAW. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York.

12)	EFFECTIVE DATE. This Plan was adopted by the Compensation Committee on February 22, 2012, subject to approval by the Company’s stockholders.

Annex C

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2012 Annual Meeting of Stockholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees are set forth under the section above titled “Item One—Election of Directors” of this proxy statement. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address
Mr. Tim Armstrong	AOL Inc., 770 Broadway, New York, New York 10003
Mr. Richard Dalzell	—
Ms. Karen Dykstra	—
Mr. Alberto Ibargüen	John S. and James L. Knight Foundation, 200 South Biscayne Boulevard, Suite 3300, Miami, Florida 33131-2349
Ms. Susan Lyne	Gilt Groupe, Inc., 2 Park Avenue, 4th Floor, New York, New York 10016
Ms. Patricia Mitchell	The Paley Center for Media, 25 West 52 Street New York, New York 10019
Mr. Fredric Reynolds	—
Mr. James Stengel	The Jim Stengel Company, LLC, 19 Garfield Place, 8th Floor, Cincinnati, Ohio 45202

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is AOL, 770 Broadway, New York, New York 10003.

Name	Title
Mr. Tim Armstrong	Chairman and Chief Executive Officer
Mr. Arthur Minson	Executive Vice President, Chief Financial Officer and President of AOL Services
Ms. Julie Jacobs	Executive Vice President, General Counsel and Corporate Secretary
Ms. Maureen Sullivan	Senior Vice President of Brand, Marketing and Communications
Mr. Eoin Ryan	Vice President, Investor Relations

Information Regarding Ownership of Company Securities By Participants

The amount of the Company’s securities beneficially owned by each Participant as of April 19, 2012, including the number of securities for which beneficial ownership can be acquired within 60 days of such date are listed below. Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Name	Amount and Nature of Beneficial Ownership
Mr. Tim Armstrong(a)	3,814,855
Mr. Richard Dalzell(b)	21,165
Ms. Karen Dykstra(b)	28,635
Mr. Alberto Ibargüen(b)	12,106
Ms. Susan Lyne(b)	21,975
Ms. Patricia Mitchell(b)	23,036
Mr. Fredric Reynolds(b)	73,165
Mr. James Stengel(b)	27,220
Mr. Arthur Minson(c)	290,072
Ms. Julie Jacobs(d)	134,685
Ms. Maureen Sullivan(e)	13,003
Mr. Eoin Ryan(f)	7,501

(a)	The amount includes 514,300 shares held by Armstrong Family Investments LLC, a limited liability company held solely by Mr. Armstrong and members of his immediate family. Mr. Armstrong has shared voting and investment power with respect to such shares. The amount also includes 194,857 shares issued to Polar Capital Group, LLC, in satisfaction of our obligation to return Mr. Armstrong’s original investment in Patch Media Corporation in shares of our common stock. Mr. Armstrong disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The amount also includes 481,300 shares held by Mr. Armstrong with respect to which Mr. Armstrong and his wife have shared voting and investment power. Includes for Mr. Armstrong 2,229,187 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012. The address of the Armstrong Family Investments LLC is 30 Nagog Park Suite 210, Acton, MA 01720. The address of the Polar Capital Group, LLC is 30 Nagog Park Suite 210, Acton, MA 01720.
(b)	Includes for each of Messrs. Dalzell, Reynolds and Stengel, Ms. Dykstra, Ms. Lyne and Ms. Mitchell the following shares that are currently exercisable or may be acquired within 60 days of April 19, 2012: (i) 10,430 shares subject to options; and (ii) 7,606 shares subject to RSUs. Includes for Mr. Ibargüen 7,606 shares subject to RSUs, that may be acquired within 60 days of April 19, 2012.
(c)	Includes for Mr. Minson 238,106 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012.
(d)	Includes for Ms. Jacobs the following shares that are currently exercisable or may be acquired within 60 days of April 19, 2012: (i) 94,506 shares subject to options; and (ii) 36,927 shares subject to RSUs.
(e)	Includes for Ms. Sullivan 10,027 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012.
(f)	Includes for Mr. Ryan 6,013 shares subject to options that are currently exercisable or may be acquired within 60 days of April 19, 2012.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Company Securities Purchased or Sold (April 19, 2010 — April 19, 2012)

Name	Transaction Date	# of Shares	Transaction Description
Mr. Timothy Armstrong	7/4/2010- 1/4/2012	609,926	Vesting — Stock options vested (quarterly vesting over eight quarters)
	5/4/2010	466,300	Acquisition — Open market purchase
	5/5/2010	48,000	Acquisition — Open market purchase
	5/5/2010	4,300	Acquisition — Open market purchase
	7/16/2010	21,779	Issuance of AOL common stock in full satisfaction of AOL’s contractual obligation to return Mr. Armstrong’s initial investment in Patch
	12/9/2010	531,331	Vesting — Stock options vested
	1/4/2011	104,558	Vesting — Restricted stock units vested
	2/11/2011	477,000	Acquisition — Open market purchase
	12/9/2011	531,332	Vesting — Stock options vested
	1/4/2012	104,559	Vesting — Restricted stock units vested
Mr. Richard Dalzell	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
Ms. Karen Dykstra	5/6/2010	3,200	Acquisition — Open market purchase
	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
	8/12/2011	4,270	Acquisition — Open market purchase
Mr. Alberto Ibargüen	2/24/2011	1,000	Acquisition — Open market purchase
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
	5/27/2011	1,500	Acquisition — Open market purchase
	8/12/2011	2,000	Acquisition — Open market purchase
Ms. Susan Lyne	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
	8/15/2011	810	Acquisition — Open market purchase

Name	Transaction Date	# of Shares	Transaction Description
Ms. Patricia Mitchell	5/4/2010	500	Acquisition — Open market purchase
	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
	9/2/2011	1,371	Acquisition — Open market purchase
Mr. Fredric Reynolds	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	2/14/2011	12,000	Acquisition — Open market purchase
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
Mr. James Stengel	1/29/2011	3,129	Vesting — Restricted stock units vested
	1/29/2011	10,430	Vesting — Stock options vested
	5/12/2010	2,055	Acquisition — Open market purchase
	5/25/2011	7,606	Grant — Restricted stock units granted (subject to vesting)
	8/24/2011	4,000	Acquisition — Open market purchase
Mr. Arthur Minson	12/31/2010- 3/31/2012	202,500	Vesting — Stock options vested (25% vested on 12/31/2010 and thereafter, monthly vesting)
	12/31/2010- 3/31/2012	14,530	Vesting — Stock options vested (25% vested on 12/31/2010 and thereafter, monthly vesting)
	12/31/2010	21,435	Vesting — Restricted stock units vested
	12/31/2010	7,764	Taxes — Shares withheld by the Company (and not delivered to the Participant) for the satisfaction of taxes upon vesting of restricted stock units
	2/15/2011	4,080	Grant — Restricted stock units granted (subject to vesting)
	2/15/2011	15,000	Grant — Stock options granted (subject to vesting)
	12/15/2011	254,237	Grant — Stock options granted (subject to vesting)
	12/31/2011	60,018	Vesting — Restricted stock units vested
	12/31/2011	21,740	Taxes — Shares withheld by the Company (and not delivered to the participant) for the satisfaction of taxes upon vesting of restricted stock units
	2/4/2012	3,750	Vesting — Stock options vested
	2/15/2012	38,510	Grant — Stock options granted (subject to vesting)
	2/15/2012	10,649	Grant — Restricted stock units granted (subject to vesting)
	3/4/2012	312	Vesting — Stock options vested
	4/4/2012	313	Vesting — Stock options vested

Name	Transaction Date	# of Shares	Transaction Description
Ms. Julie Jacobs	12/31/2010- 3/31/2012	3,749	Vesting — Stock options vested (25% vested on 12/31/2010 and thereafter, monthly vesting)
	7/1/2010	164,122	Grant — Stock options granted (subject to vesting)
	7/1/2010	73,855	Grant — Restricted stock units granted (subject to vesting)
	2/15/2011	4,080	Grant — Restricted stock units granted (subject to vesting)
	2/15/2011	15,000	Grant –Stock options granted (subject to vesting)
	5/10/2011- 4/10/2012	78,641	Vesting — Stock options vested (25% vested on 5/10/2011 and thereafter, monthly vesting)
	12/31/2011	5,000	Vesting — Restricted stock units vested
	12/31/2011	1,748	Taxes — Shares withheld by the Company (and not delivered to the Participant) for the satisfaction of taxes upon vesting of restricted stock units
	2/4/2012	3,750	Vesting — Stock options vested
	2/15/2012	38,510	Grant — Stock options granted (subject to vesting)
	2/15/2012	10,649	Grant — Restricted stock units granted (subject to vesting)
	3/4/2012	312	Vesting — Stock options vested
	4/4/2012	313	Vesting — Stock options vested
Maureen Sullivan	12/31/2010- 3/31/12	3,749	Vesting — Stock options vested (25% vested on 12/31/2010 and thereafter, monthly vesting)
	2/4/2011	4,898	Grant — Restricted stock units granted (subject to vesting)
	2/4/2011	18,000	Grant — Stock options granted (subject to vesting)
	12/30/2011	5,000	Vesting — Restricted stock units vested
	12/31/2011	2,024	Taxes — Shares withheld by the Company (and not delivered to the Participant) for the satisfaction of taxes upon vesting of restricted stock units
	2/4/2012	4,500	Vesting — Stock options vested
	2/15/2012	3,851	Grant — Stock options granted (subject to vesting)
	2/15/2012	3,727	Grant — Restricted stock units granted (subject to vesting)
	2/15/2012	7,702	Grant — Stock options granted (subject to vesting)
	2/15/2012	7,454	Grant — Restricted stock units granted (subject to vesting)
	3/4/2012	375	Vesting — Stock options vested
	4/4/2012	375	Vesting — Stock options vested

Name	Transaction Date	# of Shares	Transaction Description
Eoin Ryan	12/31/2010- 3/31/12	1,874	Vesting — Stock options vested (25% vested on 12/31/2010 and thereafter, monthly vesting)
	2/4/2011	3,266	Grant — Restricted stock units granted (subject to vesting)
	2/4/2011	12,000	Grant — Stock options granted (subject to vesting)
	12/31/2011	2,500	Vesting — Restricted stock units vested
	12/31/2011	1,012	Taxes — Shares withheld by the Company (and not delivered to the Participant) for the satisfaction of taxes upon vesting of restricted stock units
	2/4/2012	3,000	Vesting — Stock options vested
	2/15/2012	5,776	Grant — Stock options granted (subject to vesting)
	2/15/2012	2,795	Grant — Restricted stock units granted (subject to vesting)
	2/15/2012	2,888	Grant — Stock options granted (subject to vesting)
	2/15/2012	5,591	Grant — Restricted stock units granted (subject to vesting)
	3/4/2012	250	Vesting — Stock options vested
	4/4/2012	250	Vesting — Stock options vested

Miscellaneous Information Regarding Participants

Except as described in this Annex C or otherwise disclosed in the Proxy Statement, to the Company’s knowledge:

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

AOL Inc. c/o MacKenzie Partners 105 Madison Avenue New York, NY 10016	VOTE BY INTERNET	WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on June, 13, 2012. Have your Proxy Card available when you access the web site www.cesvote.com and follow the simple instructions to record your vote.

	VOTE BY TELEPHONE	1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on June 13, 2012. Have your Proxy Card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it using the postage-paid envelope provided or return your proxy card to: AOL Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230 to ensure your proxy is received prior to the Annual Meeting.

Vote by Internet	Vote By Telephone	Vote by Mail
Access the Website and submit your vote: www.cesvote.com	Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Sign and return your proxy in the postage-paid envelope provided.

Control Number è

ê DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ê

AOL INC.	WHITE PROXY CARD

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by AOL Inc. Board of Directors for Annual Meeting – June 14, 2012

The undersigned hereby appoints Tim Armstrong and Julie M. Jacobs, and each of them, the true and lawful proxies of the undersigned, with several powers of substitution, to each independently and without the other vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AOL Inc. to be held on June 14, 2012 and at any and all adjournments or postponements thereof, in accordance with the instructions on the reverse side, and in accordance with their best judgment in connection with such other business (including, in the event that any director nominee named in this proxy card is unwilling or unable to serve, the election of any substitute therefor) as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting.

Signature(s)

Signature(s)

Date:	, 2012

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such. If a partnership, please sign in partnership name by authorized person.

Please sign and date this proxy where indicated above before mailing.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

ê MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ê

AOL INC.	WHITE PROXY CARD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESIGNATED BELOW. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AND FOR PROPOSALS (2), (3), (4) AND (5).

The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals (2), (3), (4) and (5).

1.	Election of Directors:

(1) Tim Armstrong (2) Richard Dalzell (3) Karen Dykstra (4) Alberto Ibargüen
(5) Susan Lyne (6) Patricia Mitchell (7) Fredric Reynolds (8) James Stengel
☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve, on an advisory basis, AOL Inc.’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve the Amended and Restated AOL Inc. 2010 Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To approve the AOL Inc. 2012 Employee Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)